   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1997
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------
                                  FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                          RENAISSANCERE HOLDINGS LTD.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------

                BERMUDA                              96-013-8030
     (STATE OR OTHER JURISDICTION                 (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)           IDENTIFICATION NUMBER)

                               RENAISSANCE HOUSE
                              8-12 EAST BROADWAY
                                PEMBROKE HM 19
                                    BERMUDA
                                (441) 295-4513
         (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                               JAMES N. STANARD
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               RENAISSANCE HOUSE
                              8-12 EAST BROADWAY
                                PEMBROKE HM 19
                                    BERMUDA
                                (441) 295-4513
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH A COPY TO:

       JOHN S. D'ALIMONTE, ESQ.                 PETER J. GORDON, ESQ.
       WILLKIE FARR & GALLAGHER              SIMPSON THACHER & BARTLETT
          ONE CITICORP CENTER                   425 LEXINGTON AVENUE
         153 EAST 53RD STREET                 NEW YORK, NEW YORK 10017
       NEW YORK, NEW YORK 10022                    (212) 455-2000
            (212) 821-8000

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement as determined by market conditions.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                        PROPOSED MAXIMUM PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF                  OFFERING PRICE     AGGREGATE
    SECURITIES TO BE      AMOUNT TO BE        PER            OFFERING        AMOUNT OF
       REGISTERED        REGISTERED(1)      SHARE(2)         PRICE(2)     REGISTRATION FEE
------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value..................   4,600,000        $47.656        $219,217,600      $66,429.58

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(1) Includes shares issuable upon exercise of the Underwriters' over-allotment options.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c), based upon the high and low sales prices of the Common Shares quoted on the New York Stock Exchange on October 15, 1997.
                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus relating to a public offering of an aggregate of 4,000,000 Common Shares, $1.00 par value, of RenaissanceRe Holdings Ltd. One is to be used in connection with an offering in the United States and Canada (the "U.S. Offering"), and the other is to be used in connection with a concurrent offering outside the United States and Canada (the "International Offering"). The prospectuses for the U.S. Offering and the International Offering will be identical with the exception of the following alternate pages for the International Offering: a front cover page, an "Underwriting" section and a back cover page. Such alternate pages appear in this Registration Statement immediately following the complete prospectus for the U.S. Offering.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED OCTOBER 22, 1997

PROSPECTUS
                                4,000,000 SHARES
                          RENAISSANCERE HOLDINGS LTD.

                                 COMMON SHARES

                                  -----------

  Of the 4,000,000 Common Shares of the Company (the "Common Shares") offered hereby, 3,200,000 shares are being offered in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 800,000 shares are being offered concurrently outside the United States and Canada by the International Underwriters (the "International Offering"). Such offerings are collectively referred to as the "Offering." The 4,000,000 Common Shares to be sold in the Offering are collectively referred to as the "Shares." The public offering price and underwriting discount per share in the U.S. Offering and the International Offering are identical. See "Underwriting."

  All of the Shares offered hereby are being sold by Warburg, Pincus Investors, L.P. ("Warburg"), GE Investment Private Placement Partners I--Insurance, Limited Partnership ("GE Insurance"), PT Investments, Inc. ("PT Investments") and United States Fidelity and Guaranty Company ("USF&G") (collectively, the "Selling Shareholders"). See "Principal and Selling Shareholders" and "Underwriting." The Company will not receive any of the net proceeds from the sale of the Shares by the Selling Shareholders in the Offering.

  Following the consummation of the Offering, Warburg, PT Investments, GE Insurance, USF&G and Management (as defined herein) will own approximately 15.0%, 9.7%, 1.0%, 10.6% and 5.2%, respectively, of the outstanding Common Shares, representing approximately 15.4%, 8.2%, 0.4%, 10.9% and 5.3%, respectively, of the Company's outstanding voting power. The Selling Shareholders are parties to an agreement among themselves and the Company providing them with the ability, if they act in concert, to nominate five of the eleven members of the Board of Directors. See "Risk Factors--Control by Selling Shareholders" and "Principal and Selling Shareholders."

  The full voting Common Shares are listed for quotation on The New York Stock Exchange, Inc. (the "NYSE") under the symbol "RNR." On October 21, 1997, the last sale price per share as reported on the NYSE was $47 5/8. See "Price Range of Common Shares and Dividends."

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 12.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION,  NOR  HAS  THE
 SECURITIES AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                   PROCEEDS TO
                                           PRICE TO UNDERWRITING     SELLING
                                            PUBLIC  DISCOUNT(1)  SHAREHOLDERS(2)
--------------------------------------------------------------------------------
Per Common Share.........................    $          $             $
--------------------------------------------------------------------------------
Total(3).................................  $          $              $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) The Company will pay all fees and expenses related to the Offering estimated at $600,000.
(3) The Selling Shareholders have granted the U.S. Underwriters and the International Underwriters 30-day options to purchase up to 480,000 and 120,000 additional Common Shares, respectively, solely for the purpose of covering over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Selling
    Shareholders will be $     , $      and $     , respectively. See
    "Underwriting."

                                  -----------

  The Shares are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the delivery of the
Shares will be made in New York, New York on or about       , 1997.
                                  -----------

MERRILL LYNCH & CO.

               BT ALEX. BROWN

                            LEHMAN BROTHERS

                                                  SALOMON BROTHERS INC

                                  -----------

                  The date of this Prospectus is       , 1997.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON SHARES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT. THE BUYER IN NORTH CAROLINA UNDERSTANDS THAT NEITHER THE COMPANY NOR ITS SUBSIDIARIES ARE LICENSED IN NORTH CAROLINA PURSUANT TO CHAPTER 58 OF THE NORTH CAROLINA GENERAL STATUTES NOR COULD THEY MEET THE BASIC ADMISSIONS REQUIREMENTS IMPOSED BY SUCH CHAPTER AT THE PRESENT TIME.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) containing these reports, proxy statements and other information. The Common Shares are listed on the New York Stock Exchange, and these records and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all exhibits and amendments, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Shares, reference is made to the Registration Statement, including the exhibits and schedules thereto. The Registration Statement may be inspected, without charge, at the Commission's principal office at 450 Fifth Street, NW, Washington, D.C. 20549, and also at the regional offices of the Commission listed above. Copies of such material may also be obtained from the Commission upon the payment of prescribed rates. The Registration Statement may also be accessed from the Commission's World Wide Web site listed above.

  Statements contained in the Prospectus as to any contracts, agreements or other documents filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof, and each such statement in the Prospectus is qualified in all respects by such reference.

                   ENFORCEABILITY OF CIVIL LIABILITIES UNDER
                     UNITED STATES FEDERAL SECURITIES LAWS

  The Company is organized pursuant to the laws of Bermuda. In addition, certain of the directors and officers of the Company, as well as certain of the experts named herein, reside outside the United States, and all or a substantial portion of their assets and the assets of the Company are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them in courts of the United States upon judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws.

  The Company has been advised by its Bermuda counsel, Conyers, Dill & Pearman, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters and that there is doubt (a) whether a final judgment for the payment of money rendered by a federal or state court in the United States based on civil liability, whether or not predicated solely upon the civil liability provisions of the United States federal securities laws, would be enforceable in Bermuda against the Company or the Company's officers and directors and (b) whether an action could be brought in Bermuda against the Company or the Company's officers and directors in the first instance on the basis of liability predicated solely upon the provisions of the United States federal securities laws. A Bermuda court may, however, impose civil liability on the Company or its directors or officers in a suit brought in the Supreme Court of Bermuda against the Company or such persons provided that the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under the U.S. federal securities laws, would not be allowed in Bermuda courts as contrary to public policy.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are hereby incorporated by reference into this Prospectus:

       (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K");

       (b) the Company's Proxy Statement relating to the Annual
     Meeting of Shareholders held on May 8, 1997;

       (c) the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 1997 and the Company's
     Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1997 and September 30, 1997 (the "Forms 10-Q");

       (d) the Company's Current Reports on Form 8-K filed with the Commission on January 7, 1997, February 20, 1997, March 19,
     1997, May 23, 1997 and July 11, 1997; and

       (e) the description of the full voting Common Shares contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act on July 24, 1995 and any amendments or reports filed for the purpose of updating such description.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering of the Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents (provided, however, that the information referred to in item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or oral requests for copies of these documents should be directed to RenaissanceRe Holdings Ltd., Renaissance House, 8-12 East Broadway, Pembroke HM 19 Bermuda, telephone (441) 295-4513, Attention:
Secretary.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information (including financial information) included elsewhere in this Prospectus, or incorporated by reference herein. Unless the context requires otherwise, references herein to "the Company" are to RenaissanceRe Holdings Ltd. and its subsidiaries. All information in this Prospectus assumes that neither the Underwriters' over-allotment options nor any stock options outstanding as of September 30, 1997 are exercised.

  This Prospectus contains forward-looking statements which involve certain material risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. The words "believes," "anticipated," "expects" and similar expressions are intended to identify forward-looking statements. See "Business" and "Risk Factors--Volatility of Financial Results." Insurance terms defined in the "Glossary of Selected Insurance Terms" are printed in bold face type the first time they appear in this Prospectus.

  As used herein, the term "Common Shares" collectively refers to the Company's
(i) full voting Common Shares, par value $1.00 per share; (ii) Diluted Voting Class I Common Shares, par value $1.00 per share (the "DVI Shares"); and (iii) Diluted Voting Class II Common Shares, par value $1.00 per share (the "DVII Shares"). The DVI Shares and the DVII Shares were issued to certain of the Selling Shareholders in connection with an equity recapitalization of the Company in December 1996. Pursuant to the Amended and Restated Bye-Laws of the Company (the "Bye-Laws"), the DVI Shares and the DVII Shares have the same rights and privileges as the full voting Common Shares, except with respect to voting rights. See "Principal and Selling Shareholders." Purchasers of Shares in the Offering will receive only full voting Common Shares.

                                  THE COMPANY

OVERVIEW

  RenaissanceRe Holdings Ltd. is a Bermuda company with its registered and principal executive offices located at Renaissance House, 8-12 East Broadway, Pembroke HM 19 Bermuda, telephone (441) 295-4513. The Company was formed in June 1993 and is the parent of Renaissance Reinsurance Ltd., a Bermuda company and a wholly-owned subsidiary ("Renaissance Reinsurance"), Glencoe Insurance Ltd., a Bermuda company and a majority-owned subsidiary ("Glencoe"), and DeSoto Insurance Company, a Florida company and a wholly-owned subsidiary of Glencoe ("DeSoto").

  The Company's principal business is property catastrophe reinsurance, written on a worldwide basis through Renaissance Reinsurance. Based on gross premiums written, the Company is the largest Bermuda-based provider of property catastrophe reinsurance and one of the largest providers of this coverage in the world. The Company provides property catastrophe reinsurance coverage to insurance companies and other reinsurers primarily on an excess of loss basis. Excess of loss catastrophe coverage generally provides coverage for claims arising from large natural catastrophes, such as earthquakes and hurricanes, in excess of a specified loss. The Company is also exposed to claims arising from other natural and man-made catastrophes such as winter storms, freezes, floods, fires and tornadoes in connection with the coverages it provides.

  The Company's principal operating objective is to utilize its capital efficiently by focusing on the writing of property catastrophe insurance and reinsurance contracts with superior risk/return characteristics, while maintaining a low cost operating structure in the favorable regulatory and tax environment of Bermuda. The Company's primary underwriting goal is to construct a portfolio of insurance and reinsurance contracts that maximizes the return on shareholders' equity subject to prudent risk constraints. The Company seeks to moderate the volatility inherent in the property catastrophe reinsurance market through the use of contract terms, portfolio selection methodology, diversification criteria and probability analyses. While property catastrophe reinsurance represented approximately 95% of the Company's gross premiums written in each of 1996, 1995 and 1994 and continues to be the Company's primary focus, the Company seeks to take advantage of perceived opportunities in both insurance and other reinsurance markets. The Company is pursuing opportunities in the United States to write catastrophe-exposed primary insurance. The Company expects to write both personal and commercial coverages, on a primary basis, where natural catastrophe exposures represent a significant component of the overall exposure. In addition to the Company's Glencoe subsidiary, these opportunities may be pursued through the development of new operations, such as DeSoto, or the acquisition of other companies or books of business. There can be no assurance, however, that such opportunities, if consummated, would contribute materially to the Company's results of operations.

  For the years ended December 31, 1996, 1995 and 1994, the Company achieved returns on average shareholders' equity of 30.2%, 43.3% and 44.1%, respectively, and combined ratios of 51.3%, 52.0% and 61.6%, respectively. The Company achieved these results despite the occurrence of several major catastrophes in 1996 and 1995 (which, according to industry trade sources, had the fifth and third highest level of U.S. property catastrophe insured losses on record, respectively) and the occurrence in January 1994 of the Northridge, California earthquake, the second largest insured catastrophe loss in U.S. history. The major catastrophes which occurred in 1996 were Hurricane Fran in September, which produced an estimated $1.6 billion of insurance industry losses, the Northeastern United States winter storms in January and the Northwestern United States floods in December. The major catastrophes which occurred in 1995 were Hurricanes Luis, Marilyn and Opal. For the nine-month period ended September 30, 1997, the Company achieved an annualized return on average shareholders' equity of 24.7% and a combined ratio of 48.1%. At September 30, 1997, the Company had total assets of $1.0 billion and total shareholders' equity of $595.7 million. There can be no assurance that the Company will achieve similar results in the future. See "Risk Factors-- Volatility of Financial Results" and "Business."

  The Company's experienced management team assesses underwriting decisions on the basis of the expected incremental return on equity of each new reinsurance contract in relation to the Company's overall portfolio of reinsurance contracts. To facilitate this, the Company has developed REMS(C), a proprietary, computer-based pricing and exposure management system. The Company utilizes REMS(C) to assess property catastrophe risks, price treaties and limit aggregate exposure. REMS(C) was developed with consulting assistance from Tillinghast, an actuarial consulting unit of Towers, Perrin, Forster & Crosby, Inc. ("Tillinghast"), and Applied Insurance Research, Inc. ("AIR"), the developer of the CATMAP(TM) system. The Company combines the analyses generated by REMS(C) with its own knowledge of the client submitting the proposed program to assess the premium offered against the risk of loss which such program presents. See "Business--Underwriting."

  The Company markets its reinsurance products worldwide exclusively through reinsurance brokers. The Company receives program submissions from a wide variety of such brokers. The Company is highly selective in writing reinsurance contracts. For the year ended December 31, 1996, the Company extended reinsurance coverage on only 27.4% of the program submissions it received. See "Business--Marketing."

  The Company was founded by Warburg, Pincus Investors, L.P. ("Warburg"), certain affiliates of GE Investment Private Placement Partners I--Insurance, Limited Partnership ("GE Insurance") and PT Investments, Inc. ("PT Investments") and United States Fidelity and Guaranty Company ("USF&G"). Following the consummation of the Offering, Warburg, PT Investments, GE Insurance, USF&G and the Company's executive officers ("Management") will own approximately 15.0%, 9.7%, 1.0%, 10.6% and 5.2%, respectively, of the Company's outstanding Common Shares, representing approximately 15.4%, 8.2%, 0.4%, 10.9% and 5.3%, respectively, of the Company's outstanding voting power. See "Principal and Selling Shareholders."

                                    STRATEGY

  The principal components of the Company's strategy are to:

  . Focus on the property catastrophe reinsurance business.

  . Build a superior portfolio of property catastrophe reinsurance by utilizing proprietary modeling capabilities.

  . Utilize the Company's capital base efficiently while maintaining prudent risk levels in the Company's reinsurance portfolio.

  . Capitalize on the experience and skill of management.

  . Build and maintain long-term relationships with brokers and clients.

  . Maintain a low cost structure.

  . Leverage the Company's modeling expertise by expanding into primary insurance markets with significant natural catastrophe exposures.

INDUSTRY TRENDS

  The high level of worldwide property catastrophe losses in terms of both frequency and severity from 1987 to 1993 had a significant effect on the results of property insurers and property catastrophe reinsurers and on the worldwide property catastrophe reinsurance market, causing certain property catastrophe reinsurers and certain underwriting syndicates at Lloyd's of London ("Lloyd's") to withdraw from the market or reduce their underwriting commitments while also causing a substantial increase in market demand, particularly in the United States, Japan and the United Kingdom. In particular, these events included Hurricane Hugo (U.S. 1989), Hurricane Andrew (U.S. 1992), Typhoon Mireille (No. 19) (Japan 1991) and Winter Storm Daria (90A) (Northern Europe 1990).

  The increase in demand for property catastrophe reinsurance was attributable to several factors. The significant property catastrophe losses occurring during 1987 through 1993 caused many insurers and reinsurers to reexamine their assumptions regarding their need for reinsurance protection from catastrophe exposures. In addition, rating agencies, such as Standard & Poor's Insurance Ratings Services ("S&P"), and regulators increased their scrutiny of insurers and reinsurers with respect to their catastrophe exposure. For example, Typhoon Mireille (No. 19) resulted in greater scrutiny by the Minister of Finance of Japan of insurers and reinsurers with respect to catastrophe exposure, thereby increasing demand for property catastrophe reinsurance in Japan. In addition, A.M. Best Company, Inc. ("A.M. Best") began to require completion of a catastrophe loss analysis questionnaire dealing with expected claims resulting from potential catastrophic events. Finally, a general increase in insured property values in catastrophe-exposed areas contributed to increased demand for property catastrophe insurance and reinsurance. This supply/demand imbalance caused a significant increase in prevailing premium rates for property catastrophe reinsurance worldwide in 1993.

  In response to this imbalance, approximately $4.0 billion of capital entered the Bermuda-basedproperty-catastrophe reinsurance market in 1992 and 1993. The Bermuda property-catastrophe reinsurance market has subsequently grown markedly, having aggregate capital of approximately $6.0 billion as of September 30, 1997, and accounting for approximately 25% to 35% of the worldwide property catastrophe gross premiums written in 1996, according to industry trade reports. The increased property catastrophe reinsurance capacity represented by the Bermuda market helped balance supply and demand in the property catastrophe reinsurance market and, as a result thereof, premium rates and other terms of trade in the property catastrophe reinsurance market stabilized in 1994-1995. In each of 1996 and 1997, according to industry trade sources, worldwide price levels decreased by an average of 10% to 15%. Based on publicly available industry trade sources, price levels are expected to decline at a similar pace in 1998. Rates have declined significantly in areas outside the United States, where there has been favorable loss experience, while in the United States, where the level of property catastrophe losses has generally been higher than in international markets in recent years, rates have decreased to a lesser degree. However, premium rates and retention levels have remained, and Management believes are likely to remain, higher than those that existed in 1992. See "Business--Industry Trends."

                                   MANAGEMENT

  James N. Stanard, Chairman of the Board, President and Chief Executive Officer has 26 years experience in the insurance industry, primarily in reinsurance. In October 1983, Mr. Stanard was one of two senior executives primarily responsible for the formation of F&G Re, Inc. ("F&G Re"), a start-up reinsurance subsidiary of USF&G. As Executive Vice President of F&G Re, Mr. Stanard was responsible for underwriting, pricing and marketing activities, including both U.S. and international property catastrophe reinsurance.

  David A. Eklund, Senior Vice President--International Underwriting, has 13 years experience in the reinsurance industry and previously held positions in casualty underwriting at Old Republic International Reinsurance Group, Inc. ("Old Republic") and in property catastrophe reinsurance at Berkshire Hathaway Inc. ("Berkshire Hathaway"). Keith S. Hynes, President and Chief Executive Officer of Glencoe and, until September 1997, Senior Vice President and Chief Financial Officer of the Company, has 19 years experience in the insurance industry, most recently as Senior Vice President and Chief Financial Officer of Hartford Steam Boiler ("Hartford Steam"). John M. Lummis, Senior Vice President and Chief Financial Officer, has 15 years of experience, previously serving as Vice President-Business Development of USF&G Corporation from 1994 until August 1997, Vice President and Group General Counsel for USF&G Corporation from 1991 until 1995 and before that as a lawyer in private practice at Shearman & Sterling. William I. Riker, Senior Vice President--North American Underwriting, has over 13 years experience in the reinsurance industry and previously held the position of Vice President at AIR, a consulting firm specializing in property catastrophe modeling, and of Senior Vice President, Director of Underwriting of American Royal Reinsurance Company ("American Royal").

                                  THE OFFERING

 Shares to be sold in     4,000,000 Common Shares(1)
 the Offering............

 Common Shares to be
 outstanding following
 the consummation of the
 Offering................ 22,447,110 Common Shares(2)

 Use of Proceeds......... The Shares offered hereby will be sold on behalf of the Selling Shareholders named herein. The Company will not receive any of the net proceeds from the Offering. See "Use of Proceeds."

 Dividend Policy......... The Board intends to declare, and the Company intends to pay, quarterly dividends on the Common Shares. The declaration and payment of dividends are subject to the discretion of the Board and will depend upon, among other things, the financial condition of the Company and its subsidiaries, general business conditions, legal, contractual and regulatory restrictions regarding the payment of dividends by the Company and its subsidiaries and other factors which the Board may in the future consider to be relevant. The Board has declared a dividend of $.25 per share payable on December 5, 1997 to shareholders of record as of November 20, 1997. See "Risk Factors--Holding Company Structure; Limitations on Dividends" and "Dividend Policy."

 NYSE Symbol............. "RNR"

--------
(1) Consists of 3,200,000 Shares to be sold in the U.S. Offering and 800,000 Shares to be sold in the International Offering.
(2) Does not include (i) 1,300,374 Common Shares issuable upon the exercise of options granted to employees pursuant to the Company's Second Amended and Restated 1993 Stock Incentive Plan (the "Incentive Plan") as of September 30, 1997 or (ii) 24,000 Common Shares issuable upon the exercise of options granted pursuant to the Company's Non-Employee Director Stock Plan as of September 30, 1997.

                                  RISK FACTORS

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 12.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth summary financial data and other financial information of the Company as of September 30, 1997 and December 31, 1996, 1995, 1994 and 1993, and for the nine months ended September 30, 1997, years ended December 31, 1996, 1995, 1994 and the period June 7, 1993 (date of incorporation) through December 31, 1993. The balance sheet data as of December 31, 1996, 1995, 1994 and 1993 and the statement of income data for the years ended December 31, 1996, 1995 and 1994 and for the period June 7, 1993 through December 31, 1993 were derived from the Company's Consolidated Financial Statements which have been audited by Ernst & Young, the Company's independent auditors. The balance sheet data as of September 30, 1997 and the statement of income data for the period January 1, 1997 through September 30, 1997 were derived from the unaudited interim financial statements of the Company. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for that period. The results of operations for any interim period are not necessarily indicative of results for the full fiscal year. The summary financial data should be read in conjunction with the Consolidated Financial Statements of the Company and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1996 10-K and the Forms 10-Q incorporated herein by reference and all other information appearing elsewhere in this Prospectus. See "Available Information" and "Documents Incorporated by Reference." The Consolidated Financial Statements as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996, 1995 and 1994, along with the interim financial statements as of September 30, 1997 and 1996 and the nine-month periods ended September 30, 1997 and 1996, have also been included in this Prospectus.

                                                                           PERIOD JUNE 7, 1993
                                                                                (DATE OF
                                              YEARS ENDED DECEMBER 31,       INCORPORATION)
                          NINE MONTHS ENDED  ----------------------------        THROUGH
                          SEPTEMBER 30, 1997   1996      1995      1994     DECEMBER 31, 1993
                          ------------------ --------  --------  --------  -------------------
STATEMENT OF INCOME
 DATA:
Gross premiums written..       $215,574      $269,913  $292,607  $273,481        $66,118
Net premiums written....        184,964       251,564   289,928   269,954         66,118
Net premiums earned.....        160,359       252,828   288,886   242,762         34,643
Net investment income...         36,994        44,170    32,320    14,942          2,725
Net realized gains
 (losses) on sale
 of investments.........            917        (2,938)    2,315       246             (7)
Claims and claim
 expenses incurred......         40,017        86,945   110,555   114,095            982
Acquisition costs.......         18,978        26,162    29,286    25,653          4,017
Underwriting expenses...         18,133        16,731    10,448     9,725          2,201
Pre-tax income..........        107,850       156,160   165,322   109,298         31,281
Net income..............        107,850       156,160   165,322   109,298         31,281
Net income available to
 common shareholders....        107,850       156,160   162,786    96,419         31,281
Net income per Common
 Share(1)...............       $   4.66      $   6.01  $   6.75  $   4.24        $  1.37
Dividends per Common
 Share..................       $    .75      $    .80  $    .16       --             --
Weighted average Common
 Shares outstanding.....         23,137        25,994    24,121    22,750         22,750
OTHER DATA:
Claims/claim adjustment
 expense ratio..........           25.0%         34.3%     38.3%     47.0%           2.8%
Underwriting expense
 ratio..................           23.1          17.0      13.7      14.6           17.9
                               --------      --------  --------  --------        -------
Combined ratio..........           48.1%         51.3%     52.0%     61.6%          20.7%
                               ========      ========  ========  ========        =======
Return on average
 shareholders' equity...           24.7%(2)      30.2%     43.3%     44.1%          32.7%(2)

                                            (footnotes appear on following page)

                                                      AT DECEMBER 31,
                           AT SEPTEMBER 30, -----------------------------------
                                 1997         1996     1995     1994     1993
                           ---------------- -------- -------- -------- --------
BALANCE SHEET DATA:
Total investments
 available for sale at
 fair value, short-term
 investments and cash and
 cash equivalents.........    $  857,780    $802,466 $667,999 $437,542 $169,839
Total assets..............     1,006,808     904,764  757,060  509,410  208,512
Reserve for claims and
 claim adjustment
 expenses.................       113,748     105,421  100,445   63,268      982
Reserve for unearned
 premiums.................       103,407      65,617   60,444   59,401   31,475
Bank loan.................        50,000     150,000  100,000   60,000      --
Company obligated
 mandatorily redeemable
 capital securities of
 a subsidiary trust
 holding solely junior
 subordinated debentures
 of the Company(3)........       100,000         --       --       --       --
Series B preference
 shares...................           --          --       --    55,338      --
Total shareholders'
 equity(4)................       595,672     546,203  486,336  265,247  172,471
Book value per Common
 Share(4).................    $    26.54    $  23.21 $  18.99 $  11.79 $   7.67
Common Shares
 outstanding(4)...........        22,447      23,531   25,605   22,500   22,500

--------
(1) Net income per share was calculated by dividing net income available to common shareholders by the number of weighted average Common Shares and Common Share equivalents outstanding. Common Share equivalents are calculated on the basis of the treasury stock method.
(2) Return on average shareholders' equity for a period of less than a full year is calculated by annualizing the net income available to Common Shareholders for such period and dividing it by beginning shareholders' equity; plus one-half of such annualized net income; less one-half of the dividends paid or payable as of the balance sheet date adjusted by one-half of the dollar value of the year-to-date capital transactions (i.e., share issuances or repurchases).
(3) This item reflects $100.0 million aggregate liquidation amount of the Capital Securities (as defined herein) issued by a subsidiary trust. The sole assets of the trust are $103.1 million aggregate principal amount of 8.54% Junior Subordinated Debentures due March 1, 2027 issued by the Company.
(4) Book value per Common Share was computed by dividing total shareholders' equity by the number of outstanding Common Shares. After giving effect to the estimated expenses associated with the Offering of $0.6 million, total shareholders' equity and book value per share as of September 30, 1997, as adjusted, would have been $595.1 million and $26.51 per share, respectively.

                                 RISK FACTORS

  Prospective investors in the Shares offered hereby should carefully consider the following risk factors, in addition to the other information appearing and incorporated by reference in this Prospectus. This Prospectus and the documents incorporated herein by reference contain forward-looking statements which involve risks and uncertainties. The Company's actual results in the future could differ significantly from the results discussed in such forward-looking statements. The words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Factors that cause or contribute to such a difference include, but are not limited to, those discussed in "Risk Factors" as well as elsewhere in this Prospectus and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1996 10-K and in the Company's periodic reports filed under the Exchange Act and incorporated herein by reference.

VOLATILITY OF FINANCIAL RESULTS

  Because the Company primarily underwrites property catastrophe reinsurance and has large aggregate exposure to natural and man-made disasters, the Company's operating results have historically been, and are expected to continue to be, largely affected by relatively few events of high magnitude. ATTACHMENT POINTS (the amount of loss above which excess of loss reinsurance becomes operative) of the policies written by the Company generally require insured industry losses in excess of several hundred million dollars for the Company to experience significant claims, although the Company is also exposed to smaller insured events. The occurrence of claims from catastrophic events is likely to result in substantial volatility in the Company's financial results for any fiscal quarter or year and could have a material adverse effect on the Company's financial condition or results of operations and could impact its ability to write new business. The Company expects that increases in the values and concentrations of insured property and the effects of inflation will increase the severity of such occurrences per year in the future. See "Business--Reinsurance Products."

  The Company's property catastrophe reinsurance contracts cover unpredictable events such as earthquakes, hurricanes, winter storms, freezes, floods, fires, tornadoes and other man-made or natural disasters. The Company seeks to diversify its reinsurance portfolio to moderate the volatility described in the preceding paragraph. The principal means of diversification employed by the Company are by type of reinsurance, geographic coverage, attachment point and limit per program. The Company utilizes REMS(C), a proprietary, computer-based pricing and exposure management system, to simulate 40,000 years of catastrophe activity to obtain a probability distribution of potential outcomes for its entire portfolio. In addition, the Company evaluates on a deterministic basis its exposure to individual events to estimate the impact of such events on the Company. See "Business--Underwriting." Nonetheless, a single event or series of events could exceed the Company's estimates, either of which could have a material effect on the Company's financial condition or results of operation. See "Business--Reinsurance Products."

BUSINESS CONSIDERATIONS

  Historically, property catastrophe reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for reinsurance is influenced significantly by underwriting results of primary property insurers and prevailing general economic conditions. The supply of reinsurance is related to prevailing prices and levels of surplus capacity which, in turn, may fluctuate in response to changes in rates of return being realized in the reinsurance industry.

  Based on data presented in industry trade publications, reports prepared by reinsurance industry analysts, underwriting submissions and meetings with clients and brokers, Management believes that the high level of worldwide property catastrophe losses in terms of both frequency and severity from 1987 to 1993 had a significant effect on the results of property insurers and property catastrophe reinsurers and on the worldwide property catastrophe reinsurance market, causing some reinsurers to withdraw from the market or reduce their underwriting commitments, while also causing a substantial increase in market demand, particularly in the United

States, Japan and the United Kingdom. Based on these sources, Management believes that these developments from 1987 to 1993 created an imbalance between the supply of and demand for property catastrophe reinsurance worldwide in 1993, which in turn caused a significant increase in premium rates and retentions for property catastrophe reinsurance during that year. In response to this imbalance, approximately $4.0 billion of capital entered the Bermuda-based property catastrophe reinsurance market in 1992 and 1993 and that such capital had grown to approximately $6.0 billion as of September 30, 1997. Management believes this added capital helped to balance supply and demand and, as a result, premium rates and other terms of trade in the property catastrophe reinsurance market stabilized in 1994-1995. In each of 1996 and 1997, according to industry trade sources, worldwide price levels decreased by an average of 10% to 15%. Based on publicly available industry trade sources, price levels are expected to decline at a similar pace in 1998. However, based upon underwriting submissions, industry trade publications and insurance analyst reports, Management believes that current premium rates and retention-levels have remained, and in the near future are likely to remain, substantially higher than those that existed in 1992. There can be no assurance, however, that premium rates or other terms and conditions of trade will not vary in the future, that the present level of demand will continue or that the present level of supply of reinsurance will not increase as a result of capital provided by recent or future market entrants or by existing property catastrophe reinsurers. See "Business--Industry Trends."

INDUSTRY DEVELOPMENTS

  Management is aware of a number of new, proposed or potential legislative or industry changes that may impact the worldwide demand for property catastrophe reinsurance. In the United States, the states of Hawaii and Florida have implemented arrangements whereby property insurance in catastrophe prone areas is provided through state-sponsored entities. The California Earthquake Authority, the first privately financed, publicly operated residential earthquake insurance pool, provides earthquake insurance to California homeowners. Currently before the U.S. Congress are two draft bills, the Homeowners' Insurance Availability Act of 1997 and the Natural Disaster Protection and Insurance Act of 1997, which would establish a federal program to provide reinsurance for state disaster insurance programs and ensure the availability and affordability of insurance against catastrophic natural disasters, respectively, and could impact upon the demand for, and availability of, traditional reinsurance. In the United Kingdom, the government has enacted a bill to allow insurers to build claim equalization reserves which might reduce the amount of property reinsurance necessary in the marketplace. Management is also aware of many potential initiatives by capital market participants to produce alternative products that may compete with the existing catastrophe reinsurance markets. Management is unable to predict the extent to which the foregoing new, proposed or potential initiatives may affect the demand for the Company's products or the risks which may be available for the Company to consider underwriting.

CLAIM RESERVES

  At September 30, 1997, the Company had outstanding reserves for claims and CLAIM ADJUSTMENT EXPENSES of $113.7 million, including a reserve for INCURRED BUT NOT REPORTED losses of $61.0 million. The Company incurred claims and claims adjustment expenses of $40.0 million for the nine month period ended September 30, 1997 and $86.9 million, $110.6 million and $114.1 million for the years ended December 31, 1996, 1995 and 1994, respectively.

  Under GAAP, the Company is not permitted to establish claim reserves with respect to its property catastrophe reinsurance until an event that gives rise to a claim occurs. Claims reserves represent estimates involving actuarial and statistical projections at a given point in time of the Company's expectations of the ultimate settlement and administration costs of claims incurred. The Company utilizes both proprietary and commercially available models as well as historical reinsurance industry loss development patterns to assist in the establishment of appropriate claim reserves. In addition, when reviewing a proposed reinsurance contract, the Company typically receives and evaluates the insured's historical and projected loss experience with respect to certain events. In connection with RETROCESSIONAL REINSURANCE, the Company may have less timely information for establishing reserves. Reserve estimates by new property catastrophe reinsurers, such as the Company, may be inherently less reliable than the reserve estimates of reinsurers with a stable volume of business and an established claim history. In contrast to casualty losses, which frequently can be determined only through lengthy, unpredictable litigation, non-casualty property losses tend to be reported promptly and usually are settled within a shorter period of time. Nevertheless, actual claims and claim adjustment expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in the Company's financial statements. If the Company's claim reserves are subsequently determined to be inadequate, the Company will be required to increase claim reserves with a corresponding reduction in the Company's net income in the period in which the deficiency is identified. There can be no assurances that claims in respect of events which have occurred will not exceed the Company's claim reserves and have a material adverse effect on the Company's financial condition or results of operations in a particular period. See "Business--Underwriting," "--Reserves" and Note 5 to Consolidated Financial Statements.

COMPETITION; NON-ADMITTED STATUS

  The property catastrophe reinsurance industry is highly competitive. The Company competes, and will continue to compete, with major U.S. and non-U.S. property catastrophe insurers, reinsurers and certain underwriting syndicates, some of which have greater financial, marketing and management resources than the Company. In addition, there may be established companies or new companies, of which the Company is not aware, which may be planning to enter the property catastrophe reinsurance market or existing property catastrophe reinsurers which may be planning to raise additional capital. In addition, Lloyd's, in contrast with prior practice, now allows its syndicates to accept capital from corporate investors. Competition in the types of reinsurance business that the Company underwrites is based on many factors, including premium charges and other terms and conditions offered, services provided, ratings assigned by independent rating agencies, speed of claims payment and reputation, perceived financial strength and experience of the reinsurer in the line of reinsurance to be written. Some of the reinsurers with whom the Company competes have or could have more capital than the Company. This competition could affect the Company's ability to attract business on terms having the potential to yield appropriate levels of profits.

  Renaissance Reinsurance is a registered Bermuda insurance company and is not licensed or admitted as an insurer in any jurisdiction in the United States. Because jurisdictions in the United States do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted, Renaissance Reinsurance's contracts generally require it to post a letter of credit or provide other security after a reinsured reports a claim.

  The Company does not believe that its non-admitted status in any U.S. jurisdiction has, or should have, a material adverse effect on its ability to compete in a large portion of the property catastrophe reinsurance market in which it operates. However, there can be no assurances that increased competitive pressure from current reinsurers and future market entrants, Lloyd's decision to raise capital from corporate investors, and the Company's non-admitted status will not adversely affect the Company. See "Business-- Competition."

HOLDING COMPANY STRUCTURE; LIMITATIONS ON DIVIDENDS

  The Company is a holding company with no operations and accordingly relies on cash dividends and other permitted payments from its subsidiaries to make principal and interest payments on outstanding indebtedness of the Company and to pay cash dividends, if any, to the Company's shareholders. In September 1997, the Company amended its credit facility with a syndicate of commercial lenders (the "Revolving Credit Facility"). The Revolving Credit Facility provides for borrowings thereunder of up to $200.0 million. As of September 30, 1997, $50.0 million was outstanding under the Revolving Credit Facility. The Revolving Credit Facility contains certain covenants that restrict the ability of the Company and its subsidiaries to pay dividends in certain instances. In March 1997, the Company consummated an offering of $100.0 million aggregate liquidation amount of 8.54% Capital Securities (the "Capital Securities") issued by RenaissanceRe Capital Trust, a Delaware statutory business trust and wholly owned subsidiary of the Company (the "Trust"). The proceeds of the Capital Securities offering were invested by the Trust in $100.0 million aggregate principal amount of 8.54% Junior Subordinated Debentures, due March 1, 2027 (the "Junior Subordinated Debentures"), issued by the Company. Pursuant to its obligations with respect to the Capital Securities and the Junior Subordinated Debentures, the Company shall not declare or pay any dividends or distributions on, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of the Company's capital stock if the Company shall be in default with respect to certain of its obligations under the Capital Securities or if the Company shall have given, and not rescinded, notice of its intention to defer its payment obligations with respect to the Capital Securities. The payment of dividends to the Company by its subsidiaries is limited under Bermuda law and regulations, including Bermuda insurance law. The Insurance Act 1978 of Bermuda, amendments thereto and related regulations (the "Insurance Act"), require the Company's subsidiaries to maintain a minimum solvency margin and minimum liquidity ratio, and prohibit dividends which would result in a breach of these requirements. See "Dividend Policy" and "Business--Regulation" and Notes 6 and 14 to Consolidated Financial Statements.

DEPENDENCE ON KEY EMPLOYEES

  The Company's success has depended, and will continue to depend, in substantial part upon the continued service of its senior management team and, in particular, of James N. Stanard, the Company's Chairman, President and Chief Executive Officer. The failure of the Company to retain the services of Mr. Stanard could have a material adverse effect on the Company. Mr. Stanard serves in his capacity with the Company pursuant to an employment agreement expiring on July 1, 2001 or one year following a change of control. The ability of the Company to execute its business strategy is dependent on its ability to retain a staff of qualified underwriters and service personnel. There can be no assurances that the Company will be successful in attracting and retaining qualified employees. The Company does not currently maintain key man life insurance policies with respect to any of its employees. See "Management."

  Under Bermuda law, non-Bermudians may not engage in any gainful occupation in Bermuda without the specific permission of the appropriate government authority. Such permission or a work permit for a specific period of time may be extended upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standards for the advertised position. Mr. Stanard's work permit expires in 1998. All of the Company's executive officers, each of whom is a United States citizen, as well as fourteen other employees, are working in Bermuda under work permits which expire in 1998, 1999 or 2000. The Company is not aware of any difficulties in connection with renewing the work permits for these officers and employees. However, there can be no assurance that these work permits will be extended.

REINSURANCE BROKERS

  The Company markets its reinsurance products worldwide exclusively through reinsurance brokers. Five brokerage firms accounted for 58.5%, 47.9% and 53.9% of the Company's net premiums written for the years ended December 31, 1996, 1995 and 1994, respectively. See "Business--Marketing." Loss of all or a substantial portion of the business provided by such intermediaries could have a material adverse effect on the Company.

  In accordance with industry practice, the Company frequently pays amounts owing in respect of claims under its policies to reinsurance brokers, for payment over to the ceding insurers. In the event that a broker failed to make such a payment, depending on the jurisdiction, the Company might remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when premiums for such policies are paid to reinsurance brokers for payment over to the Company, such premiums will be deemed to have been paid and the ceding insurer will no longer be liable to the Company for those amounts, whether or not actually received by the Company. Consequently, in connection with the settlement of reinsurance balances, the Company assumes a degree of credit risk associated with brokers around the world.

REGULATION

  Renaissance Reinsurance is not licensed or admitted to do business in any jurisdiction except Bermuda. The insurance laws of each state in the United States and of many other countries regulate the sale of insurance and reinsurance within their jurisdiction by alien insurers, such as Renaissance Reinsurance, which is not admitted to do business within such jurisdiction. Renaissance Reinsurance conducts its business from its office in Bermuda. There can be no assurances that inquiries or challenges relating to the activities of Renaissance Reinsurance will not be raised in the future or that Renaissance Reinsurance's location, regulatory status or restrictions on its activities resulting therefrom will not adversely affect its ability to conduct its business.

  Recently, the insurance and reinsurance regulatory framework has been subject to increased scrutiny in many jurisdictions, including the United States and various states in the United States. It is not possible to predict the future impact of changing law or regulation on the Company's operations of Renaissance Reinsurance; such changes could have a material adverse effect on the Company or the insurance industry in general.

  Glencoe is a licensed, non-admitted insurer in 28 states and is subject to the regulation and reporting requirements of these states. In accordance with certain requirements of the National Association of Insurance Commissioners, Glencoe has established, and is required to maintain, a trust funded with a minimum of $15.0 million as a condition of its status as a licensed, non-admitted insurer in the U.S. The Company's strategy to expand into additional insurance markets could cause Glencoe or other U.S.-based subsidiaries to become subject to regulation in additional jurisdictions. However, the Company intends to conduct its operations so as to minimize the likelihood that RenaissanceRe Holdings Ltd. or Renaissance Reinsurance will be subject to U.S. regulation.

  In general, the Bermuda statutes and regulations applicable to Renaissance Reinsurance and Glencoe are less restrictive than those that would be applicable to Renaissance Reinsurance and Glencoe were they subject to the insurance laws of any state in the United States applicable to admitted insurers. No assurances can be given that if Renaissance Reinsurance or Glencoe were to become subject to any such laws of the United States or any state thereof or of any other country at any time in the future, it would be in compliance with such laws. See "Business--Regulation."

LIMITED OPERATING HISTORY

  The Company commenced operations in June 1993 and has a limited operating and claim history. Consequently, the financial data included herein at September 30, 1997, December 31, 1996, 1995, 1994 and 1993 and for the nine-month period ended September 30, 1997, the years ended December 31, 1996, 1995 and 1994 and the period June 7, 1993 (date of incorporation) through December 31, 1993 are not necessarily indicative of the financial condition or results of operations of the Company in the future.

FOREIGN CURRENCY FLUCTUATIONS

  The Company's functional currency is the U.S. dollar. A substantial portion of the Company's premium is written in currencies other than the U.S. dollar and the Company maintains a portion of its cash equivalent investments and equity securities investments in currencies other than the U.S. dollar. In the future, the Company may increase or decrease the portion of its investments denominated in currencies other than the U.S. dollar. The Company may, from time to time, experience significant exchange gains and losses and incur underwriting losses in currencies other than the U.S. dollar, which will in turn affect the Company's operating results. See Note 2 to Consolidated Financial Statements.

TAX MATTERS

  The Company believes that, to date, Renaissance Reinsurance and Glencoe have operated and, in the future, will continue to operate their businesses in a manner that will not cause either to be treated as being engaged in a trade or business in the United States ("U.S. trade or business"). On this basis, the Company does not expect Renaissance Reinsurance or Glencoe to be required to pay U.S. corporate income tax. However, whether a corporation is engaged in a U.S. trade or business is considered a factual question. Because there are no definitive standards provided by the Internal Revenue Code of 1986, as amended (the "Code"), existing or proposed regulations thereunder or judicial precedent, and as the determination is inherently factual and not a legal issue on which counsel can opine, there is considerable uncertainty as to activities that constitute being engaged in a U.S. trade or business. As a result, there can be no assurance that the United States Internal Revenue Service (the "IRS") could not successfully contend that Renaissance Reinsurance or Glencoe is engaged in such a trade or business. If the IRS did so contend, Renaissance Reinsurance or Glencoe would, unless exempted from tax by the United States-Bermuda income tax treaty (the "Treaty"), be subject to U.S. corporate income tax on that portion of its net income treated as effectively connected with a U.S. trade or business, as well as the U.S. corporate branch profits tax. The U.S. corporate income tax is currently imposed at the rate of 35% on net corporate profits and the U.S. corporate branch profits tax is imposed at the rate of 30% on a corporation's after-tax profits deemed distributed as a dividend.

  Even though the Company will take the position that neither Renaissance Reinsurance nor Glencoe is engaged in a U.S. trade or business, Renaissance Reinsurance has filed, and Glencoe intends to file, U.S. federal income tax returns to avoid having all deductions disallowed in the event that either Renaissance Reinsurance or Glencoe were held to be engaged in a U.S. trade or business. In addition, filing U.S. tax returns will allow Renaissance Reinsurance and Glencoe to claim benefits under the Treaty without penalty.

  Even if the IRS were to contend successfully that Renaissance Reinsurance or Glencoe was engaged in a U.S. trade or business, the Treaty could preclude the United States from taxing Renaissance Reinsurance or Glencoe on its net premium income except to the extent that such income were attributable to a permanent establishment maintained by Renaissance Reinsurance or Glencoe in the United States. Although the Company believes that neither Renaissance Reinsurance nor Glencoe has a permanent establishment in the United States, there can be no assurance that the IRS will not successfully contend that Renaissance Reinsurance or Glencoe has such an establishment and therefore is subject to taxation. See "Certain Tax Considerations--Taxation of the Company and Renaissance Reinsurance--United States."

  If Renaissance Reinsurance or Glencoe were considered to be engaged in a U.S. trade or business and it were considered not to be entitled to the benefits of the permanent establishment clause of the Treaty, and, thus, subject to U.S. income tax, the Company's results of operations and cash flows could be materially adversely affected.

  Special provisions of the Code apply to U.S. citizens, residents, domestic corporations, partnerships, estates or trusts, who, through their ownership of Common Shares, are deemed to own 10% or more of the voting power of all classes of stock of Renaissance Reinsurance. Under those provisions, such a holder of Common Shares will be required to include in its income, based on the extent of its interest in the Company, its pro rata share of Renaissance Reinsurance's and Glencoe's subpart F income. See "Certain Tax Considerations--Taxation of Shareholders--United States Taxation of U.S. and Non-U.S. Shareholders." All of Renaissance Reinsurance's income is expected to be subpart F income. Such holders of Common Shares that are taxed currently on their pro rata share of Renaissance Reinsurance's and Glencoe's subpart F income will not be taxed on dividends actually distributed by the Company that are allocable to such income. Persons who own less than 10% of the voting power of all classes of stock of Renaissance Reinsurance will not have to include subpart F income in their income, except as described below in connection with related person insurance income. See "Certain Tax Considerations--Taxation of Shareholders."

  Certain special subpart F provisions of the Code apply to persons who, through their ownership of Common Shares, are indirect shareholders of Renaissance Reinsurance if both (A) 25% or more of the value or voting power of the Common Shares is owned or deemed owned (directly or indirectly through foreign entities) by U.S. persons, as will be the case; and (B) (i) 20% or more of either the voting power or the value of the Renaissance Reinsurance stock is owned directly or indirectly by U.S. persons insured or reinsured by Renaissance Reinsurance or by persons related to them; and (ii) Renaissance Reinsurance has gross related person insurance income ("RPII"), determined on a gross basis, equal to 20% or more of its gross insurance income. RPII is income (investment income and premium income) from the direct or indirect insurance or reinsurance of (i) the risk of any U.S. person who owns Common Shares (directly or indirectly through foreign entities) or (ii) the risk of a person related to such a U.S. person.

  Notwithstanding the foregoing, Management currently anticipates that less than 20% of the gross insurance income of Renaissance Reinsurance for any taxable year will constitute RPII. However, there can be no assurance that the IRS will not assert that 20% or more of Renaissance Reinsurance's income is RPII or that a taxpayer will be able to meet its burden of proving otherwise. Moreover, upon a U.S. holder's sale or exchange of common shares at a gain, it is likely that an amount of such gain equal to the allocable untaxed RPII will be taxed as a dividend. For individuals, this would mean taxation of such amount at the rates applicable to ordinary income rather than the lower rates applicable to long-term capital gain. Similar considerations apply to Glencoe. See "Certain Tax Considerations--Taxation of Shareholders--United States Taxation of U.S. and Non-U.S. Shareholders."

CONTROL BY SELLING SHAREHOLDERS AND MANAGEMENT

  Following the consummation of the Offering, Warburg, PT Investments, GE Insurance, USF&G and Management will own 15.0%, 9.7%, 1.0%, 10.6% and 5.2%, respectively, of the Common Shares then outstanding, representing approximately 15.4%, 8.2%, 0.4%, 10.9% and 5.3%, respectively, of the Company's outstanding voting power. The Selling Shareholders are parties to a shareholders agreement among themselves and the Company providing them after consummation of the Offering with the ability, if they act in concert, to nominate five of the eleven members of the Board and to exert effective control over certain actions requiring shareholder approval, including electing the Board of Directors, adopting amendments to the Company's Memorandum of Association and the Bye-Laws and approving a merger or consolidation, liquidation or sale of all or substantially all of the assets of the Company. See "Principal and Selling Shareholders."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  No prediction can be made as to the effect, if any, that future sales of Common Shares, or the availability of Common Shares for future sale, will have on the market price of the Common Shares prevailing from time to time. Public or private sales of substantial amounts of the Common Shares following the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Shares as well as the ability of the Company to raise additional capital in the public equity markets at a desirable time and price. The Shares sold in the Offering will be freely tradable without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. Following the consummation of the Offering, the Selling Shareholders and Management will hold an aggregate of 9,333,956 Common Shares, all of which will be eligible for sale in the public market, subject to compliance with Rule 144. Additionally, the Selling Shareholders and Management have the right pursuant to a registration rights agreement with the Company to cause the Company to register any Common Shares held by them under the Securities Act. The Company may also provide for the registration of shares currently held or acquired in the future by employees pursuant to compensation arrangements, thereby permitting such shares to be sold in the public market from time to time. Sales of substantial amounts of the Common Shares in the public market following the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Shares and may make it more difficult for the Company to sell its equity securities in the future at a time and price which it deems appropriate. The directors and executive officers of the Company, the Company and the Selling Shareholders have agreed that, for a period of 90 days after the date of this Prospectus, they will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), sell or otherwise dispose of any Common Shares or any securities convertible into or exercisable or exchangeable for any Common Shares; provided, that the members of Management subject to the aforementioned agreement will be permitted to sell up to 150,000 shares after the sixtieth day from the date of this prospectus. See "Capitalization."

ANTI-TAKEOVER CONSIDERATIONS

  Certain provisions of the Company's Bye-Laws have the effect of rendering more difficult or discouraging unsolicited takeover bids from third parties. While these provisions have the effect of encouraging persons seeking to acquire control of the Company to negotiate with the Board, they could have the effect of discouraging a prospective acquirer from making a tender offer or otherwise attempting to attain control of the Company.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

  The Company is a Bermuda company and certain of its officers and directors are residents of various jurisdictions outside the United States. All or a substantial portion of the assets of such officers and directors and of the Company are or may be located in jurisdictions outside the United States. Although the Company has irrevocably agreed that it may be served with process in New York, New York with respect to actions based on offers and sales of the Common Shares made hereby, it could be difficult for investors to effect service of process within the United States on directors and officers of the Company who reside outside the United States or to recover against the Company or such directors and officers on judgments of United States courts predicated upon civil liabilities under the United States federal securities laws. See "Enforceability of Civil Liabilities Under United States Federal Securities Law."

                                USE OF PROCEEDS

  The Shares offered hereby will be sold on behalf of the Selling Shareholders named herein. The Company will not receive any of the net proceeds from the Offering. See "Principal and Selling Shareholders."

                  PRICE RANGE OF COMMON SHARES AND DIVIDENDS

  The full voting Common Shares began trading publicly on the Nasdaq National Market (the "NNM") on July 26, 1995 under the symbol "RNREF." Prior to that date, there was no public market for the Common Shares. The full voting Common Shares have been listed on The New York Stock Exchange, Inc. (the "NYSE") under the symbol "RNR" since July 24, 1996. The following table sets forth, for the periods indicated, the reported (i) NNM per full voting Common Share high ask and low bid information from July 26, 1995 through July 23, 1996 and
(ii) high and low NYSE per full voting Common Share closing sales prices from July 24, 1996 through October 21, 1997, and the amount of cash dividends paid per Common Share for each period set forth below.

                                                          HIGH   LOW   DIVIDENDS
                                                         ------ ------ ---------
Fiscal Year Ended December 31, 1995
  Third Quarter (commencing July 26).................... $25.38 $22.00   $--
  Fourth Quarter........................................  33.13  22.88    .16
Fiscal Year Ended December 31, 1996
  First Quarter......................................... $31.88 $26.75   $.20
  Second Quarter........................................  31.25  26.88    .20
  Third Quarter (through July 23).......................  30.88  29.25    --
  Third Quarter (commencing July 24)....................  30.88  26.75    .20
  Fourth Quarter........................................  36.00  27.75    .20
Fiscal Year Ending December 31, 1997
  First Quarter......................................... $41.25 $32.50   $.25
  Second Quarter........................................  39.63  34.13    .25
  Third Quarter.........................................  48.88  37.88    .25
  Fourth Quarter (through October 21, 1997).............  49.94  44.31    --

  As of October 20, 1997, there were approximately 3,000 holders of the Common Shares of the Company.

  The Board has declared a dividend of $.25 per share payable on December 5, 1997 to shareholders of record as of November 20, 1997.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of September 30, 1997. Because the Company will not receive any net proceeds from the Offering, the Company's capitalization will not change as a result thereof (other than as a result of the payment of all fees and expenses of the Offering by the Company, estimated at $600,000, which will be paid out of paid-in capital). See "Use of Proceeds." The following data should be read in conjunction with the Consolidated Financial Statements of the Company and the related Notes thereto included in the 1996 10-K and the Forms 10-Q, which are incorporated herein by reference and all other information appearing elsewhere in this prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference." The Consolidated Financial Statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 along with the interim financial statements as of September 30, 1997 and the nine-month periods ended September 30, 1997 and 1996 have also been included in this Prospectus.

                                                                  AS OF
                                                           SEPTEMBER 30, 1997
                                                          ---------------------
                                                               AS REPORTED
                                                          ---------------------
                                                          (DOLLARS IN MILLIONS)
Bank loan................................................        $ 50.0
Company obligated, mandatorily redeemable capital
 securities of a subsidiary trust holding solely junior
 subordinated debentures of the Company (1)..............         100.0
Common shareholders' equity..............................         595.7
                                                                 ------
  Total capitalization...................................        $745.7
                                                                 ======

--------
(1) This item reflects $100.0 million aggregate liquidation amount of the Capital Securities issued by the Trust. The sole assets of the Trust are $103.1 million aggregate principal amount of 8.54% Junior Subordinated Debentures due March 1, 2027 issued by the Company.

                                DIVIDEND POLICY

  The Board intends to declare, and the Company intends to pay, quarterly dividends on the Common Shares. The declaration and payment of dividends by the Company are subject to the discretion of the Board and there can be no assurance that the Company will continue to pay dividends. Any determination as to the payment of dividends will depend upon, among other things, the financial condition of the Company, general business conditions, legal, contractual and regulatory restrictions regarding the payment of dividends and other factors which the Board may in the future consider to be relevant. The Board has declared a dividend of $.25 per share payable on December 5, 1997 to shareholders of record as of November 20, 1997.

  The Revolving Credit Facility contains certain covenants that restrict the ability of the Company and its subsidiaries to pay dividends in certain instances. Payment of dividends by the Company is limited under the Revolving Credit Facility to the amount by which the Company's total shareholders' equity exceeds $300.0 million, and requires, among other things, that various financial maintenance tests be met over the term of the facility.

  In March 1997, the Company consummated an offering of $100.0 million aggregate liquidation amount of the Capital Securities issued by the Trust. The proceeds of the Capital Securities offering were invested by the Trust in $100.0 million aggregate principal amount of the Junior Subordinated Debentures issued by the Company. Pursuant to its obligations with respect to the Capital Securities and the Junior Subordinated Debentures, the Company shall not declare or pay any dividends or distributions on, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of the Company's capital stock if the Company shall be in default with respect to certain of its obligations under the Capital Securities or if the Company shall have given notice of its intention to defer its payment obligations with respect to the Capital Securities and shall not have rescinded such notice.

  As a holding company, the Company will rely on cash dividends and other permitted payments from its subsidiaries to make principal and interest payments on outstanding indebtedness of the Company and to pay cash dividends, if any, to the Company's shareholders. The payment of dividends by the Company's subsidiaries to the Company is limited under Bermuda law and regulations, including Bermuda insurance law. The Insurance Act requires the Company's subsidiaries to maintain minimum solvency margins and minimum liquidity ratios and prohibits dividends which would result in a breach of these requirements. As of September 30, 1997, approximately $466.7 million was available for the payment of dividends by Renaissance Reinsurance under the Bermuda regulations without prior regulatory filing. See "Risk Factors-- Holding Company Structure; Limitations on Dividends" and "Business-- Regulation." See Note 14 to Consolidated Financial Statements.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth selected financial data and other financial information of the Company as of September 30, 1997 and December 31, 1996, 1995, 1994 and 1993, and for the nine months ended September 30, 1997, years ended December 31, 1996, 1995, 1994 and the period June 7, 1993 (date of incorporation) through December 31, 1993. The balance sheet data as of December 31, 1996, 1995, 1994 and 1993 and the statement of income data for the years ended December 31, 1996, 1995 and 1994 and for the period June 7, 1993 through December 31, 1993 were derived from the Company's audited Consolidated Financial Statements which have been audited by Ernst & Young, the Company's independent auditors. The balance sheet data as of September 30, 1997 and the statement of income data for the period January 1, 1997 through September 30, 1997 were derived from the unaudited interim financial statements of the Company. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and results of operations for that period. The results of operations for any interim period are not necessarily indicative of results for the full fiscal year. The selected financial data should be read in conjunction with the Consolidated Financial Statements of the Company and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1996 10-K and the Forms 10-Q incorporated herein by reference and all other information appearing elsewhere in this Prospectus. See "Available Information" and "Documents Incorporated by Reference." The Consolidated Financial Statements as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996, 1995 and 1994 along with the interim financial statements as of September 30, 1997 and 1996 and the nine-month periods ended September 30, 1997 and 1996, have also been included in this Prospectus.

                                                                           PERIOD JUNE 7, 1993
                                                                                (DATE OF
                                              YEARS ENDED DECEMBER 31,       INCORPORATION)
                          NINE MONTHS ENDED  ----------------------------        THROUGH
                          SEPTEMBER 30, 1997   1996      1995      1994     DECEMBER 31, 1993
                          ------------------ --------  --------  --------  -------------------
STATEMENT OF INCOME
 DATA:
Gross premiums written..       $215,574      $269,913  $292,607  $273,481        $66,118
Net premiums written....        184,964       251,564   289,928   269,954         66,118
Net premiums earned.....        160,359       252,828   288,886   242,762         34,643
Net investment income...         36,994        44,170    32,320    14,942          2,725
Net realized gains
 (losses) on sale
 of investments.........            917        (2,938)    2,315       246             (7)
Claims and claim
 expenses incurred......         40,017        86,945   110,555   114,095            982
Acquisition costs.......         18,978        26,162    29,286    25,653          4,017
Underwriting expenses...         18,133        16,731    10,448     9,725          2,201
Pre-tax income..........        107,850       156,160   165,322   109,298         31,281
Net income..............        107,850       156,160   165,322   109,298         31,281
Net income available to
 common shareholders....        107,850       156,160   162,786    96,419         31,281
Net income per Common
 Share(1)...............       $   4.66      $   6.01  $   6.75  $   4.24        $  1.37
Dividends per Common
 Share..................       $    .75      $    .80  $    .16       --             --
Weighted average Common
 Shares outstanding.....         23,137        25,994    24,121    22,750         22,750
OTHER DATA:
Claims/claim adjustment
 expense ratio..........           25.0%         34.3%     38.3%     47.0%           2.8%
Underwriting expense
 ratio..................           23.1          17.0      13.7      14.6           17.9
                               --------      --------  --------  --------        -------
Combined ratio..........           48.1%         51.3%     52.0%     61.6%          20.7%
                               ========      ========  ========  ========        =======
Return on average
 shareholders' equity...           24.7%(2)      30.2%     43.3%     44.1%          32.7%(2)

                                           (footnotes appear on following page)

                                                      AT DECEMBER 31,
                           AT SEPTEMBER 30, -----------------------------------
                                 1997         1996     1995     1994     1993
                           ---------------- -------- -------- -------- --------
BALANCE SHEET DATA:
Total investments
 available for sale at
 fair value, short-term
 investments and cash and
 cash equivalents.........   $  857,780     $802,466 $667,999 $437,542 $169,839
Total assets..............    1,006,808      904,764  757,060  509,410  208,512
Reserve for claims and
 claim adjustment
 expenses.................      113,748      105,421  100,445   63,268      982
Reserve for unearned
 premiums.................      103,407       65,617   60,444   59,401   31,475
Bank loan.................       50,000      150,000  100,000   60,000      --
Company obligated
 mandatorily redeemable
 capital securities of
 a subsidiary trust
 holding solely junior
 subordinated debentures
 of the Company(3)........      100,000          --       --       --       --
Series B preference
 shares...................          --           --       --    55,338      --
Total shareholders'
 equity(4)................      595,672      546,203  486,336  265,247  172,471
Book value per Common
 Share(4).................   $    26.54     $  23.21 $  18.99 $  11.79 $   7.67
Common Shares
 outstanding(4)...........       22,447       23,531   25,605   22,500   22,500

--------
(1) Net income per share was calculated by dividing net income available to common shareholders by the number of weighted average Common Shares and Common Share equivalents outstanding. Common Share equivalents are calculated on the basis of the treasury stock method.
(2) Return on average shareholders' equity for a period of less than a full year is calculated by annualizing the net income available to Common Shareholders for such period and dividing it by beginning shareholders' equity; plus one-half of such annualized net income; less one-half of the dividends paid or payable as of the balance sheet date adjusted by one-half of the dollar value of the year-to-date capital transactions (i.e., share issuances or repurchases).
(3) This item reflects $100.0 million aggregate liquidation amount of the Capital Securities issued by a subsidiary trust. The sole assets of the trust are $103.1 million aggregate principal amount of 8.54% Junior Subordinated Debentures due March 1, 2027 issued by the Company.
(4) Book value per Common Share was computed by dividing total shareholders' equity by the number of outstanding Common Shares. After giving effect to the estimated expenses associated with the Offering of $0.6 million, total shareholders' equity and book value per share as of September 30, 1997, as adjusted, would have been $595.1 million and $26.51 per share, respectively.

                                   BUSINESS

GENERAL

  RenaissanceRe Holdings Ltd. is the parent of Renaissance Reinsurance and Glencoe. The Company's principal business is property catastrophe reinsurance, written on a worldwide basis through Renaissance Reinsurance. Based on property catastrophe gross premiums written, the Company is the largest Bermuda-based provider of property catastrophe reinsurance and one of the largest providers of this coverage in the world. The Company provides property catastrophe reinsurance coverage to insurance companies and other reinsurers primarily on an excess of loss basis. Excess of loss catastrophe coverage generally provides coverage for claims arising from large natural catastrophes, such as earthquakes and hurricanes, in excess of a specified loss. The Company is also exposed to claims arising from other natural and manmade catastrophes such as winter storms, freezes, floods, fires and tornadoes in connection with the coverages it provides.

  The Company's principal operating objective is to utilize its capital efficiently by focusing on the writing of property catastrophe reinsurance and other insurance and reinsurance coverages with superior risk/return characteristics, while maintaining a low cost operating structure in the favorable regulatory and tax environment of Bermuda. The Company's primary underwriting goal is to construct a portfolio of insurance and reinsurance contracts that maximizes the return on shareholders' equity subject to prudent risk constraints. The Company seeks to moderate the volatility inherent in the property catastrophe reinsurance market through the use of contract terms, portfolio selection methodology, diversification criteria and probability analyses. While property catastrophe reinsurance represented approximately 95% of the Company's gross premiums written in each of 1996, 1995 and 1994 and continues to be the Company's primary focus, the Company may seek to take advantage of perceived opportunities in both insurance and other reinsurance markets.

  For the years ended December 31, 1996, 1995 and 1994, the Company achieved returns on average shareholders' equity of 30.2%, 43.3% and 44.1%, respectively, and combined ratios of 51.3%, 52.0% and 61.6%, respectively. The Company achieved these results despite the occurrence of several major catastrophes in 1996 and 1995 (which, according to industry trade sources, had the fifth and third highest level of U.S. property catastrophe insured losses on record, respectively) and the occurrence in January 1994 of the Northridge, California earthquake, the second largest insured catastrophe loss in U.S. history. The major catastrophes which occurred in 1996 were Hurricane Fran in September, which produced an estimated $1.6 billion of insurance industry losses, the Northeastern United States winter storms in January and the Northwestern United States floods in December. The major catastrophes which occurred in 1995 were Hurricanes Luis, Marilyn and Opal. For the nine-month period ended September 30, 1997, the Company achieved an annualized return on average equity of 24.7% and a combined ratio of 48.1%. At September 30, 1997, the Company had total assets of $1.0 billion and shareholders' equity of $595.7 million. There can be no assurance that the Company will achieve similar results in the future. See "Risk Factors--Volatility of Financial Results."

  In conjunction with the Company's strategy to identify and participate in certain attractive insurance and reinsurance markets, the Company capitalized Glencoe in January 1996 with a $50.0 million capital contribution and subsequently sold a 29.9% interest in Glencoe for an aggregate of $15.1 million in cash to two strategic investors, one of whom sold its 9.9% interest to RenaissanceRe Holdings Ltd. in August 1997 for $5.2 million in cash. Glencoe seeks to employ in the primary insurance market the modeling, underwriting, customer service and capital management approaches that Renaissance Reinsurance employs with respect to its reinsurance policies. Glencoe primarily writes property insurance on properties that are exposed to natural catastrophes. Glencoe operates as a Bermuda-domiciled company and has been approved to do business on an excess and surplus lines basis in 28 states, including California, where it has primarily written earthquake exposure insurance. Glencoe will also consider submissions from insureds located in other international jurisdictions where it has been approved with respect to exposures for which it has underwriting expertise. As of September 30, 1997 the Company's equity in Glencoe was $42.7 million. For the year ended December 31, 1996, Glencoe generated gross premiums written and net income of $1.6 million and $.9 million, respectively, and accordingly did not contribute materially to the Company's results of operations in 1996. For the nine months ended September 30, 1997, Glencoe generated gross premiums written and net income of $5.2 million and $2.4 million, respectively.

  The Company was founded in June 1993 by Warburg, certain affiliates of GE Insurance and PT Investments, and USF&G. Following the consummation of the Offering, Warburg, PT Investments, GE Insurance, USF&G and Management will own approximately 15.0%, 9.7%, 1.0%, 10.6% and 5.2%, respectively, of the Company's outstanding Common Shares, representing approximately 15.4%, 8.2%, 0.4%, 10.9% and 5.3%, respectively, of the Company's outstanding voting power.

RATINGS

  Renaissance Reinsurance has been assigned an "A" claims-paying ability rating from S&P and A.M. Best, and Glencoe has been assigned an "A-" claims-paying ability rating from A.M. Best, representing independent opinions of the financial strength and ability of Renaissance Reinsurance and Glencoe to meet their respective obligations to their policyholders. Such ratings may not reflect the considerations applicable to an investment in the Company.

  The "A" range ("A+," "A" and "A-") is the third highest of four ratings ranges within what S&P considers the "secure" category. Insurance companies assigned a claims-paying ability rating in the "A" range are believed by S&P to provide good financial security, but their capacity to meet policyholder obligations is somewhat susceptible to adverse economic and underwriting conditions.

  "A (Excellent)" and "A- (Excellent)" are the third and fourth highest of A.M. Best's fifteen ratings designations. Insurance companies assigned an "A" or "A- " rating by A.M. Best are companies which, in A.M. Best's opinion, have demonstrated excellent overall performance when compared to the standards established by A.M. Best and have a strong ability to meet their obligations to policyholders over a long period of time.

STRATEGY

  The principal components of the Company's business strategy are to:

  . Focus on the property catastrophe reinsurance business. The Company's primary focus is property catastrophe reinsurance, which represented approximately 95% of the Company's gross premiums written in each of 1994, 1995 and 1996.

  . Build a superior portfolio of property catastrophe reinsurance by utilizing proprietary modeling capabilities. The Company assesses underwriting decisions on the basis of the expected incremental return on equity of each new reinsurance contract in relation to the Company's overall portfolio of reinsurance contracts. To facilitate this, the Company has developed REMS(C), a proprietary, computer-based pricing and exposure management system. The Company utilizes REMS(C) to assess property catastrophe risks, price treaties and limit aggregate exposure. The Company combines the analyses generated by REMS(C) with its own knowledge of the client submitting the proposed program to assess the premium offered against the risk of loss that such program presents. See "--Underwriting."

  . Utilize the Company's capital base efficiently while maintaining prudent risk levels in the Company's reinsurance portfolio. The Company manages its risks through a variety of means, including the use of contract terms, portfolio selection methodology, diversification criteria and probability analyses. By using such measures and by employing its proprietary modeling capabilities, the Company attempts to construct a portfolio of reinsurance contracts which maximizes the use of its capital while optimizing the risk-reward characteristics of its portfolio. The Company relies less on traditional ratios, such as net premiums written to surplus, because the Company believes that such statistics do not adequately reflect the risk in the property catastrophe reinsurance business. Management believes the level of net premiums written relative to surplus does not reflect the composition of a reinsurer's attachment points, aggregate limits, geographic diversification, and other material elements of the risk exposures embodied in a reinsurer's book of business.

  . Capitalize on the experience and skill of management. The Company's senior management team has extensive experience in the reinsurance and/or insurance industries, with an average of approximately 20 years of experience for each of the five senior executives of the Company. See "Management." Additionally, senior management is supported by an officer group, each with an average of approximately ten years of experience in the reinsurance and/or insurance industries.

  . Build and maintain long-term relationships with brokers and clients. The
    Company markets its reinsurance products worldwide exclusively through reinsurance brokers. The Company believes that its existing portfolio of reinsurance business is a valuable asset given the renewal practices of the reinsurance industry. The Company believes that it has established a reputation with its brokers and clients for prompt response on underwriting submissions, for fast claims payments and for the development of customized reinsurance programs. See "--Marketing."

  . Maintain a low cost structure. Management believes that as a result of its ability to maintain a small staff and by basing operations in the favorable regulatory and tax environment of Bermuda, the Company is able to maintain low operating costs relative to its capital base and net premiums earned. As of September 30, 1997, the Company had 32 employees.

  . Leverage the Company's modeling expertise by expanding into primary insurance markets with significant natural catastrophe exposures. The Company is pursuing opportunities in the United States to write catastrophe-exposed primary insurance. The Company expects to write both personal and commercial coverages, on a primary basis, where natural catastrophe exposures represent a significant component of the overall exposure. In addition to the Company's Glencoe subsidiary, these opportunities may be pursued through the development of new operations, such as DeSoto, or the acquisition of other companies or books of business. There can be no assurance, however, that the Company will determine to pursue such opportunities or that such opportunities, if consummated, would contribute materially to the Company's results of operations.

INDUSTRY TRENDS

  The high level of worldwide property catastrophe losses in terms of both frequency and severity from 1987 to 1993 had a significant effect on the results of property insurers and property catastrophe reinsurers and on the worldwide property catastrophe reinsurance market, causing certain property catastrophe reinsurers and certain underwriting syndicates at Lloyd's to withdraw from the market or reduce their underwriting commitments while also causing a substantial increase in market demand, particularly in the United States, Japan and the United Kingdom. In particular, these events included Hurricane Hugo (U.S.--1989), Hurricane Andrew (U.S.--1992), Typhoon Mireille (No. 19) (Japan--1991) and Winter Storm Daria (90A) (Northern Europe--1990).

  The increase in demand for property catastrophe reinsurance was attributable to several factors. The significant property catastrophe losses occurring during 1987 through 1993 caused many insurers and reinsurers to reexamine their assumptions regarding their need for reinsurance protection from catastrophe exposures. In addition, rating agencies, such as S&P, and regulators increased their scrutiny of insurers and reinsurers with respect to their catastrophe exposure. For example, Typhoon Mireille (No. 19) resulted in greater scrutiny by the Ministry of Finance of Japan of insurers and reinsurers with respect to catastrophe exposure, thereby increasing demand for property catastrophe reinsurance in Japan. In addition, A.M. Best began to require completion of a catastrophe loss analysis questionnaire dealing with expected claims resulting from potential catastrophic events. Finally, a general increase in insured property values in catastrophe-exposed areas contributed to increased demand for property catastrophe insurance and reinsurance. This supply/demand imbalance caused a significant increase in prevailing premium rates for property catastrophe reinsurance worldwide in 1993.

  In response to this imbalance, approximately $4.0 billion of capital entered the Bermuda-based property catastrophe reinsurance market in 1992 and 1993. The Bermuda property catastrophe reinsurance market has subsequently grown markedly, having aggregate capital of approximately $6.0 billion at September 30, 1997, and accounting for approximately 25% to 35% of the worldwide property catastrophe gross premiums written in 1996, according to industry trade reports. The increased property catastrophe reinsurance capacity represented by the Bermuda market helped balance supply and demand in the property catastrophe reinsurance market and, as a result thereof, premium rates and other terms of trade in the property catastrophe reinsurance market stabilized in 1994-1995. In each of 1996 and 1997, according to industry trade sources, worldwide price levels decreased by an average of 10% to 15%, although prices remained more stable in the United States, where the level of property catastrophe losses in recent years has been generally higher than in other markets. Based on publicly available industry trade data, price levels are expected to decline at a similar pace in 1998. In particular, rates have declined significantly in areas outside the United States, where there has been favorable loss experience, while in the United States, where the level of property catastrophe losses has generally been higher than in international markets in recent years, rates have decreased to a lesser degree. However, current premium rates and retention levels have remained, and Management believes are likely to remain, higher than those that existed in 1992.

  Premium rates or other terms or conditions of trade may vary in the future, the present level of demand may not continue and the present level of supply may increase as a result of capital provided by recent or future market entrants or by existing property catastrophe reinsurers. Some of the property catastrophe reinsurers who have entered the worldwide reinsurance markets (or may enter them in the future) have or could have more capital than the Company. The full effect of this additional capital on the property catastrophe reinsurance market may not be known for some time. No assurance can be given as to what impact this additional capital will ultimately have on terms or conditions for reinsurance contracts of the types written by the Company.

  Management is aware of a number of new, proposed or potential legislative or industry changes that may impact the worldwide demand for property catastrophe reinsurance and other products offered by the Company. In the United States, the states of Hawaii and Florida have implemented arrangements whereby property insurance in catastrophe prone areas is provided through state-sponsored entities. The California Earthquake Authority, the first privately financed, publicly operated residential earthquake insurance pool, provides earthquake insurance to California homeowners. Currently before the U.S. Congress are two draft bills, the Homeowners' Insurance Availability Act of 1997 and the Natural Disaster Protection and Insurance Act of 1997, which would establish a federal program to provide reinsurance for state disaster insurance programs and ensure the availability and affordability of insurance against catastrophic natural disasters, respectively, and could impact upon the demand for, and availability of, traditional reinsurance. In the United Kingdom, the government has enacted a bill to allow insurers to build claim equalization reserves which might reduce the amount of property reinsurance necessary in the marketplace. Management is also aware of many potential initiatives by capital market participants to produce alternative products that may compete with the existing catastrophe reinsurance markets. Management is unable to predict the extent to which the foregoing new, proposed or potential initiatives may affect the demand for the Company's products or the risks which may be available for the Company to consider underwriting.

REINSURANCE PRODUCTS

  The Company's property catastrophe reinsurance contracts are generally "all risk" in nature. The Company's most significant exposure is to losses from earthquakes and hurricanes, although the Company is also exposed to claims arising from other natural and man-made catastrophes, such as winter storms, freezes, floods, fires and tornadoes in connection with the coverages it provides. The Company's predominant exposure under such coverage is to property damage. However, other risks, including business interruption and other non-property losses, may also be covered under the property reinsurance contract when arising from a covered peril. In accordance with market practice, the Company's property reinsurance contracts generally exclude certain risks such as war, nuclear contamination or radiation.

  Catastrophic events of significant magnitude have historically been relatively infrequent, although the property catastrophe reinsurance market experienced a high level of worldwide catastrophe losses in terms of both frequency and severity during the period from 1987 to 1996 as compared to prior years. However, because of the wide range of the possible catastrophic events to which the Company is exposed, and because of the potential for multiple events to occur in the same time period, the Company's business is volatile, and its results of operations will reflect such volatility. Further, the Company's financial condition may be impacted by this volatility over time or at any point in time. The effects of claims from one or a number of severe catastrophic events could have a material adverse effect on the Company. The Company expects that increases in the values and concentrations of insured property and the effects of inflation will increase the severity of such occurrences per year in the future. See "Risk Factors--Volatility of Financial Results."

  The Company seeks to moderate the volatility described in the preceding paragraph through the use of contract terms, portfolio selection methodology, diversification criteria and probability analyses.

 Type of Reinsurance

  The following table sets forth the Company's gross premiums written and number of programs written by type of reinsurance.

                          NINE MONTHS ENDED               YEARS ENDED DECEMBER 31,
                            SEPTEMBER 30,   -----------------------------------------------------
                                1997              1996              1995              1994
                          ----------------- ----------------- ----------------- -----------------
                           GROSS    NUMBER   GROSS    NUMBER   GROSS    NUMBER   GROSS    NUMBER
                          PREMIUMS    OF    PREMIUMS    OF    PREMIUMS    OF    PREMIUMS    OF
 TYPE OF REINSURANCE      WRITTEN  PROGRAMS WRITTEN  PROGRAMS WRITTEN  PROGRAMS WRITTEN  PROGRAMS
 -------------------      -------- -------- -------- -------- -------- -------- -------- --------
                                                   (DOLLARS IN MILLIONS)
Catastrophe excess of
 loss...................   $144.1    253     $157.6    293     $146.8    271     $136.0    239
Excess of loss
 retrocession...........     40.2     68       70.4    105       73.8    105       59.1    101
Proportional
 retrocession
 of catastrophe excess
 of loss................     19.3      9       33.3     11       56.7     12       59.8     10
Marine, aviation and
 other..................      6.8     17        7.0     25       15.3     35       18.6     44
                           ------    ---     ------    ---     ------    ---     ------    ---
 Total Reinsurance......   $210.4    347     $268.3    434     $292.6    423     $273.5    394
                           ======    ===     ======    ===     ======    ===     ======    ===

  Catastrophe Excess of Loss Reinsurance. Catastrophe excess of loss reinsurance provides coverage when aggregate claims and claim adjustment expenses from a single occurrence of a covered peril exceed the attachment point specified in a particular contract. A portion of the Company's property catastrophe excess of loss contracts limit coverage to one occurrence in a contract year, but most such contracts provide for coverage of a second occurrence after the payment of a reinstatement premium. The coverage provided under excess of loss retrocessional contracts may be on a worldwide basis or limited in scope to selected geographic areas. Coverage can also vary from "all property" perils to limited coverage on selected perils, such as "earthquake only" coverage.

  Excess of Loss Retrocessional Reinsurance. The Company also enters into retrocessional contracts pursuant to which it provides property catastrophe coverage to other reinsurers or retrocedents. In providing retrocessional reinsurance, the Company focuses on property catastrophe retrocessional reinsurance which covers the retrocedent on an excess of loss basis when aggregate claims and claim adjustment expenses from a single occurrence of a covered peril and from a multiple number of reinsureds exceed a specified attachment point. The coverage provided under excess of loss retrocessional contracts may be on a worldwide basis or limited in scope to selected geographic areas. Coverage can also vary from "all property" perils to limited coverage on selected perils, such as "earthquake only" coverage. In general, excess of loss retrocessional contracts are for a term of one year. Retrocessional coverage is characterized by high volatility, principally because retrocessional contracts expose a reinsurer to an aggregation of losses from a single catastrophic event. In addition, the information available to retrocessional underwriters concerning the original primary risk can be less precise than the information received from primary companies directly. Moreover, exposures from retrocessional business can change within a contract term as the underwriters of a retrocedent alter their book of business after retrocessional coverage has been bound.

  Proportional Retrocessional Reinsurance. The Company writes proportional retrocessions of catastrophe excess of loss reinsurance treaties when it believes that premium rates and volume are attractive. In such proportional retrocessional reinsurance, the Company assumes a specified proportion of the risk on a specified coverage and receives an equal proportion of the premium. The ceding insurer receives a commission, based upon the premiums ceded to the reinsurer, and may also be entitled to receive a profit commission based on the ratio of losses, loss adjustment expense and the reinsurer's expenses to premiums ceded. A proportional retrocessional catastrophe reinsurer is dependent upon the ceding insurer's underwriting, pricing and claims administration to yield an underwriting profit, although the Company generally obtains detailed underwriting information concerning the exposures underlying the proportional retrocessions of catastrophe excess of loss reinsurance treaties which it writes. In addition, all of the Company's proportional retrocessions of catastrophe excess of loss reinsurance contracts have aggregate risk exposure limits per event.

  Marine, Aviation and Other Reinsurance. The Company has also written short-tail marine and aviation reinsurance and retrocessional reinsurance for selected domestic and foreign insurers and reinsurers. Marine and aviation risks involve primarily property damage, although certain marine and aviation risks may involve casualty coverage arising from the same event causing the property claim. Coverage is generally written in excess of a substantial attachment point, so events likely to cause a claim will occur infrequently, such as the destruction of a drilling platform, the loss of a satellite or the loss of a sizable vessel and its contents. Although the Company focuses on writing catastrophe excess of loss reinsurance, the Company also writes risk excess of loss reinsurance and retrocessions. The risk excess of loss treaties in which the Company participates generally contain limited reinstatement provisions. In selected cases, the Company also writes customized financial reinsurance contracts when the expected returns are particularly attractive.

PRIMARY INSURANCE OPERATIONS; GLENCOE AND DESOTO

  The Company is pursuing opportunities in the United States to write catastrophe-exposed primary insurance. The Company expects to write both personal and commercial coverages, on a primary basis, where natural catastrophe exposures represent a significant component of the overall exposure. In September 1997, the Company promoted Keith S. Hynes, formerly the Company's Chief Financial Officer, to the position of President and Chief Executive Officer of Glencoe, to manage all aspects of the Company's initiatives in the primary insurance business.

  In January 1996 the Company incorporated Glencoe Insurance Ltd. in Bermuda as an excess and surplus lines insurance company. Glencoe is pursuing opportunities in the catastrophe-exposed primary insurance business in the United States, and is writing policies that primarily are exposed to earthquake and wind perils. Glencoe has been approved to do business in the United States on an excess and surplus lines basis in 28 states. For the nine months ended September 30, 1997, Glencoe generated gross premiums written of $5.2 million and net income of $2.4 million. For the year ended December 31, 1996, Glencoe generated gross premiums written of $1.6 million and net income of $.9 million. In September 1997, Glencoe organized DeSoto in Florida to pursue the assumption of policies from the Florida Residential Property and Casualty Joint Underwriting Association (the "JUA"). Initial approval of the takeout plan has been received from the Board of the JUA, although DeSoto has not yet committed to assume any policies. DeSoto has applied for an insurance license and approval of its JUA assumption plan with the Florida Department of Insurance. There can be no assurance that the Company will consummate the contemplated JUA assumption plan, or that, in the event of the successful consummation of such transaction, DeSoto will contribute materially to the Company's results of operations.

POTENTIAL DIVERSIFICATION

  From time to time, the Company may consider opportunistic diversification into new ventures, either through organic growth or the acquisition of other companies or books of business. In evaluating such new ventures, the Company seeks an attractive return on equity and the ability to develop or capitalize on a competitive advantage. Accordingly, the Company regularly reviews strategic transaction opportunities and periodically engages in discussions regarding possible transactions. However, the Company has no definitive agreements with respect to any material transaction and there can be no assurance that the Company will enter into any such agreement in the future or that any consummated transaction would contribute materially to the Company's results.

GEOGRAPHIC DIVERSIFICATION

  The Company seeks to diversify its exposure across geographic zones. The Company writes the majority of its business within the United States because the returns obtained relative to the risks involved are currently most attractive in the United States and because it is able to obtain the most detailed underwriting information on U.S. risks. Within the United States, the Company's zones of highest exposure are Southern California, Northern California, metropolitan New York, New Madrid (midwestern United States) and Southern Florida.

  The following table sets forth the percentage of the Company's gross reinsurance premiums written allocated to the territory of coverage exposure.

                                                               YEARS ENDED DECEMBER 31,
                           NINE MONTHS ENDED  -----------------------------------------------------------
                          SEPTEMBER 30, 1997         1996                1995                1994
                          ------------------- ------------------- ------------------- -------------------
                                   PERCENTAGE          PERCENTAGE          PERCENTAGE          PERCENTAGE
                           GROSS    OF GROSS   GROSS    OF GROSS   GROSS    OF GROSS   GROSS    OF GROSS
                          PREMIUMS  PREMIUMS  PREMIUMS  PREMIUMS  PREMIUMS  PREMIUMS  PREMIUMS  PREMIUMS
 GEOGRAPHIC AREA          WRITTEN   WRITTEN   WRITTEN   WRITTEN   WRITTEN   WRITTEN   WRITTEN   WRITTEN
 ---------------          -------- ---------- -------- ---------- -------- ---------- -------- ----------
                                                       (DOLLARS IN MILLIONS)
United States...........   $123.6     58.8%    $126.6     46.9%    $144.1     49.2%    $129.3     47.3%
Worldwide...............     17.3      8.2       44.5     16.5       59.1     20.2       50.8     18.6
Worldwide (excluding
 U.S.)(1)...............     31.3     14.9       38.7     14.3       41.3     14.1       38.5     14.1
Europe
 (including U.K.).......     20.0      9.5       31.5     11.7       25.4      8.7       26.1      9.5
Other...................     11.2      5.3       17.4      7.0       11.7      4.0       19.2      7.0
Australia and New
 Zealand................      7.0      3.3        9.6      3.6       11.0      3.8        9.6      3.5
                           ------    -----     ------    -----     ------    -----     ------    -----
 Total Reinsurance......   $210.4    100.0%    $268.3    100.0%    $292.6    100.0%    $273.5    100.0%
                           ======    =====     ======    =====     ======    =====     ======    =====

--------
(1) The category "Worldwide (excluding U.S.)" consists of contracts that cover more than one geographic zone (other than the U.S.). The exposure in this category for gross premiums written to date is predominantly from Europe. See Note 11 to Consolidated Financial Statements.

 Program Limits

  The following table sets forth the number of the Company's programs in force at September 30, 1997 by aggregate program limits.

     AGGREGATE
      PROGRAM                                                          NUMBER OF
        LIMIT                                                          PROGRAMS
     ---------                                                         ---------
     $50-60 million...................................................      1
     $40-50 million...................................................      2
     $30-40 million...................................................      5
     $20-30 million...................................................     13
     $10-20 million...................................................     42
     Less than $10 million............................................    346
                                                                          ---
       Total..........................................................    409
                                                                          ===

UNDERWRITING

  The Company's primary underwriting goal is to construct a portfolio of reinsurance and insurance contracts that maximizes the return on shareholders' equity subject to prudent risk constraints.

  Management assesses underwriting decisions on the basis of the expected incremental return on equity of each new reinsurance contract in relation to the Company's overall portfolio of reinsurance contracts. To facilitate this, Management has developed REMS(C), a proprietary, computer-based pricing and exposure management system. Management utilizes REMS(C) to assess property catastrophe risks, price treaties and limit aggregate exposure. REMS was developed with consulting assistance from Tillinghast, an actuarial consulting unit of Towers, Perrin, Forster & Crosby, Inc., and AIR, the developer of the CATMAP(TM) system. REMS(C) has analytic and modeling capabilities that assist the Company's underwriters in assessing the catastrophe exposure risk and return of each incremental reinsurance contract in relation to the Company's overall portfolio of reinsurance contracts. The Company has licensed and integrated into REMS(C) six commercially available catastrophe computer models in addition to the Company's base model. The Company uses these models to validate and stress test its base REMS(C) results. In addition, the Company stress tests its exposures and potential future results by increasing the frequency and severity of catastrophic events above the levels embedded in the models purchased from the outside consultants. Management combines the analyses generated by REMS(C) with its own knowledge of the client submitting the proposed program to assess the premium offered against the risk of loss which such program presents.

  REMS(C) provides more precise exposure information than is generally analyzed currently throughout the property catastrophe reinsurance industry. REMS(C) combines computer-generated, statistical simulations that estimate catastrophic event probabilities with exposure and coverage information on each client's reinsurance contract to produce expected claims for reinsurance programs submitted to the Company. REMS(C) then uses simulation techniques to generate 40,000 years of catastrophic event activity, including events causing in excess of $250 billion in insured industry losses. From this 40,000 year simulation, the Company is able to obtain expected claims, expected profits and a probability distribution of potential outcomes for each program in its portfolio and for its total portfolio.

  Management believes that REMS(C) provides the Company's underwriters with several competitive advantages which are not generally available. These include (i) the ability to simulate 40,000 years of catastrophic event activity compared to a much smaller sample in generally available models, allowing the Company to analyze its exposure to a greater number and combination of potential events, (ii) the ability to analyze the incremental impact of an individual reinsurance contract on the Company's overall portfolio, and (iii) the ability to collect detailed data from a wide variety of sources which allows the Company to measure geographic exposure at a detailed level.

  For its property catastrophe reinsurance business, the Company has developed underwriting guidelines that limit the amount of exposure it will underwrite directly for any one cedent, the exposure to claims from any single catastrophic event and the exposure to losses from a series of catastrophic events. The Company also attempts to distribute its exposure across a range of attachment points.

  As part of its pricing and underwriting process, the Company also assesses a variety of factors, including the reputation of the proposed cedent and the likelihood of establishing a long-term relationship with the cedent; the geographic area in which the cedent does business and its market share; historical loss data for the cedent and, where available, for the industry as a whole in the relevant regions, in order to compare the cedent's historical catastrophe loss experience to industry averages; the cedent's pricing strategies; and the perceived financial strength of the cedent.

MARKETING

  The Company markets its reinsurance products worldwide exclusively through reinsurance brokers. The Company focuses its marketing efforts on targeted brokers and insurance and reinsurance companies, placing primary emphasis on existing clients. Management believes that its existing portfolio of business is a valuable asset given the renewal nature of the reinsurance industry and, therefore, attempts to continually strengthen relationships with its existing brokers and clients. The Company also targets prospects that are deemed likely to enhance the risk/return composition of its portfolio, that are capable of supplying detailed and accurate underwriting data and that potentially add further diversification to the Company's book of business.

  Management believes that primary insurers' and brokers' willingness to use a particular reinsurer is based not just on pricing terms, but on the financial security of the reinsurer, its claim paying ability ratings, perceptions of the quality of a reinsurer's service, the reinsurer's willingness to design customized programs, its long-term stability and its commitment to provide reinsurance capacity. Management believes that the Company has established a reputation with its brokers and clients for prompt response on underwriting submissions and for fast claims payments. Since the Company selectively writes large lines on a limited number of property catastrophe reinsurance contracts, it can establish reinsurance terms and conditions on these contracts that are attractive in its judgment, make large commitments to the most attractive programs and provide superior client responsiveness. In addition, the Company acts as sole reinsurer on certain property catastrophe reinsurance contracts, which allows the Company to take advantage of its ability to develop customized reinsurance programs. Management believes that such customized programs help the Company to develop long-term relationships with brokers and clients.

  The Company's brokers perform data collection, contract preparation and other administrative tasks, enabling the Company to market its reinsurance products cost effectively by maintaining a smaller staff. The Company believes that by maintaining close relationships with brokers, it is able to obtain access to a broad range of potential reinsureds. Subsidiaries and affiliates of Marsh & McLennan, Incorporated, E.W. Blanch Co., Inc., Greig Fester Limited, Alexander Howden Reinsurance Brokers Ltd. and Bates Turner, Inc. accounted for approximately 15.2%, 14.9%, 11.5%, 10.1% and 6.8%, respectively, of the Company's net premiums written in 1996. During such period, the Company issued authorization for coverage on programs submitted by 65 brokers worldwide. The Company received approximately 1,584 program submissions during 1996. The Company is highly selective and, from such submissions, the Company issued authorizations for coverage for only 434 programs, or 27.4% of the program submissions received.

RESERVES

  The Company's policy is to establish claim reserves for the settlement costs of all claims and claim adjustment expenses incurred by the Company when an event occurs. The Company incurred claims of approximately $86.9 million, $110.6 million and $114.1 million for the years ended December 31, 1996, 1995 and 1994, respectively.

  Under GAAP, the Company is not permitted to establish claim reserves with respect to its property catastrophe reinsurance policies until an event which gives rise to a claim occurs. Generally, reserves will be established without regard to whether any future claim may subsequently be contested by the Company. Any reserve for claims and claim expenses may also include reserves for unpaid reported claims and claim expenses and reserves for estimated losses that have been incurred but not reported to the Company. Such reserves are estimated by Management based upon reports received from ceding companies, as supplemented by the Company's own estimates of reserves on such reported losses as well as reserves for losses that are incurred but not reported. The Company utilizes both proprietary and commercially available models as well as historical reinsurance industry loss development patterns to assist in the establishment of appropriate claim reserves. In addition, when reviewing a proposed reinsurance contract, the Company typically receives and evaluates the insured's historical and projected loss experience with respect to certain events. The Company's reserve estimates will be continually reviewed and, in accordance with GAAP, as adjustments to these reserves become necessary, such adjustments will be reflected in current operations.

  Claim reserves represent estimates, including actuarial and statistical projections at a given point in time, of an insurer's or reinsurer's expectations of the ultimate settlement and administration costs of claims incurred, and it is possible that the ultimate liability may exceed or be less than such estimates. Such estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in claim severity and frequency and other variable factors such as inflation. During the claim settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. Even after such adjustments, ultimate liability may exceed or be less than the revised estimates. Reserve estimates by new property catastrophe reinsurers, such as the Company, may be inherently less reliable than the reserve estimates of a reinsurer with a stable volume of business and an established claim history. See Note 5 to Consolidated Financial Statements.

INVESTMENTS

  The Company's strategy is to maximize its underwriting profitability and fully deploy its capital through its underwriting activities; consequently, the Company has established an investment policy which it considers to be conservative. The Company's investment guidelines, which are established by Management and approved by the Company's Board of Directors, stress diversification of risk, preservation of capital and market liquidity. Notwithstanding the foregoing, the Company's investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. The primary objective of the portfolio, as set forth in such guidelines, is to maximize investment returns consistent with these policies. To achieve this objective, the Company's current fixed income investment guidelines call for an average credit quality of AA and a target duration of two years.

  During 1996, the Company developed a multi-currency asset/liability optimization model in conjunction with Tillinghast and Falcon Asset Management to integrate asset, liability and capital decisions. As a result of the analysis generated by this model, the Company determined that it could diversify its investment portfolio by investing in common stocks with only a minimal increase in overall risk. The analysis demonstrated that the benefits of this diversification would substantially offset the volatility inherent in equity investments, and would therefore not require significant amounts of additional capital to support the Company's underwriting activities. Accordingly, in 1997 the Company reallocated $50.0 million of its fixed maturity investments to non-U.S. equity securities. At September 30, 1997, the market value of the Company's investments in equity securities was $55.5 million.

 Investment Advisers

  The Company has entered into investment advisory agreements (the "Investment Advisory Agreements") with each of Warburg, Pincus Investments International (Bermuda), Ltd. ("WPII"), an affiliate of Warburg, GE Investments (U.S.) Limited ("GE Investments"), an affiliate of PT Investments and GE Insurance, the Bank of N.T. Butterfield & Son Limited ("Butterfield Bank") and Falcon Asset Management (Bermuda) ("Falcon"), an affiliate of USF&G. The terms of the Investment Advisory Agreements were determined in arms' length negotiations. The performance of, and the fees paid to, WPII, GE Investments, Falcon and Butterfield Bank under the Investment Advisory Agreements are reviewed periodically by the Investment Committee of the Board of Directors of the Company.

  The following table summarizes the fair value of the investments and cash and cash equivalents of the Company.

                                                               DECEMBER 31,
                                                           --------------------
          TYPE OF INVESTMENT            SEPTEMBER 30, 1997  1996   1995   1994
          ------------------            ------------------ ------ ------ ------
                                                 (DOLLARS IN MILLIONS)
Fixed Maturities Available for Sale:
  Non-U.S. sovereign government bonds..       $141.6       $239.4 $201.9 $ 64.0
  Non-U.S. corporate debt securities...        525.8        329.6  299.5  128.6
  Non-U.S. mortgage backed securities..         11.0         34.5   22.4   14.4
                                              ------       ------ ------ ------
    Subtotal...........................        678.4        603.5  523.8  207.0
  Equity Securities....................         55.5          --     --     --
Short-term investments.................          --           --     5.0   77.5
Cash and cash equivalents..............        123.8        199.0  139.2  153.0
                                              ------       ------ ------ ------
    Total fixed maturity investments,
     equity securities, short-term
     investments and cash and cash
     equivalents.......................       $857.7       $802.5 $668.0 $437.5
                                              ======       ====== ====== ======

  The following table summarizes the fair value by contractual maturities of the Company's fixed maturity investment portfolio. All mortgage-backed securities mature within five years.

                                                               DECEMBER 31,
                                                           --------------------
               MATURITY                 SEPTEMBER 30, 1997  1996   1995   1994
               --------                 ------------------ ------ ------ ------
                                                 (DOLLARS IN MILLIONS)
Due in less than one year..............       $261.1       $ 56.1 $ 75.1    --
Due after one through five years.......        292.6        457.1  358.3 $154.3
Due after five through ten years.......         90.3         90.3   90.4   52.7
Due after ten years....................         34.4          --     --     --
                                              ------       ------ ------ ------
  Total................................       $678.4       $603.5 $523.8 $207.0
                                              ======       ====== ====== ======

 Maturity and Duration of Fixed Maturity Portfolio

  Currently, the Company maintains a target duration of two years on a weighted average basis, reflecting Management's belief that it is important to maintain a liquid, shorter-duration portfolio to better assure the Company's ability to pay claims on a timely basis. The actual portfolio duration may not exceed the target duration by more than two years. The Company expects to reevaluate the target duration in light of estimates of the duration of its liabilities and market conditions, including the level of interest rates, from time to time.

 Quality of Debt Securities in Portfolio

  The Company's investment guidelines stipulate that the minimum credit rating for securities purchased for the Company's portfolio is BB, that a maximum of 10% of the portfolio be rated BBB or below and that the overall average rating of the portfolio, including cash and cash equivalents, be at least AA.

  The following table summarizes the composition of the fair value of the fixed maturity portfolio by rating as assigned by S&P or, with respect to non-rated issues, as estimated by the Company's investment managers.

                                                              DECEMBER 31,
                                                            -------------------
   RATING                                SEPTEMBER 30, 1997 1996   1995   1994
   ------                                ------------------ -----  -----  -----
   AAA..................................        26.5%        28.1%  39.5%  12.9%
   AA...................................        38.2         50.1   41.6   45.0
   A....................................        25.1         20.2   15.3   35.3
   BBB..................................         7.9          1.6    3.6    6.8
   BB...................................         2.3          --     --     --
                                               -----        -----  -----  -----
                                               100.0%       100.0% 100.0% 100.0%
                                               =====        =====  =====  =====

 Equity Securities

  The Company's investments in equity securities, managed by GE Investments, currently consist entirely of common stock, preferred stock or other forms of non-U.S. securities of established companies listed on foreign exchanges. The portfolio also includes American Depositary Receipts of non-U.S. issuers.

 Real Estate

  The Company's portfolio does not contain any direct investments in real estate or mortgage loans.

 Foreign Currency Exposures

  All of the Company's fixed maturities are currently invested in securities denominated in U.S. dollars. The Company's investments in equity securities are primarily invested in securities which are denominated in currencies other than the U.S. dollar. The Company's fixed maturity portfolio is generally not invested so as to hedge exposures to various currencies. The Company maintains a portion of its foreign currency premiums in the original currency as cash investments in anticipation of known claims or other foreign currency liabilities.

 Diversification and Liquidity

  Pursuant to the investment guidelines of the Company, there is no limit on the percentage of the Company's fixed income portfolio that may be invested in the securities of any sovereign government or agency issuing in its own currency. No more than 20% of the portfolio may be invested in securities issued by any single issuer, maturing in one year or less or in obligations of any single issuer that is rated AA or AAA by S&P, or Aa or Aaa by Moody's and is either (i) a sovereign (or guaranteed by a sovereign) issuing in a currency other than its own, (ii) a local government entity or (iii) a supranational entity. Each investment adviser has limitations as follows: up to 10% of the portfolio may be invested in obligations of any individual issuer not described above, but with ratings of AA or AAA by S&P, or Aa or Aaa by Moody's; up to 7% of the portfolio may be invested in obligations of any individual A issuer, as rated by S&P or by Moody's; up to 5% of the portfolio may be invested in obligations of any individual BBB issuer as rated by S&P or Baa issuer as rated by Moody's; and up to 3% of the portfolio may be invested in obligations of any individual BB issuer as rated by S&P or Ba as rated by Moody's. In addition, no more than 15% of each investment advisor's portfolio may be rated lower than BBB- by S&P or Baa3 by Moody's. The minimum average credit quality for each portfolio is A.

  Pursuant to the Company's equity securities investment guidelines, no more than 15% of the equity securities portfolio may be invested in non-EAFE countries (Europe, Australasia, Far-East), nor may more than 5% of the portfolio be invested in any one emerging market country. Individual company investments are limited to 5%. All investments must be marketable and traded on a recognized exchange.

COMPETITION

  The property catastrophe reinsurance industry is highly competitive and is undergoing a variety of challenging developments, including a marked trend toward greater consolidation. The Company competes, and will continue to compete, with major U.S. and non-U.S. property catastrophe insurers, reinsurers, and certain underwriting syndicates. Many of these competitors have greater financial, marketing and management resources than the Company. In addition, new companies may enter the property catastrophe reinsurance market or existing reinsurers may deploy additional capital in the property catastrophe reinsurance market. The Company cannot predict what effect any of these developments may have on the Company and its business.

  Competition in the types of reinsurance business that the Company underwrites is based on many factors, including premium charges and other terms and conditions offered, services provided, speed of claims payment, ratings assigned by independent rating agencies, the perceived financial strength and the experience of the reinsurer in the line of reinsurance to be written. The number of jurisdictions in which a reinsurer is licensed or authorized to do business is also a factor. Some of the reinsurers who have entered the Bermuda and London-based reinsurance markets have or could have greater financial, marketing or managerial resources than the Company. Ultimately, increasing competition could affect the Company's ability to attract business on terms having the potential to yield an attractive return on equity.

  Management is also aware of many potential initiatives by capital market participants to produce alternative products that may compete with the existing catastrophe reinsurance markets. Management is unable to predict the extent to which the foregoing new, proposed or potential initiatives may affect the demand for the Company's products or the risks which may be available for the Company to consider underwriting.

EMPLOYEES

  As of October 22, 1997, the Company employed 32 people, all of whom are either shareholders or optionholders of the Company. The Company believes that its employee relations are satisfactory. None of the Company's employees are subject to collective bargaining agreements, and the Company knows of no current efforts to implement such agreements at the Company.

REGULATION

 Bermuda

  The Insurance Act 1978, as amended, and Related Regulations. The Insurance Act, which regulates the business of Renaissance Reinsurance and Glencoe, provides that no person shall carry on an insurance business in or from within Bermuda unless registered as an insurer under the Act by the Minister. Renaissance Reinsurance and Glencoe are registered as a Class 4 and a Class 3 insurer under the Insurance Act, respectively. The Minister, in deciding whether to grant registration, has broad discretion to act as he thinks fit in the public interest. The Minister is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. In connection with the applicant's registration, the Minister may impose conditions relating to the writing of certain types of insurance.

  An Insurance Advisory Committee appointed by the Minister advises him on matters connected with the discharge of his functions and sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

  The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the Minister powers to supervise, investigate and intervene in the affairs of insurance companies. Significant aspects of the Bermuda insurance regulatory framework are set forth below.

  Cancellation of Insurer's Registration. An insurer's registration may be canceled by the Minister on certain grounds specified in the Insurance Act, including failure of the insurer to comply with a requirement made of it under the Insurance Act or, if in the opinion of the Minister after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

  Independent Approved Auditor. Every registered insurer must appoint an independent auditor who will annually audit and report on the Statutory Financial Statements and the Statutory Financial Return of the insurer, the latter of which is required to be filed annually with the Registrar of Companies (the "Registrar"), who is the chief administrative officer under the Insurance Act. The auditor must be approved by the Minister as the independent auditor of the insurer. The approved auditor may be the same person or firm which audits the insurer's financial statements and reports for presentation to its shareholders.

  Loss Reserve Specialist. Every Registered Class 3 and Class 4 insurer is required to submit an annual loss reserve opinion when filing the Annual Statutory Financial Return. This opinion must be issued by a Loss Reserve Specialist. The Loss Reserve Specialist, who will normally be a qualified casualty actuary, must be approved by the Minister.

  Statutory Financial Statements. An insurer must prepare annual Statutory Financial Statements. The Insurance Act prescribes rules for the preparation and substance of such Statutory Financial Statements (which include, in statutory form, a balance sheet, income statement, and a statement of capital and surplus, and detailed notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The Statutory Financial Statements are not prepared in accordance with GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act 1981 of Bermuda, which financial statements may be prepared in accordance with GAAP. See Note 14 to the Consolidated Financial Statements contained in the Annual Report and incorporated herein by reference thereto for information with respect to the Company's statutory financial statements. The insurer is required to submit the Annual Statutory Financial Statements as part of the Annual Statutory Financial Return.

  Minimum Solvency Margin. The Insurance Act provides that the statutory assets of an insurer must exceed its statutory liabilities by an amount greater than the prescribed minimum solvency margin which varies with the type of business of the insurer and the insurer's net premiums written and loss reserve level. The minimum solvency margin for a Class 4 insurer is the greatest of $100.0 million, 50% of net premiums written (with a maximum credit of 25% for reinsurance ceded) and 15% of loss and loss expense provisions and other insurance reserves. The minimum solvency margin for a Class 3 insurer is the greatest of $1.0 million, 20% of the first $6.0 million of net premiums written plus 15% of net premiums written in excess of $6.0 million, and 15% of loss and loss expense provisions and other insurance reserves. See Note 14 to the Consolidated Financial Statements included in the Annual Report and incorporated by reference herein.

  Minimum Liquidity Ratio. The Insurance Act provides a minimum liquidity ratio for general business. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the Minister, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates, real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

  Annual Statutory Financial Return. An insurer is required to file with the Registrar a Statutory Financial Return no later than four months from the insurer's financial year end (unless specifically extended). The Statutory Financial Return includes, among other matters, a report of the approved independent auditor on the Statutory Financial Statements of the insurer; a declaration of the statutory ratios; a solvency certificate; the Statutory Financial Statements themselves; the opinion of the approved Loss Reserve Specialist and certain details concerning ceded reinsurance. The solvency certificate and the declaration of the statutory ratios must be signed by the principal representative and at least two directors of the insurer who are required to state whether the Minimum Solvency Margin and, in the case of the solvency certificate, the Minimum Liquidity Ratio, have been met, and the independent approved auditor is required to state whether in its opinion it was reasonable for them to so state and whether the declaration of the statutory ratios complies with the requirements of the Insurance Act. The Statutory Financial Return must include the opinion of a Loss Reserve Specialist in respect of the loss and loss expense provisions of the insurer. Where an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the Statutory Financial Return.

  Supervision, Investigation and Intervention. The Minister may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Minister believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to him, the Minister may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

  If it appears to the Minister that there is a risk of the insurer becoming insolvent, the Minister may direct the insurer not to take on any new insurance business; not to vary any insurance contract if the effect would be to increase the insurer's liabilities; not to make certain investments; to realize certain investments; to maintain in Bermuda, or transfer to the custody of a Bermuda bank, certain assets; not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or to limit its premium income.

  An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, the principal office of the Company and its Subsidiaries is at the Company's offices at Renaissance House, 8-12 East Broadway, Pembroke HM 19 Bermuda and Mr. Keith S. Hynes, the Company's Senior Vice President, and Mr. John D. Nichols, Jr., the Company's Vice President, Treasurer and Secretary, are the principal representatives of Renaissance Reinsurance and Glencoe, respectively. Without a reason acceptable to the Minister, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless thirty days' notice in writing to the Minister is given of the intention to do so. It is the duty of the principal representative, within thirty days of his reaching the view that there is a likelihood of the insurer for which he acts becoming insolvent or its coming to his knowledge, or his having reason to believe, that an event has occurred, to make a report in writing to the Minister setting out all the particulars of the case that are available to him. Examples of such an event include failure by the reinsurer to comply substantially with a condition imposed upon the reinsurer by the Minister relating to a solvency margin or a liquidity or other ratio.

 United States and Other

  Renaissance Reinsurance is not admitted to do business in any jurisdiction except Bermuda. The insurance laws of each state of the United States and of many other countries regulate the sale of insurance and reinsurance within their jurisdictions by alien insurers, such as Renaissance Reinsurance, which are not admitted to do business within such jurisdiction. With some exceptions, such sale of insurance or reinsurance within a jurisdiction where the insurer is not admitted to do business is prohibited. Renaissance Reinsurance does not intend to maintain an office or to solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda where the conduct of such activities would require that Renaissance Reinsurance be so admitted. Glencoe is a licensed, non-admitted insurer in 28 states and is subject to the regulation and reporting requirements of these states. In accordance with certain requirements of the National Association of Insurance Commissioners, Glencoe has established, and is required to maintain, a trust funded with a minimum of $15.0 million as a condition of its status as a licensed, non-admitted insurer in the U.S. In addition, DeSoto has applied to be a licensed insurer in Florida. The Company's strategy to expand into additional insurance markets could cause Glencoe or other U.S.-based subsidiaries to become subject to regulation in additional jurisdictions. However, the Company intends to continue to conduct its operations so as to minimize the likelihood that RenaissanceRe Holdings Ltd. or Renaissance Reinsurance will become subject to U.S. regulation.

OTHER AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. For further information regarding the Company, reference is made to such reports, proxy statements and other information which are available as described under "Available Information" and "Incorporation of Certain Documents by Reference."

                                  MANAGEMENT

  The table below sets forth the names, ages and titles of the persons who were directors of the Company and executive officers of the Company as of October 21, 1997.

  NAME                                  AGE               POSITION
  ----                                  ---               --------
James N. Stanard.......................  48 Chairman of the Board, President and
                                             Chief Executive Officer
David A. Eklund........................  37 Senior Vice President
Keith S. Hynes.........................  45 Senior Vice President of the Company
                                             and President and Chief Executive
                                             Officer of Glencoe
John M. Lummis.........................  40 Senior Vice President, Chief
                                             Financial Officer and Director
William I. Riker.......................  37 Senior Vice President
Arthur S. Bahr.........................  66 Director
Thomas A. Cooper.......................  61 Director
Edmund B. Greene.......................  59 Director
Dan L. Hale*...........................  53 Director
Gerald L. Igou.........................  63 Director
Kewsong Lee............................  32 Director
Howard H. Newman.......................  50 Director
Scott E. Pardee........................  60 Director
John C. Sweeney........................  53 Director
David A. Tanner........................  38 Director

--------
*Mr. Hale is not currently a director but has been nominated by USF&G to serve as its designee on the Board under the Shareholders Agreement (as defined below). Mr. Hale is expected to be elected and qualified at the Company's next regularly scheduled Board meeting.

  James N. Stanard has served as Chairman of the Board, President and Chief Executive Officer since the Company's formation in June 1993. From 1991 through June 1993, Mr. Stanard served as Executive Vice President of USF&G and was a member of a three-person Office of the President. As Executive Vice President of USF&G, he was responsible for USF&G's underwriting, claims and ceded reinsurance. From October 1983 to 1991, Mr. Stanard was an Executive Vice President of F&G Re, a start-up reinsurance subsidiary of USF&G. Mr. Stanard was one of two senior officers primarily responsible for the formation of F&G Re, where he was responsible for the underwriting, pricing and marketing activities of F&G Re during its first seven years of operation. As Executive Vice President of F&G Re, Mr. Stanard was personally involved in the design of pricing procedures, contract terms and analytical underwriting tools for all types of treaty reinsurance, including both U.S. and international property catastrophe reinsurance.

  David A. Eklund has served as Senior Vice President of the Company since February 1996. Mr. Eklund served as Vice President-Underwriting of the Company from September 1993 until February 1996. From November 1989 through September 1993, Mr. Eklund held various positions in casualty underwriting at Old Republic, where he was responsible for casualty treaty underwriting and marketing. From March 1988 to November 1989, Mr. Eklund held various positions in catastrophe reinsurance at Berkshire Hathaway, where he was responsible for underwriting and marketing finite risk and property catastrophe reinsurance.

  Keith S. Hynes has served as President and Chief Executive Officer of Glencoe since September 1997, and has served as Senior Vice President of the Company since June 1994. From June 1994 to September 1997, Mr. Hynes served as the Company's Chief Financial Officer. Mr. Hynes was employed by Hartford Steam from January 1983 to January 1994. From April 1992 to January 1994, he served as Hartford Steam's Senior Vice President and Chief Financial Officer. From November 1986 to April 1992, Mr. Hynes worked in Hartford Steam's Underwriting Department, advancing to Senior Vice President and Chief Underwriting Officer, where he managed Hartford Steam's underwriting and ceded reinsurance activities, from April 1990 to April 1992. From January 1983 to November 1986, Mr. Hynes was Hartford Steam's Chief Investment Officer. Mr. Hynes held several investment management positions with Aetna Insurance Company from June 1978 to January 1983.

  John M. Lummis has served as Senior Vice President and Chief Financial Officer of the Company since September 1997 and as a director of the Company since July 1993. Mr. Lummis served as Vice President-Business Development of USF&G Corporation from 1994 until August 1997 and served as Vice President and Group General Counsel for USF&G Corporation from 1991 until 1995. USF&G Corporation is the parent company of USF&G. From 1982 until 1991, Mr. Lummis was engaged in the private practice of law with the law firm of Shearman & Sterling. In connection with his appointment as an officer of the Company, Mr. Lummis intends to resign as a director at the next regularly scheduled Board meeting, after his successor has been duly elected and qualified.

  William I. Riker was appointed Senior Vice President of the Company in March 1995 and served as Vice President-Underwriting of the Company from November 1993 until such time. From March 1993 through October 1993, Mr. Riker served as Vice President of Applied Insurance Research, Inc. Prior to that, Mr. Riker held the position of Senior Vice President, Director of Underwriting at American Royal. Mr. Riker was responsible for developing various analytical underwriting tools while holding various positions at American Royal from 1984 through 1993.

  Arthur S. Bahr has served as a director of the Company since its formation in June 1993. Mr. Bahr served as Director and Executive Vice President-Equities of General Electric Investment Corporation ("GEIC"), a subsidiary of General Electric Company and registered investment adviser, from 1987 until December 1993. Mr. Bahr served GEIC in various senior investment positions since 1978 and was a Trustee of General Electric Pension Trust from 1976 until December 1993. Mr. Bahr served as Director and Executive Vice President of GE Investment Management Incorporated, a subsidiary of General Electric Company and a registered investment adviser, from 1988 until his retirement in December 1993. From December 1993 until December 1995, Mr. Bahr served as a consultant to GEIC.

  Thomas A. Cooper has served as a director of the Company since August 7, 1996. From August 1993 until August 1996 Mr. Cooper served as Chairman and Chief Executive Officer of TAC Bancshares, Inc. and as Chairman and Chief Executive Officer of Chase Federal Bank FSB. From June 1992 until July 1993, Mr. Cooper served as principal of TAC Associates, a financial investment company. From April 1990 until May 1992 Mr. Cooper served as Chairman and Chief Executive Officer of Goldome FSB. From 1986 to April 1990, Mr. Cooper served as Chairman and Chief Executive Officer of Investment Services of America, one of the largest full service securities brokerage and investment companies in the United States. Prior thereto, Mr. Cooper served as President of Bank of America from February 1983 to April 1986. From 1980 to 1982 Mr. Cooper served as Vice Chairman of Mellon Bank. From 1978 to 1982, Mr. Cooper was President of Girard Bank in Philadelphia.

  Edmund B. Greene has served as a director of the Company since its formation in June 1993. Mr. Greene has served as Deputy Treasurer-Insurance of General Electric Company since March 1995. Prior to that, Mr. Greene was Manager-Corporate Insurance Operation of General Electric Company since 1985, and previously served in various financial management assignments since 1962.

  Dan L. Hale has served as an Executive Vice President of USF&G since 1991 and as Chief Financial Officer of USF&G since 1993. Mr. Hale previously served as President of Chase Commercial Corp. from March 1988 to February 1991 and before that as a Managing Director of Kidder Peabody Group, Inc. Prior thereto, Mr. Hale served as Senior Vice President and Division General Manager of General Electric Credit Corporation.

  Gerald L. Igou has served as a director of the Company since its formation in June 1993. Mr. Igou has served as a Vice President-Investment Analyst for GEIC since September 1993. He is a Certified Financial Analyst and has served GEIC in the capacities of investment analyst and sector portfolio manager since 1968. Prior to joining General Electric, Mr. Igou was an analyst with the Wall Street firms of Smith Barney Inc. and Dean Witter & Co.

  Kewsong Lee has served as a director of the Company since December 1994. Mr. Lee has served as a Member and Managing Director of E.M. Warburg, Pincus & Co., LLC ("EMW LLC") and a general partner of Warburg, Pincus & Co. ("WP") since January 1, 1997. Mr. Lee served as a Vice President of Warburg, Pincus Ventures, Inc. ("WPV") from January 1995 to December 1996, and an associate at E.M. Warburg, Pincus & Co., Inc. ("EMW") from 1992 until December 1994. Prior to joining EMW, Mr. Lee was a consultant at McKinsey & Company, Inc., a management consulting company, from 1990 to 1992. Mr. Lee is a director of Knoll, Inc. and several privately held companies.

  Howard H. Newman has served as a director of the Company since its formation in June 1993. Mr. Newman has served as a Member and Managing Director of EMW LLC (and its predecessor) and a general partner of WP since 1987. Mr. Newman is a director of ADVO, Inc., Newfield Exploration Company, Cox Insurance Holdings Plc, Comcast UK Cable Partners Limited and several privately held companies.

  Scott E. Pardee has served as a director of the Company since February 1997. Mr. Pardee served as Chairman of Yamaichi International (America), Inc., a financial services company, from 1989 to 1994. Mr. Pardee previously served as Executive Vice President and a member of the Board of Directors of Discount Corporation of New York, a primary dealer in U.S. government securities, and as Senior Vice President and Manager of the Federal Reserve Bank of New York.

  John C. Sweeney has served as a director of the Company since December 1996. Mr. Sweeney has served as Senior Vice President and Chief Investment Officer of USF&G since 1992, and as Chairman of Falcon Asset Management since 1992. Prior thereto, Mr. Sweeney served as Principal and Practice Director of Towers Perrin Consulting Services from 1985 to 1992, and as Chief Investment Officer of McM/Occidental Peninsular Insurance Companies from 1981 to 1984. Mr. Sweeney also serves as a Director of USF&G Pacholder Fund, Inc.

  David A. Tanner has served as a director of the Company since December 1996. Mr. Tanner has served as a Member and Managing Director of EMW LLC (and its predecessor) and a general partner of WP since January 1, 1993. Mr. Tanner served as a Vice President of EMW from January 1, 1991 to 1993. Mr. Tanner is a director of Golden Books Family Entertainment, Inc. and several privately held companies. Mr. Tanner previously served as a director of the Company from December 1994 through May 1996.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The table set forth below shows information as of October 21, 1997 with respect to the number of (i) full voting Common Shares, (ii) DVI Shares and
(iii) DVII Shares of the Company held by each Selling Shareholder, and the applicable voting rights attaching to such share ownership.

                              COMMON SHARES
                           BENEFICIALLY OWNED                        COMMON SHARES
                              PRIOR TO THE          COMMON        BENEFICIALLY OWNED
                               OFFERING(1)          SHARES       AFTER THE OFFERING(1)
                         -----------------------    TO BE       -----------------------
                                   PERCENTAGE OF   SOLD IN                PERCENTAGE OF
NAME(1)                   NUMBER   VOTING RIGHTS THE OFFERING    NUMBER   VOTING RIGHTS
-------                  --------- ------------- ------------   --------- -------------
Warburg, Pincus          5,594,819     28.0%      2,216,667(3)  3,378,152     15.4%
 Investors, L.P.(2).....
 466 Lexington Avenue
 New York, NY 10017
PT Investments,          3,370,691      6.8       1,187,500(6)  2,183,191      8.2
 Inc.(4)(5).............
 3003 Summer Street
 Stamford, CT 06904
GE Investment Private
 Placement Partners        625,609      1.0         395,833(8)    229,776        *
 I-Insurance, Limited
 Partnership(4)(7)......
 3003 Summer Street
 Stamford, CT 06904
United States Fidelity
 and Guaranty Company... 2,576,137     12.9         200,000(9)  2,376,137     10.9
 6225 Smith Avenue
 Baltimore, MD 21209

--------
 *  Less than 1%.

 (1) Pursuant to the regulations of the Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.
 (2) The sole general partner of Warburg is WP. EMW LLC manages Warburg. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC, and may be deemed to control both WP and EMW LLC. WP, as the sole general partner of Warburg, has a 20% interest in the profits of Warburg. WP and EMW LLC may be deemed to beneficially own the Common Shares owned by Warburg within the meaning of Rule 13d-3 under the Exchange Act. Howard H. Newman, David A. Tanner and Kewsong Lee, directors of the Company, are Managing Directors and members of EMW LLC and general partners of WP. As such, Messrs. Newman, Tanner and Lee may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by Warburg. Messrs. Newman, Tanner and Lee disclaim beneficial ownership of these shares for purposes of the Exchange Act or otherwise.
 (3) If the Underwriters exercise their over-allotment options in full, Warburg will own 3,028,153 Common Shares, or approximately 13.5% of the outstanding Common Shares, or 13.6% of the Company's outstanding voting power.
 (4) Does not include any Common Shares indirectly held by Trustees of General Electric Pension Trust ("GE Pension Trust") by virtue of GE Pension Trust's limited partnership interest in Warburg or as a result of GE Pension Trust's indirect interest in USF&G by virtue of GE Pension Trust's and certain of its affiliates' holdings of 3,315,348 shares of common stock, of USF&G Corporation, the parent company of USF&G. PT Investments is a wholly-owned subsidiary of GE Pension Trust. As a result, GE Pension Trust may be deemed to be the beneficial owner of the Common Shares owned by PT Investments. GE Investment Management Incorporated ("GEIM") is the general partner of GE Investment and a wholly owned subsidiary of General Electric Company ("GEC"). As a result, each of GEIM and GEC may be deemed to be the beneficial owner of the Common Shares owned by GE Investment.

 (5) Consists solely of DVI Shares. DVI Shares entitle the holder thereof to a voting interest in the Company of up to a maximum of 9.9% of all outstanding voting rights attached to the full voting Common Shares, inclusive of the percentage interest in the Company represented by full voting Common Shares owned directly, indirectly, or constructively by such holder within the meaning of Section 958 of the Code and applicable rules and regulations thereunder (the "Controlled Common Shares"), but in no event greater than one vote for each DVI Share so held. The Company, the Selling Shareholders and the Underwriters have agreed that, immediately upon the consummation of the Offering, the DVI Shares to be sold in the Offering will be converted by the Underwriters into an equal number of full voting Common Shares on a one-for-one basis.
 (6) If the Underwriters exercise their over-allotment options in full, PT Investments will own 1,995,691 Common Shares, or approximately 8.9% of the Common Shares outstanding, or 8.4% of the Company's outstanding voting power.
 (7) Consists solely of DVII Shares. DVII Shares entitle the holder thereof to one-third of a vote for each DVII Share; provided, that in no event shall a holder of DVII Shares have greater than 9.9% of all outstanding voting rights attached to the full voting Common Shares, inclusive of the percentage interest in the Company represented by Controlled Common Shares. The Company, the Selling Shareholders and the Underwriters have agreed that, immediately upon the consummation of the Offering, the DVII Shares to be sold in the Offering will be converted by the Underwriters into an equal number of full voting Common Shares on a one-for-one basis.
 (8) If the Underwriters exercise their over-allotment options in full, GE Insurance will own 167,276 Common Shares, or approximately 0.8% of the Common Shares outstanding, or 0.3% of the Company's outstanding voting power.
 (9) If the Underwriters exercise their over-allotment options in full, USF&G will own 2,376,137 Common Shares, or approximately 10.6% of the Common Shares outstanding, or 10.7% of the Company's outstanding voting power.

Shareholders Agreement

  The Selling Shareholders are parties to an amended and restated shareholders agreement (the "Shareholders Agreement") among themselves and the Company which provides them with the ability, if they act in concert, to nominate five of the eleven members of the Board and to exert effective control over certain actions requiring shareholder approval, including electing the Board of Directors, adopting amendments to the Bye-Laws and approving a merger or consolidation, liquidation or sale of all or substantially all of the assets of the Company. Pursuant to the Shareholders Agreement, the number of directors serving on the Board is fixed at 11.

  Pursuant to the terms of the Shareholders Agreement, the Board presently includes three members designated by Warburg, one member designated by PT Investments, one member designated by GE Insurance and one member designated by USF&G.

  At such time as Warburg owns less than 3,706,146 Common Shares, but at least 1,853,073 Common Shares, the number of directors that Warburg shall be entitled to nominate shall be reduced to two. At such time as Warburg owns less than 1,853,073 Common Shares, but at least 741,229 Common Shares, the number of directors that Warburg shall be entitled to nominate shall be reduced to one. At such time as any one of Warburg, PT Investments or USF&G shall own less than 741,229 Common Shares, then such party shall no longer be entitled to nominate any director to the Board. Upon completion of the Offering, Warburg will own less than 3,706,146 Common Shares and, accordingly, the number of directors Warburg shall be entitled to nominate under the Shareholders Agreement shall be reduced to two.

  GE Insurance, so long as it owns any Common Shares, shall be entitled to nominate one director to the Board. At such time as PT Investments and GE Insurance shall, in the aggregate, own less than 1,853,073 Common Shares, PT Investments shall not have any right to nominate a director and GE Insurance shall have the right to nominate one director. At such time as GE Insurance shall own no Common Shares and PT Investments shall own at least 741,229 Common Shares, GE Insurance shall not have the right to nominate a director and PT Investments shall have the right to nominate one director to the Board.

                          CERTAIN TAX CONSIDERATIONS

  The following discussion of the taxation of the Company and Renaissance Reinsurance and of the taxation of shareholders of the Company is based (i) upon the opinion of Conyers Dill & Pearman, Hamilton, Bermuda, with respect to the matters discussed under "Taxation of the Company and Renaissance Reinsurance" and "Taxation of Shareholders--Bermuda Taxation" and (ii) upon the opinion of Willkie Farr & Gallagher, New York, New York, with respect to the matters discussed under "Taxation of the Company and Renaissance Reinsurance" and "Taxation of Shareholders--United States Taxation of U.S. and non-U.S. Shareholders." The opinions of such firms do not address, and do not include, opinions as to whether the Company, Renaissance Reinsurance or Glencoe has a permanent establishment in the United States, any factual or accounting matters, determinations or conclusions such as to whether the Company, Renaissance Reinsurance or Glencoe is engaged in a U.S. trade or business, RPII amounts and computations and components thereof (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the business or activities of the Company, Renaissance Reinsurance or Glencoe, all of which are matters and information determined and provided by the Company. The following discussion is based upon current law and describes the material U.S. federal and Bermuda tax consequences as of the date of this Prospectus and is for general information only. The tax treatment of a holder of Common Shares, or a person treated as a holder of Common Shares for U.S. federal income, state, local or non-U.S. tax purposes may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of Common Shares. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF OWNING COMMON SHARES.

TAXATION OF THE COMPANY, RENAISSANCE REINSURANCE AND GLENCOE

 Bermuda

  The Company, Renaissance Reinsurance and Glencoe have each received from the Minister of Finance of Bermuda an assurance under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, to the effect that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to the Company, Renaissance Reinsurance and Glencoe or to any of their operations or the shares, debentures or other obligations of the Company, Renaissance Reinsurance or Glencoe until March 28, 2016. These assurances are subject to the proviso that they are not construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of The Land Tax Act 1967 of Bermuda or otherwise payable in relation to the land leased to Renaissance Reinsurance or Glencoe. The Company, Renaissance Reinsurance and Glencoe are required to pay certain annual Bermuda government fees. Additionally, Renaissance Reinsurance and Glencoe are required to pay certain insurance registration fees as an insurer under the Insurance Act. Under current rates, the Company pays a fixed fee of $15,000 and Renaissance Reinsurance and Glencoe pay a fee of $30,000 and $10,900 per year, respectively (which is the applicable annual Bermuda government fee and the annual insurance registration fee for each company). Currently there is no Bermuda withholding tax on dividends that may be paid by Renaissance Reinsurance or Glencoe to the Company.

 United States

  The Company believes that, to date, Renaissance Reinsurance and Glencoe have operated and, in the future, will continue to operate their businesses in a manner that will not cause either to be treated as being engaged in a U.S. trade or business. On this basis, the Company does not expect Renaissance Reinsurance or Glencoe to be required to pay U.S. corporate income tax. However, whether a corporation is engaged in a U.S. trade or business is considered a factual question. Because there are no definitive standards provided by the Code, existing or proposed regulations thereunder or judicial precedent, and as the determination is inherently factual and not a legal issue on which counsel can opine, there is considerable uncertainty as to activities that constitute being engaged in a U.S. trade or business. As a result, there can be no assurance that the IRS could not successfully contend that Renaissance Reinsurance or Glencoe is engaged in such a trade or business. If the IRS did so contend, Renaissance Reinsurance or Glencoe would, unless exempted from tax by the Treaty, discussed below, be subject to U.S. corporate income tax on that portion of its net income treated as effectively connected with a U.S. trade or business, as well as the U.S. corporate branch profits tax. The U.S. corporate income tax is currently imposed at the rate of 35% on net corporate profits and the U.S. corporate branch profits tax is imposed at the rate of 30% on a corporation's after-tax profits deemed distributed as a dividend.

  Even though the Company will take the position that Renaissance Reinsurance and Glencoe are not engaged in U.S. trades or businesses, Renaissance Reinsurance has filed and intends to continue to file, and Glencoe intends to file, U.S. federal income tax returns to avoid having all deductions disallowed in the event that either Renaissance Reinsurance or Glencoe were held to be engaged in a U.S. trade or business. In addition, filing U.S. tax returns will allow Renaissance Reinsurance and Glencoe to claim benefits under the Treaty without penalty.

  Even if the IRS were to contend successfully that Renaissance Reinsurance or Glencoe was engaged in a U.S. trade or business, the Treaty could preclude the United States from taxing Renaissance Reinsurance or Glencoe on its net premium income except to the extent that such income were attributable to a permanent establishment maintained by Renaissance Reinsurance or Glencoe in the United States. Although the Company believes neither Renaissance Reinsurance nor Glencoe has a permanent establishment in the United States, there can be no assurance that the IRS will not successfully contend that Renaissance Reinsurance or Glencoe has such an establishment and therefore is subject to taxation.

  Benefits of the Treaty are available to Renaissance Reinsurance only if more than 50% of the Company's shares (assuming that all of Renaissance Reinsurance's outstanding shares are held by the Company) are beneficially owned, directly or indirectly, by individuals who are Bermuda residents or U.S. citizens or residents. The Company expects that more than 50% of its shares will be so owned after the Offering, and the Company intends to obtain periodic certification as to ownership from various shareholders of the Company so as to monitor compliance with this beneficial ownership requirement. Similar considerations will apply to Glencoe.

  If Renaissance Reinsurance or Glencoe were considered to be engaged in a U.S. trade or business and it were considered not to be entitled to the benefits of the permanent establishment clause of the Treaty, and, thus, subject to U.S. income tax, the Company's results of operations and cash flows could be materially adversely affected.

  The Treaty does not apply to dividends and interest received by Renaissance Reinsurance or Glencoe. However, the Revenue Act of 1987 amended section 864 of the Code to provide that foreign source subpart F income (such as dividends and interest) of property and casualty companies will not be taxed as effectively connected with a U.S. trade or business. Such a rule already existed with respect to life insurance companies. Thus, foreign source income received by Renaissance Reinsurance or Glencoe will not be taxed in the United States so long as Renaissance Reinsurance or Glencoe is deemed to be a controlled foreign corporation ("CFC") and the foreign source income constitutes subpart F income. As explained below, Renaissance Reinsurance and Glencoe currently are CFCs, but such status may not be maintained in the future. Furthermore, Renaissance Reinsurance and Glencoe presently intend, for at least so long as such CFC status is maintained, to invest predominantly in assets that yield foreign source income that should also constitute subpart F income.

  Notwithstanding the foregoing discussion, Notice 89-96, 1989-2 C.B. 417, states that under Code section 842 (which requires that foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income), U.S. corporate tax can be imposed on such a portion of foreign insurance companies' foreign source subpart F income. A notice is not binding authority on a court and is intended for the reliance of taxpayers. A notice also does not necessarily represent the final substantive position of the IRS. In the opinion of counsel, the position in Notice 89-96 conflicts with the Congressional intent (in extending Code section 864 to foreign source income of foreign property and casualty companies) as expressed in the Conference Committee Report of the Revenue Act of 1987. No regulations on the subject have been issued or proposed, and the current regulations as to life insurance companies exempt a life insurance company's foreign source subpart F income from corporate tax. Nevertheless, if the IRS issues regulations consonant with Notice 89-96 and those regulations are upheld by the courts, Renaissance Reinsurance or Glencoe could incur U.S. corporate income and branch profits taxes on at least some of its foreign source investment income.

  The Company's principal source of income is dividends from Renaissance Reinsurance, which income should not incur U.S. tax.

  The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. Insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located outside the United States should not be subject to this excise tax. The rate of tax currently applicable to reinsurance premiums paid to foreign reinsurers such as Renaissance Reinsurance, with respect to risks located in the United States, is 1% of gross premiums. Congress has in the past, however, considered legislation that would increase the excise tax rate on reinsurance premiums paid to foreign reinsurers to 4%. Although no such legislation has to date been enacted, hearings on the subject were held in 1993, and it is uncertain whether, or in what form, such legislation may ultimately be enacted. The rate of tax currently applicable to insurance premiums paid to foreign insurers such as Glencoe with respect to risks located in the U.S. is 4% of gross premiums.

TAXATION OF SHAREHOLDERS

 Bermuda Taxation

  Currently, there is no Bermuda withholding tax on dividends paid by the Company.

 United States Taxation of U.S. and Non-U.S. Shareholders

  Classification of Renaissance Reinsurance and Glencoe as CFCs. Section 951(b) of the Code defines a United States shareholder ("U.S. Shareholder") as any U.S. citizen or resident, domestic corporation, partnership, estate or trust that owns (directly or indirectly through certain deemed ownership rules) 10% or more of the voting power of all classes of stock of a foreign corporation. If, in the case of insurance companies such as Renaissance Reinsurance and Glencoe, U.S. Shareholders own or are considered to own more than 25% of the voting power or value of its shares, the corporation is classified as a CFC.

  Warburg and USF&G are U.S. Shareholders of Renaissance Reinsurance because each of them is considered to indirectly own at least 10% of the voting power of Renaissance Reinsurance. Because collectively they are considered to indirectly own more than 25% of the voting power and value of Renaissance Reinsurance, and will continue to indirectly own more than 25% of the voting power and value of Renaissance Reinsurance after the Offering, in the opinion of counsel Renaissance Reinsurance has been a CFC and will continue to be classified a CFC following the completion of the Offering. Similarly, Glencoe has been and will continue to be classified a CFC following completion of the Offering. Relatively modest sales or dispositions of Common Shares by U.S. Shareholders or the exchange of DVI Shares held by certain of the Selling Shareholders for full voting Common Shares in the future could cause Renaissance Reinsurance or Glencoe to cease to be a CFC. Accordingly, such status may not be maintained in the future.

  The effect of Renaissance Reinsurance and Glencoe being CFCs is twofold. As described above, Renaissance Reinsurance's and Glencoe's status as a CFC may result in their not incurring U.S. corporate income tax on their foreign source investment income. Additionally, such status results in each U.S. Shareholder being required to include in its income, based on the extent of its interest in the Company, its pro rata share of Renaissance Reinsurance's and Glencoe's subpart F income. U.S. Shareholders taxed currently on their pro rata share of Renaissance Reinsurance's and Glencoe's subpart F income will not be taxed on dividends actually distributed by the Company that are allocable to such income. All of Renaissance Reinsurance's and Glencoe's income is expected to be subpart F income. Persons who are not U.S. Shareholders will not have to include subpart F income in their income, except as described below in connection with the Related Person Insurance Income Rules.

  Each prospective investor should consult its own tax advisor to determine whether its ownership interest in the Company would cause it to become a U.S. Shareholder of the Company, Renaissance Reinsurance and Glencoe or of any subsidiary which may be created by the Company or Renaissance Reinsurance and to determine the impact of such a classification of such investor.

  Related Person Insurance Income ("RPII") Rules. Certain special subpart F provisions of the Code will apply to persons who, through their ownership of Common Shares, are indirect shareholders of Renaissance Reinsurance if both
(A) 25% or more of the value or voting power of the Common Shares is owned or deemed owned (directly or indirectly through foreign entities) by U.S. persons, as will be the case; and (B)(i) 20% or more of either the voting power or the value of the stock of Renaissance Reinsurance and Glencoe is owned directly or indirectly by U.S. persons insured or reinsured by Renaissance Reinsurance or Glencoe or by persons related to them; and (ii) Renaissance Reinsurance or Glencoe has RPII, determined on a gross basis, equal to 20% or more of its gross insurance income. RPII is income (investment income and premium income) from the direct or indirect insurance or reinsurance of (i) the risk of any U.S. person who owns Common Shares (directly or indirectly through foreign entities) or (ii) the risk of a person related to such a U.S. person.

  Renaissance Reinsurance may be considered to indirectly reinsure the risk of a holder of Common Shares that is a U.S. person, and thus generate RPII, if an unrelated company that insured such risk in the first instance reinsures the risk with Renaissance Reinsurance. There is a suggestion in the proposed Treasury Regulations that in order for this rule to be applied there must be a prearrangement to reinsure the risk with the company in which the insured is a shareholder (so-called "fronting"), but the proposed Treasury Regulations do not explicitly limit the application of the rule to a fronting situation.

  The Company does not expect Renaissance Reinsurance or Glencoe, respectively, to knowingly enter into reinsurance or insurance arrangements where the ultimate risk insured is that of a holder of Common Shares that is a U.S. person or person related to such a U.S. person. However, unless the proposed Treasury Regulations are clarified so that this rule would apply only if the unrelated insurer is fronting for the party related to the insured, there can be no assurance that the IRS will not require a holder of Common Shares that is a U.S. person or person related to such a U.S. person to demonstrate that the Company has not indirectly (albeit unknowingly) reinsured risks of such a holder of Common Shares. If the IRS requires a holder of Common Shares that is a U.S. person or person related to such a U.S. person to demonstrate that the risks reinsured by the Company were not risks of related parties, while the Company will cooperate in providing information regarding its shareholders and the insurance and reinsurance arrangements of Renaissance Reinsurance and Glencoe, it may not be in a position to identify the names of many of its shareholders or the names of the persons whose risks it indirectly reinsures. Therefore, each prospective investor should consult with his own tax advisor to evaluate the risk that the IRS would take this position and the tax consequences that might arise.

  Notwithstanding the foregoing discussion it is anticipated (although not assured) that less than 20% of the gross insurance income of Renaissance Reinsurance or Glencoe for any taxable year will constitute RPII. However, there can be no assurance that the IRS will not assert that 20% or more of the income of Renaissance Reinsurance or Glencoe RPII or that a taxpayer will be able to meet its burden of proving otherwise. If 20% or more of the gross insurance income of Renaissance Reinsurance or Glencoe for any taxable year constitutes RPII and 20% or more of the voting power or value of the stock of Renaissance Reinsurance or Glencoe is held, directly or indirectly, by U.S. insureds or reinsureds or by persons related thereto, each direct and indirect U.S. holder of Common Shares will be taxable currently on its allocable share of the RPII of Renaissance Reinsurance or Glencoe. In that case, RPII will be taxable to each U.S. holder of Common Shares regardless of whether such holder is a U.S. Shareholder and regardless of whether such holder is an insured or related to an insured. For this purpose, all of the RPII of Renaissance Reinsurance or Glencoe would be allocated solely to U.S. holders, but not in excess of a holder's ratable share, based on the extent of its interest in the Company, of the total income of Renaissance Reinsurance or Glencoe.

  Under proposed Treasury Regulations, RPII that is taxed to a U.S. holder will increase such holder's tax basis in the Common Shares to which it is allocable. Dividends distributed by Renaissance Reinsurance or Glencoe to the Company and by the Company to U.S. persons who are not U.S. Shareholders will, under such regulations, be deemed to come first out of taxed RPII and to that extent will not constitute income to the holder.

This will be the result whether the dividend is distributed in the same year in which the RPII is taxed or a later year. The untaxed dividend will decrease the holder's tax basis in such holder's Common Shares. U.S. Shareholders will be taxed under the general Subpart F Rules and will be entitled to exclude the actual distributions as well.

  Computation of RPII. In an effort to determine how much RPII Renaissance Reinsurance and Glencoe have earned in each fiscal year, the Company monitors the percentage of gross premiums that are received by Renaissance Reinsurance and Glencoe from U.S. persons and persons related to U.S. persons. Beyond that, it will use its reasonable best efforts to secure such additional information relevant to determining the amount of such income that is RPII as it believes advisable, but there can be no assurance that such information will be sufficient to enable a holder of Common Shares to clearly establish such amount. For any year that the Company determines that the gross RPII of Renaissance Reinsurance or Glencoe is 20% or more of its gross insurance income for the year, the Company may also seek information from its shareholders as to whether beneficial owners of Common Shares at the end of the year are U.S. persons, so that RPII may be apportioned among such persons. To the extent the Company is unable to determine whether a beneficial owner of shares is a U.S. person, the Company may assume that such owner is not a U.S. person for purposes of apportioning RPII, thereby increasing the per share RPII amount for all known U.S. holders of Common Shares.

  Unrelated Business Taxable Income of Tax-Exempt Shareholders. Legislation has been enacted that requires tax exempt entities owning at least ten percent of the combined voting power of all classes of Company stock to treat certain subpart F insurance income as unrelated business taxable income ("UBTI") under Code section 512 to the extent it would have been UBTI had it been earned directly. All prospective investors that are tax-exempt entities are urged to consult their tax advisors as to the potential application of these provisions.

  Disposition of Common Shares by U.S. Persons Generally. Subject to the discussions below relating to Disposition of Common Shares by U.S. Persons Who are not U.S. Shareholders and Disposition of Common Shares by U.S. Shareholders, U.S. Persons will, upon the sale or exchange of Common Shares, generally recognize gain or loss for federal income tax purposes equal to the excess of the amount realized upon such sale or exchange over such person's federal income tax basis for the Common Shares disposed of. However, as described below, gain may be recharacterized, in whole or in part, as a dividend in certain circumstances pursuant to Section 1248(a) of the Code.

  Disposition of Common Shares by United States Persons Who are Not U.S. Shareholders. As noted above, in the case of a U.S. person who owns Common Shares but is considered to own less than 10% of the voting power of the Company and therefore is not a U.S. Shareholder, RPII may be allocable to such holder's Common Shares during his period of ownership but not taxed to him because less than 20% of the Common Stock is owned by persons generating RPII or less than 20% of the gross insurance income of Renaissance Reinsurance and Glencoe is RPII. Upon such holder's sale or exchange of Common Shares at a gain, however, Code section 1248(a) will in all probability tax as a dividend an amount of such gain equal to the allocable untaxed RPII. Moreover, the IRS could take the position that the amount of gain taxed as a dividend under Code section 1248(a) will be equal to the allocable earnings and profits during the period that such U.S. holder held the Common Shares (whether or not Renaissance Reinsurance or Glencoe has RPII). In the opinion of counsel, this position is not correct, but in the absence of regulations, there can be no assurance that the IRS will agree. For individuals, this would mean that the amount of gain taxed as a dividend would incur tax at the rates applicable to ordinary income rather than at the lower rates applicable to long-term capital gain.

  If, as the Company believes, Code section 1248(a) only applies to tax as a dividend an amount of gain equal to allocable untaxed RPII, the selling shareholder nevertheless has the burden of showing the amount of untaxed RPII allocable to the Common Shares sold. The Company will keep records showing what it believes to be the untaxed RPII allocable to each Common Share. The Company will provide the information on untaxed RPII allocable to each Common Share to any owner or prior owner of the Common Shares.

  Disposition of Common Shares by U.S. Shareholders. Since all the income of Renaissance Reinsurance and Glencoe is expected to be subpart F income, U.S. Shareholders will be taxable currently on all earnings of

Renaissance Reinsurance and Glencoe, whether or not such earnings constitute RPII. For that reason, Code section 1248(a) will apply to recharacterize gain as a dividend only in respect of earnings and profits during the year of sale.

  Foreign Tax Credit. In the event that, as expected, U.S. persons own at least 50% of the Common Shares, only a portion of both the dividends paid by the Company and subpart F income of Renaissance Reinsurance and Glencoe will be treated as foreign source income for purposes of determining a shareholder's U.S. foreign tax credit limitation. That portion will be the ratio of the foreign source income of Renaissance Reinsurance or Glencoe earnings to their total earnings. It is likely that substantially all of the RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for many U.S. persons to utilize excess foreign tax credits to reduce U.S. tax on such income.

  Passive Foreign Investment Companies. Sections 1291 through 1297 of the Code contain special rules applicable with respect to foreign corporations that are "passive foreign investment companies" ("PFICs"). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes passive income or 50% or more of its assets produce passive income. If the Company were to be characterized as a PFIC, U.S. holders of Common Shares would be subject to a penalty tax at the time of their sale of (or receipt of an "excess distribution" with respect to) its shares. In general, a U.S. holder of Common Shares receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the Common Shares during the three preceding taxable years (or the taxpayer's holding period if it is less than three years). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the taxpayer's holding period but not paid, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the Common Shares was received ratably throughout the holding period. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

  The Code contains an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. In the Company's view, the Company, Renaissance Reinsurance and Glencoe, taken together, are predominantly engaged in an insurance business and do not have financial reserves in excess of the reasonable needs of their insurance business. The Code contains a look-through rule which states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the stock. In the opinion of counsel, under the look-through rule, the Company would be deemed to own the assets and to have received the income of Renaissance Reinsurance and Glencoe directly for the purposes of determining whether the Company qualifies for the insurance exception described above. The Company believes that its interpretation of the look-through rule is consistent with the general legislative intention to exclude bona fide insurance companies from the operation of the PFIC provisions, but there can be no assurance the IRS or a court will take the same position in the future.

  No regulations concerning the application of the PFIC provisions to insurance companies have yet been issued. Each U.S. person who is considering an investment in the Common Shares is therefore advised to consult its tax advisor as to the effects of the PFIC rules.

  Other. Dividends paid by the Company to U.S. corporate shareholders will not be eligible for the dividends received deduction provided by section 243 of the Code.

  Except as discussed below with respect to backup withholding, dividends paid by the Company will not be subject to a U.S. withholding tax.

  Persons who are not citizens of or domiciled in the United States will not be subject to U.S. estate tax with respect to Common Shares.

  Information reporting to the IRS by paying agents and custodians located in the United States will be required with respect to payments of dividends on the Common Shares to U.S. persons. In addition, a holder of Common Shares may be subject to backup withholding at the rate of 31% with respect to dividends paid to such persons, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder's regular U.S. federal income tax liability.

  Subject to certain exceptions, persons that are not U.S. persons will be subject to U.S. federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, Common Shares if such dividends or gains are effectively connected with the conduct of a U.S. trade or business.

                      CERTAIN BERMUDA LAW CONSIDERATIONS

  The Company has been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority, Controller of Foreign Exchange (the "BMA"). The permission of the Controller of Foreign Exchange for the free transferability of Common Shares between such persons has been obtained.

  Approvals or permissions received from the BMA do not constitute a guarantee by the BMA as to the performance of the scheme or creditworthiness of the Company. Furthermore, in giving such approvals or permissions, the BMA shall not be liable for the performance or default of the scheme or for the correctness of any opinions or statements expressed.

  There are no limitations on the rights of persons who own Common Shares regarded as non-residents of Bermuda for foreign exchange control purposes owning Common Shares to hold or vote their Common Shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to U.S. residents who are holders of Common Shares, other than restrictions on payments in the local Bermuda currency.

  Share certificates are usually issued only in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, the Company is not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust.

  The Company will take no notice of any trust applicable to any of its Common Shares whether or not it had notice of such trust.

  As an "exempted company," the Company is exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but as an "exempted company" the Company may not participate in certain business transactions, including: (i) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy agreement for a term not exceeding 21 years); (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda or (iii) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda, under a license granted by the Minister of Finance of Bermuda or reinsuring risks undertaken by any company incorporated in Bermuda and permitted to engage in insurance and reinsurance business.

  The Bermuda government actively encourages foreign investment in "exempted" entities, like the Company, that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, the Company is subject neither to taxes on its income or dividends, nor to any foreign exchange controls in Bermuda, having been designated as non-resident for Bermuda exchange control purposes. In addition, the Company is not subject to capital gains tax in Bermuda, and profits can be accumulated by the Company, as required, without limitation.

  Under Bermuda law, non-Bermudians may not engage in any gainful occupation in Bermuda without the specific permission of the appropriate government authority. Such permission or a work permit for a specific period of time, may be extended, upon showing that, after proper public advertisement, no Bermudian (nor spouse of a Bermudian) is available who meets the minimum standards for the advertised position. All of the Company's executive officers, each of whom is a United States citizen, as well as nine other employees of the Company, are working in Bermuda under work permits which expire in 1998, 1999 or 2000. The Company is not aware of any difficulties in connection with renewing the work permits for these officers and employees. However, there can be no assurance that these work permits will be extended.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company, the Selling Shareholders, and each of the underwriters named below (the "U.S. Underwriters"), and concurrently with the sale of 800,000 Common Shares to the International Underwriters, the Selling Shareholders have agreed to sell to each of the U.S. Underwriters, and each of the U.S. Underwriters has severally agreed to purchase, the aggregate number of Common Shares set forth opposite its name below.

                                                                     NUMBER OF
   UNDERWRITERS                                                    COMMON SHARES
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..........................................
   BT Alex. Brown Incorporated....................................
   Lehman Brothers Inc. ..........................................
   Salomon Brothers Inc...........................................
                                                                     ---------
        Total....................................................    3,200,000
                                                                     =========

  The Shares to be sold in the Offering consist of full voting Common Shares, DVI Shares and DVII Shares. The Company, the Selling Shareholders and the Underwriters have agreed that immediately upon the consummation of the Offering, the DVI Shares and the DVII Shares to be sold in the Offering by certain of the Selling Shareholders will be converted into an equal number of full voting Common Shares on a one-for-one basis. Purchasers of Shares in the Offering will receive only full voting Common Shares. See "Principal and Selling Shareholders."

  Merrill Lynch, BT Alex. Brown Incorporated, Lehman Brothers Inc. and Salomon Brothers Inc are acting as representatives (the "U.S. Representatives") of the several U.S. Underwriters.

  The Company and the Selling Shareholders have also entered into an international purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States and Canada (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International, BT Alex. Brown International, division of Bankers Trust International PLC, Lehman Brothers International (Europe) and Salomon Brothers International Limited are acting as representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 3,200,000 Shares to the U.S. Underwriters, the Selling Shareholders have agreed to sell to the International Underwriters, and the International Underwriters severally have agreed to purchase, an aggregate of 800,000 Shares. The public offering price per Share and the underwriting discount per Share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  In the U.S. Purchase Agreement, the several U.S. Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Shares being sold pursuant to such Agreement if any of the Shares being sold pursuant to such Agreement are purchased. In the International Purchase Agreement, the several International Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Shares being sold pursuant to such Agreement if any of the Shares being sold pursuant to such Agreement are purchased. Each Agreement provides that in the event of a default by an Underwriter, the purchase commitments of non-defaulting Underwriters may in certain circumstances be increased. The closings with respect to the sale of the Shares to be purchased by the U.S. Underwriters and the International Underwriters are conditioned upon one another.

  The U.S. Underwriters propose initially to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers (who may include U.S. Underwriters) at such price less a
concession not in excess of $   per share. The U.S. Underwriters may allow,
and such dealers may re-allow, a discount not in excess of $   per share to
certain other dealers. After the Offering, the public offering price, concession and discount may be changed.

  The Selling Shareholders have granted to the U.S. Underwriters an option to purchase up to an aggregate of 480,000 additional Shares, and to the International Underwriters an option to purchase up to an aggregate of 120,000 additional Shares, in each case exercisable for 30 days after the date hereof, to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. To the extent that the U.S. Underwriters exercise this option, each of the U.S. Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such Shares that the number of Shares to be purchased by it shown in the foregoing table bears to the total number of Shares initially offered to the U.S. Underwriters hereby.

  The U.S. Underwriters and the International Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the International Underwriters of such number of Shares as may be mutually agreed. The price of any Shares so sold shall be the public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell Shares will agree to offer to sell or sell Shares to persons who are United States or Canadian persons (as defined in the Intersyndicate Agreement) or to persons they believe intend to resell to persons who are United States or Canadian persons, and the International Underwriters and any dealer to whom they sell Shares will not offer to sell or sell Shares to United States or Canadian persons or to persons they believe intend to resell to United States or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement.

  The Company, the Selling Shareholders and certain officers and directors of the Company have agreed not to sell or otherwise dispose of any Common Shares or securities convertible into or exchangeable or exercisable for Common Shares for a period of 90 days after the date of this Prospectus, without the prior written consent of Merrill Lynch; provided, that the members of Management subject to the aforementioned agreement will be permitted to sell up to 150,000 shares after the sixtieth day from the date of this Prospectus. Upon the consummation of the Offering, it is expected that such lock-up agreements will cover an aggregate of approximately 9,333,956 Common Shares. There are no known formal or informal plans, arrangements, agreements or understandings regarding any intention to seek the consent of Merrill Lynch to release any of the foregoing restrictions at this time. It is generally the policy of Merrill Lynch to review any such requested consent on a case by case basis in light of the applicable circumstances.

  The Company has agreed to indemnify the U.S. Underwriters and the International Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and the International Underwriters may be required to make in respect thereof.

  The Underwriters do not intend to confirm sales of the Common Shares offered hereby to any accounts over which they exercise discretionary authority.

  Until the distribution of the Shares to be sold in the Offering is completed, rules of the Commission may limit the ability of the Underwriters to bid for and purchase the Common Shares. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares.

  If the Underwriters create a short position in the Common Shares in connection with the initial resale of the Shares to be sold in the Offering, i.e., if they sell more Common Shares than are set forth on the cover page of this Prospectus, the Underwriters may reduce such short position by purchasing Common Shares in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase Common Shares in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Shares, they may reclaim the amount of the selling concession from the Underwriters and selling group members who initially resold such shares.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that any transaction described above may have on the price of the Common Shares. In addition, neither the Company nor any Underwriter makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Merrill Lynch has acted as the Company's financial advisor with respect to certain prior transactions and received commercially customary compensation in connection therewith. Any or all of the Representatives may serve as a financial advisor to the Company from time to time in the future.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Offering will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York, who will rely as to Bermuda law upon the opinion of Conyers, Dill & Pearman, Hamilton, Bermuda. The validity of the issuance of the Shares offered hereby is being passed upon for the Company by Conyers, Dill & Pearman. Certain legal matters will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Certain Bermuda tax matters have been passed upon by Conyers, Dill & Pearman. The description of United States tax laws will be passed upon by Willkie Farr & Gallagher.

                                    EXPERTS

  The consolidated financial statements and schedules of RenaissanceRe Holdings Ltd. and its subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 appearing or incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement or incorporated by reference. Such consolidated financial statements and schedules are included herein or incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                     GLOSSARY OF SELECTED INSURANCE TERMS

Attachment point.............  The amount of loss (per occurrence or in the aggregate, as the case may be) above which excess of loss reinsurance becomes operative.

Broker.......................  One who negotiates contracts of insurance or reinsurance, receiving a commission for
                               placement and other services rendered, between
                               (1) a policy holder and a primary insurer, on behalf of the insured party, (2) a primary insurer and reinsurer, on behalf of the primary insurer, or (3) a reinsurer and a retrocessionaire, on behalf of the reinsurer.

Catastrophe excess of loss     A form of excess of loss reinsurance that,
 reinsurance.................  subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified retention with respect to an accumulation of losses resulting from a catastrophic event or a series of catastrophic events.

Cede; Cedent; Ceding           When a party reinsures its liability with
 company.....................  another, it "cedes" business and is referred to as the "cedent" or "ceding company."

Claim adjustment expenses....  The expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs.

Claim reserves...............  Liabilities established by insurers and reinsurers to reflect the estimated cost of claims payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and for claim adjustment expenses.

Excess of loss reinsurance...  A generic term describing reinsurance that indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a "level" or "retention." Also known as non-proportional reinsurance. Excess of loss reinsurance is written in layers. A reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. The total coverage purchased by the cedent is referred to as a "program" and will typically be placed with predetermined reinsurers in prenegotiated layers. Any liability exceeding the outer limit of the program reverts to the ceding company, which also bears the credit risk of a reinsurer's insolvency.

Generally accepted
 accounting                    Accounting principles as set forth in opinions
 principles ("GAAP").........  of the Accounting Principles Board of the
                               American Institute of Certified Public
                               Accountants and/or statements of the Financial
                               Accounting Standards Board and/or their
                               respective successors and which are applicable in the circumstances as of the date in question.

Incurred but not reported
 ("IBNR")....................  Reserves for estimated losses that have been incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer including unknown future developments on losses which are known to the insurer or reinsurer.

Layer........................  The interval between the retention or attachment point and the maximum limit of indemnity for which a reinsurer is responsible.

Net premiums written.........  Gross premiums written for a given period less premiums ceded to reinsurers and
                               retrocessionaires during such period.

Proportional reinsurance.....  A generic term describing all forms of reinsurance in which the reinsurer shares a proportional part of the original premiums and losses of the reinsured. (Also known as pro rata reinsurance, quota share reinsurance or participating reinsurance.) In proportional reinsurance the reinsurer generally pays the ceding company a ceding commission. The ceding commission generally is based on the ceding company's cost of acquiring the business being reinsured (including commissions, premium taxes, assessments and miscellaneous administrative expense) and also may include a profit factor.

Reinstatement premium........  The premium charged for the restoration of the reinsurance limit of a catastrophe contract to its full amount after payment by the reinsurer of losses as a result of an occurrence.

Reinsurance..................  An arrangement in which an insurance company, the reinsurer, agrees to indemnify another insurance or reinsurance company, the ceding company, against all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies. Reinsurance can provide a ceding company with several benefits, including a reduction in net liability on individual risks and catastrophe protection from large or multiple losses. Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without a concomitant increase in capital and surplus, and facilitates the maintenance of acceptable financial ratios by the ceding company. Reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured.

Retention....................  The amount or portion of risk that an insurer retains for its own account. Losses in excess of the retention level are paid by the reinsurer. In proportional treaties, the retention may be a percentage of the original policy's limit. In excess of loss business, the retention is a dollar amount of loss, a loss ratio or a percentage.

Retrocessional Reinsurance;
 Retrocessionaire............  A transaction whereby a reinsurer cedes to another reinsurer, the retrocessionaire, all or part of the reinsurance that the first reinsurer has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured. Reinsurance companies cede risks to retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance: to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity.

Risk excess of loss            A form of excess of loss reinsurance that
 reinsurance.................  covers a loss of the reinsured on a single
                               "risk" in excess of its retention level of the type reinsured, rather than to aggregate losses for all covered risks, as does catastrophe excess of loss reinsurance. A "risk" in this context might mean the insurance coverage on one building or a group of buildings or the insurance coverage under a single policy, which the reinsured treats as a single risk.

Underwriting.................  The insurer's or reinsurer's process of reviewing applications submitted for insurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums.

Underwriting capacity........
                               The maximum amount that an insurance company can underwrite. The limit is generally determined by the company's retained earnings and investment capital. Reinsurance serves to increase a company's underwriting capacity by reducing its exposure from particular risks.

Underwriting expenses........  The aggregate of policy acquisition costs, including commissions, and the portion of administrative, general and other expenses attributable to underwriting operations.

                  RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

Report of Independent Auditors............................................  F-2
Consolidated Balance Sheets as of December 31, 1996 and 1995..............  F-3
Consolidated Statements of Income for the years ended December 31, 1996,
 1995 and 1994............................................................  F-4
Consolidated Statements of Shareholders' Equity for the years ended
 December 31, 1996, 1995
 and 1994.................................................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1995 and 1994......................................................  F-6
Notes to the Consolidated Financial Statements............................  F-7
Consolidated Balance Sheets as of September 30, 1997 (unaudited) and
 December 31, 1996........................................................ F-18
Consolidated Statements of Operations for the nine-month periods ended
 September 30, 1997 and September 30, 1996 (unaudited).................... F-19
Consolidated Statements of Cash Flows for the nine-month periods ended
 September 30, 1997 and September 30, 1996 (unaudited).................... F-20
Notes to the Consolidated Financial Statements (unaudited)................ F-21

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of RenaissanceRe Holdings Ltd.

  We have audited the accompanying consolidated balance sheets of RenaissanceRe Holdings Ltd. and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of RenaissanceRe Holdings Ltd. and Subsidiaries as of December 31, 1996 and 1995 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG

Hamilton, Bermuda
January 15, 1997

                  RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

AT DECEMBER 31,
(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT PER     1996      1995
SHARE AMOUNTS)                                                 --------  --------
ASSETS
Investments available for sale, at fair value (amortized cost
 $601,907 and $521,149, at December 31, 1996 and 1995,
 respectively) (Note 3)......................................  $603,484  $523,848
Short-term investments (Note 3)..............................       --      4,988
Cash and cash equivalents....................................   198,982   139,163
Reinsurance premiums receivable..............................    56,685    62,773
Ceded reinsurance balances...................................    19,783     2,027
Accrued investment income....................................    13,913    14,851
Deferred acquisition costs...................................     6,819     6,163
Other assets.................................................     5,098     3,247
                                                               --------  --------
  TOTAL ASSETS...............................................  $904,764  $757,060
                                                               ========  ========
LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS' EQUITY
LIABILITIES
Reserve for claims and claim adjustment expenses (Note 5)....  $105,421  $100,445
Reserve for unearned premiums................................    65,617    60,444
Bank loan (Note 6)...........................................   150,000   100,000
Reinsurance balances payable.................................    18,072     7,254
Other........................................................     4,215     2,581
                                                               --------  --------
  TOTAL LIABILITIES..........................................   343,325   270,724
                                                               --------  --------
MINORITY INTERESTS...........................................    15,236       --
                                                               --------  --------
COMMITMENTS AND CONTINGENCIES (NOTE 15)
SHAREHOLDERS' EQUITY (NOTES 7 AND 9)
Common Shares: $1 par value-authorized 200,000,000 shares
 issued and outstanding at December 31, 1996--23,530,616
 shares (1995--25,605,000 shares)............................    23,531    25,605
Additional paid-in capital...................................   102,902   174,370
Loans to officers and employees (Note 13)....................    (3,868)   (2,728)
Net unrealized appreciation on investments (Note 3)..........     1,577     2,699
Retained earnings............................................   422,061   286,390
                                                               --------  --------
  TOTAL SHAREHOLDERS' EQUITY.................................   546,203   486,336
                                                               --------  --------
  TOTAL LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS'
   EQUITY....................................................  $904,764  $757,060
                                                               ========  ========
BOOK VALUE PER COMMON SHARE..................................  $  23.21  $  18.99
                                                               ========  ========


        See accompanying notes to the consolidated financial statements.

                  RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS,     1996      1995      1994
EXCEPT PER SHARE AMOUNTS)                           --------  --------  --------
REVENUES:
Gross premiums written............................  $269,913  $292,607  $273,481
                                                    --------  --------  --------
Net premiums written..............................  $251,564  $289,928  $269,954
Decrease (increase) in unearned premium...........     1,264    (1,042)  (27,192)
                                                    --------  --------  --------
Net premiums earned...............................   252,828   288,886   242,762
Net investment income (Note 3)....................    44,170    32,320    14,942
Foreign exchange gains............................       789     3,045     3,001
Net realized gains (losses) on sale of investments
 (Note 3).........................................    (2,938)    2,315       246
Other insurance fees..............................        --        --       441
                                                    --------  --------  --------
  TOTAL REVENUES..................................   294,849   326,566   261,392
                                                    --------  --------  --------
EXPENSES:
Claims and claim expenses incurred (Note 5).......    86,945   110,555   114,095
Acquisition costs.................................    26,162    29,286    25,653
Operational expenses..............................    16,731    10,448     9,725
Corporate expenses................................     2,298     4,531     2,429
Interest expense..................................     6,553     6,424       192
                                                    --------  --------  --------
  TOTAL EXPENSES..................................   138,689   161,244   152,094
                                                    --------  --------  --------
Income before income taxes........................   156,160   165,322   109,298
Income tax expense (Note 10)......................        --        --        --
                                                    --------  --------  --------
Net income........................................   156,160   165,322   109,298
Net income allocable to Series B Preference
 Shares...........................................        --     2,536    12,879
                                                    --------  --------  --------
Net income available to Common Shareholders.......  $156,160  $162,786  $ 96,419
                                                    --------  --------  --------
NET INCOME PER COMMON SHARE.......................  $   6.01  $   6.75  $   4.24
                                                    ========  ========  ========


        See accompanying notes to the consolidated financial statements.

                  RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                         NET
                                                                      UNREALIZED
YEARS ENDED DECEMBER 31,                                  LOANS TO   APPRECIATION
  1996, 1995 AND 1994      SERIES A            ADDITIONAL OFFICERS  (DEPRECIATION)               TOTAL
(EXPRESSED IN THOUSANDS   PREFERENCE  COMMON    PAID-IN      AND          OF       RETAINED  SHAREHOLDERS'
           OF               SHARES    SHARES    CAPITAL   EMPLOYEES  INVESTMENTS   EARNINGS     EQUITY
 UNITED STATES DOLLARS)   ----------  -------  ---------- --------- -------------- --------  -------------
BALANCE, DECEMBER 31,
 1993...................  $ 141,200   $     1         --        --     $   (11)    $ 31,281    $172,471
Net income..............         --        --         --        --          --      109,298     109,298
Income allocated to
 Series B Preference
 Shares.................         --        --         --        --          --      (12,879)    (12,879)
Net unrealized
 depreciation of
 investments............         --        --         --        --      (3,643)          --      (3,643)
                          ---------   -------   --------   -------     -------     --------    --------
BALANCE, DECEMBER 31,
 1994...................    141,200         1         --        --      (3,654)     127,700     265,247
                          ---------   -------   --------   -------     -------     --------    --------
Net income..............         --        --         --        --          --      165,322     165,322
Income allocated to
 Series B Preference
 Shares.................         --        --         --        --          --       (2,536)     (2,536)
Net unrealized
 appreciation of
 investments............         --        --         --        --       6,353           --       6,353
Conversion of Series A
 Preference Shares......   (141,200)   14,025   $127,175        --          --           --          --
Exercise of options,
 share grants and
 related items..........         --       974      3,506        --          --           --       4,480
Stock dividend to Common
 Shareholders...........         --     7,500     (7,500)       --          --           --          --
Issuance of Common
 Shares.................         --     3,105     51,189        --          --           --      54,294
Loans to officers and
 employees..............         --        --         --   $(2,728)         --           --      (2,728)
Dividends declared and
 paid to Common
 Shareholders (Note 9)..         --        --         --        --          --       (4,096)     (4,096)
                          ---------   -------   --------   -------     -------     --------    --------
BALANCE, DECEMBER 31,
 1995...................         --    25,605    174,370    (2,728)      2,699      286,390     486,336
                          ---------   -------   --------   -------     -------     --------    --------
Net income..............         --        --         --        --          --      156,160     156,160
Net unrealized
 depreciation of
 investments............         --        --         --        --      (1,122)          --      (1,122)
Repurchase of Common
 Shares.................         --    (2,085)   (71,375)       --          --           --     (73,460)
Exercise of options and
 related items..........         --        11        (93)       --          --           --         (82)
Dividends declared and
 paid to Common
 Shareholders (Note 9)..         --        --         --        --          --      (20,489)    (20,489)
Loans to officers and
 employees..............         --        --         --    (1,140)         --           --      (1,140)
                          ---------   -------   --------   -------     -------     --------    --------
BALANCE, DECEMBER 31,
 1996...................  $      --   $23,531   $102,902   $(3,868)    $ 1,577     $422,061    $546,203
                          =========   =======   ========   =======     =======     ========    ========


        See accompanying notes to the consolidated financial statements.

                  RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,
(EXPRESSED IN THOUSANDS OF UNITED STATES         1996       1995       1994
DOLLARS)                                       ---------  ---------  ---------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income...................................  $ 156,160  $ 165,322  $ 109,298
Adjustments to reconcile net income to cash
 provided by operating activities:
Depreciation and amortization................        296        548        511
Realized loss (gain) on sale of investments,
 net.........................................      2,938     (2,315)      (246)
Minority share of income.....................        110         --         --
Reinsurance balances, net....................     16,906     (5,440)   (22,840)
Ceded reinsurance balances...................    (17,756)    (1,293)      (734)
Accrued investment income....................        938     (6,117)    (7,286)
Reserve for unearned premiums................      5,173      1,043     27,926
Reserve for claims and claim adjustment
 expenses....................................      4,976     37,177     62,286
Non-cash compensation and other (income)
 charges.....................................       (354)     3,480        750
Other, net...................................      5,430      2,802      3,036
                                               ---------  ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES....    174,817    195,207    172,701
                                               ---------  ---------  ---------
CASH FLOWS APPLIED TO INVESTING ACTIVITIES:
Proceeds from maturities and sales of
 investments.................................    317,582    268,575    118,759
Purchase of investments available for sale...   (404,888)  (579,764)  (201,218)
Net sales (purchases) of short-term
 investments.................................      4,988     72,547    (71,542)
Purchase of furniture and equipment..........     (2,989)      (349)      (371)
Proceeds from sale of minority interest in
 Glencoe.....................................     15,126         --         --
                                               ---------  ---------  ---------
NET CASH APPLIED TO INVESTING ACTIVITIES.....    (70,181)  (238,991)  (154,372)
                                               ---------  ---------  ---------
CASH FLOWS PROVIDED BY (APPLIED TO) FINANCING
 ACTIVITIES:
Repurchase of Common Shares..................    (73,460)        --         --
Proceeds from issue of Common Shares.........         --     54,496         --
Net proceeds from bank loan..................     50,000     40,000     60,000
Redemption of Series B 15% Cumulative
 Redeemable Voting Preference Shares.........         --    (57,874)   (57,541)
Proceeds of Series B 15% Cumulative
 Redeemable Voting Preference Shares.........         --         --    100,000
Dividends paid...............................    (20,489)    (4,096)        --
Loans to officers and employees..............       (868)    (2,728)        --
Deferred registration costs..................         --         --       (767)
Proceeds from exercise of options............         --        100         --
                                               ---------  ---------  ---------
NET CASH PROVIDED BY (APPLIED TO) FINANCING
 ACTIVITIES..................................    (44,817)    29,898    101,692
                                               ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.................................     59,819    (13,886)   120,021
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR........................................    139,163    153,049     33,028
                                               ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF YEAR.......  $ 198,982  $ 139,163  $ 153,049
                                               =========  =========  =========

        See accompanying notes to the consolidated financial statements.

                 RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

  RenaissanceRe Holdings Ltd. ("RenaissanceRe"), formerly Renaissance Holdings Ltd., was formed under the laws of Bermuda on June 7, 1993 and serves as the holding company for its wholly-owned subsidiary, Renaissance Reinsurance Ltd. ("Renaissance Reinsurance") and its majority-owned subsidiary, Glencoe Insurance Ltd. ("Glencoe"), both of which are also incorporated under the laws of Bermuda.

  Renaissance Reinsurance primarily provides property catastrophe reinsurance coverage to insurers and reinsurers on a worldwide basis. Renaissance Reinsurance commenced its reinsurance underwriting operations on June 15, 1993. Glencoe primarily provides catastrophe exposed property coverage on an insurance and reinsurance basis. Glencoe commenced its insurance underwriting operations on January 2, 1996.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

 Basis of presentation

  The consolidated financial statements have been prepared on the basis of United States generally accepted accounting principles ("GAAP") and include the accounts of RenaissanceRe and its subsidiaries, Renaissance Reinsurance and Glencoe. RenaissanceRe, Renaissance Reinsurance and Glencoe are collectively referred to herein as the "Company." All intercompany transactions and balances have been eliminated on consolidation. Minority interests represent the interests of external parties in respect of net income and shareholders' equity of Glencoe. Certain comparative information has been reclassified to conform to current presentation.

 Use of estimates in financial statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Premium revenues and related expenses

  Premiums are recognized as income, net of any applicable retrocessional coverage, over the terms of the related contracts and policies. Premiums written are estimated based on information received from ceding companies and any subsequent differences arising on such estimates are recorded in the period in which they are determined. Unearned premium reserves represent the portion of premiums written that relate to the unexpired terms of contracts and policies in force. Such reserves are computed by pro rata methods based on statistical data or reports received from ceding companies.

  Acquisition costs, consisting principally of commissions and brokerage expenses incurred at the time a contract or policy is issued, are deferred and amortized over the period in which the related premiums are earned. Deferred policy acquisition costs are limited to their estimated realizable value based on the related unearned premiums. Anticipated claims and claim adjustment expenses, based on historical and current experience, and anticipated investment income related to those premiums are considered in determining the recoverability of deferred acquisition costs.

 Claims and claim adjustment expenses

  The reserve for claims and claim adjustment expenses includes estimates for unpaid claims and claim adjustment expenses on reported losses as well as an estimate of losses incurred but not reported. The reserve is based on reports and individual case estimates received from ceding companies as well as management estimates of ultimate losses. Inherent in the estimates of ultimate losses are expected trends in claim severity and frequency and other factors which could vary significantly as claims are settled. Accordingly, ultimate losses may vary materially from the amounts provided in the financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in results of operations in the period in which they become known and are accounted for as changes in estimates.

                 RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

 Investments

  Fixed maturity investments are considered available for sale and are reported at fair value. The net unrealized appreciation or depreciation on investments available for sale is included as a separate component of shareholders' equity. Investment transactions are recorded on the trade date with balances pending settlement reflected separately in the balance sheet. Short-term investments, which have a maturity of one year or less when purchased, are carried at cost, which approximates fair value.

  Realized gains or losses on the sale or maturity of investments are determined on the basis of the specific identification method. Investments which are considered to have permanently declined in value are written down to estimated realizable values. Net investment income, consisting of interest, net of investment expenses, is recognized when earned. The amortization of premium and accretion of discount for fixed maturity securities is computed utilizing the interest method. The effective yield utilized in the interest method is adjusted when sufficient information exists to estimate the probability and timing of prepayments. Fair values of investments are based on quoted market prices, or when necessary, based on the market value of securities with similar terms and quality.

 Fair value of financial instruments

  Fair value disclosures with respect to certain financial instruments are included separately herein where appropriate. The carrying values of other financial instruments, including the bank loan payable, reinsurance premiums receivable and accrued investment income, approximate their fair value due to the short-term nature of the balances.

 Earnings per share

  Earnings per share was calculated by dividing net income available to Common Shareholders by weighted average common and common equivalent shares outstanding. For the years ended December 31, 1996, 1995, and 1994, weighted average common and common equivalent shares outstanding were 26.0 million,
24.1 million, and 22.8 million, respectively. Weighted average shares for the years ended December 31, 1996, 1995, and 1994 included 25.5 million, 23.8 million and 22.5 million weighted average Common Shares outstanding, respectively. Common equivalent shares are calculated on the basis of the treasury stock method.

 Foreign exchange

  The Company's functional currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the balance sheet date. Revenues and expenses denominated in foreign currencies are translated at the prevailing exchange rate at the transaction date. Exchange gains and losses are included in the determination of net income.

 Cash and cash equivalents

  For the purposes of the statements of cash flows, cash equivalents include money market instruments with an original maturity of ninety days or less.

 Stock incentive compensation plans

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options. The alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123 ("FAS 123") requires the use of option valuation models that were not developed for use in valuing employee stock options. It is the opinion of management that disclosure of the pro forma impact of fair values, if material, provides a more relevant and informative presentation of the impact of stock options issued to employees than financial statement recognition of such amounts. Under APB 25, the Company recognizes compensation expense for stock option grants to the extent that the fair value of the stock exceeds the stock option exercise price at the date of grant.

                 RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

NOTE 3. INVESTMENTS

  The amortized cost, fair value and related unrealized gains and losses on investments available for sale are as follows:

                                                 GROSS      GROSS
   DECEMBER 31, 1996                 AMORTIZED UNREALIZED UNREALIZED   FAIR
   (AMOUNTS EXPRESSED IN THOUSANDS     COST      GAINS      LOSSES    VALUE
   OF U.S. DOLLARS)                  --------- ---------- ---------- --------
   Non-U.S. sovereign government
    bonds........................... $239,019    $1,338    $(1,001)  $239,356
   Non-U.S. corporate bonds.........  328,398     2,110       (933)   329,575
   Non-U.S. mortgage-backed
    securities......................   34,490        63        --      34,553
                                     --------    ------    -------   --------
                                     $601,907    $3,511    $(1,934)  $603,484
                                     ========    ======    =======   ========
                                                 GROSS      GROSS
   DECEMBER 31, 1995                 AMORTIZED UNREALIZED UNREALIZED   FAIR
   (AMOUNTS EXPRESSED IN THOUSANDS     COST      GAINS      LOSSES    VALUE
   OF U.S. DOLLARS)                  --------- ---------- ---------- --------
   Non-U.S. sovereign government
    bonds........................... $200,037    $3,079    $(1,162)  $201,954
   Non-U.S. corporate bonds.........  298,683     3,233     (2,410)   299,506
   Non-U.S. mortgage-backed
    securities......................   22,429        20        (61)    22,388
                                     --------    ------    -------   --------
                                     $521,149    $6,332    $(3,633)  $523,848
                                     ========    ======    =======   ========

  Contractual maturities of fixed maturity securities are shown below. Expected maturities, which are best estimates, will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. All mortgage-backed securities mature within five years.

                                                             DECEMBER 31, 1996
                                                             ------------------
                                                             AMORTIZED   FAIR
                                                               COST     VALUE
   (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)          --------- --------
   Due within one year...................................... $ 56,174  $ 56,043
   Due after one through five years.........................  455,999   457,105
   Due after five through ten years.........................   89,734    90,336
                                                             --------  --------
                                                             $601,907  $603,484
                                                             ========  ========

  The weighted average contractual maturity of the total carrying value of fixed maturity investments available for sale as of December 31, 1996 and 1995 was 3.7 years and 4.2 years, respectively.

  The following table summarizes the composition of the fair value of the fixed maturity portfolio by ratings assigned by rating agencies (e.g. Standard & Poor's Corporation) or, with respect to non-rated issues, as estimated by the Company's investment managers.

                                                               AT DECEMBER 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
        AAA...................................................    28.1%    39.5%
        AA....................................................    50.1     41.6
        A.....................................................    20.2     15.3
        BBB...................................................     1.6      3.6
                                                               -------  -------
                                                                 100.0%   100.0%
                                                               =======  =======

                 RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

 Investment income

  The components of net investment income are as follows:

                                                        YEARS ENDED DECEMBER
                                                                 31,
                                                       -----------------------
                                                        1996    1995    1994
   (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)    ------- ------- -------
   Fixed maturities................................... $36,225 $25,936 $10,205
   Short-term investments.............................      53   2,974   3,986
   Cash and cash equivalents..........................   9,460   5,122   1,846
                                                       ------- ------- -------
                                                        45,738  34,032  16,037
   Investment expenses................................   1,568   1,712   1,095
                                                       ------- ------- -------
   NET INVESTMENT INCOME.............................. $44,170 $32,320 $14,942
                                                       ======= ======= =======

  The analysis of realized gains (losses) and the change in unrealized gains (losses) on investments is as follows:

                                                       YEARS ENDED DECEMBER
                                                               31,
                                                      ------------------------
     (AMOUNTS EXPRESSED IN THOUSANDS OF U.S.           1996     1995    1994
     DOLLARS)                                         -------  ------  -------
     Gross realized gains...........................  $ 1,240  $2,488  $   666
     Gross realized losses..........................   (4,178)   (173)    (420)
                                                      -------  ------  -------
     Net realized gains (losses) on sale of
      investments...................................   (2,938)  2,315      246
     Unrealized gains (losses)......................   (1,122)  6,353   (3,643)
                                                      -------  ------  -------
     TOTAL REALIZED AND UNREALIZED GAINS (LOSSES) ON
      INVESTMENTS...................................  $(4,060) $8,668  $(3,397)
                                                      =======  ======  =======

  Proceeds from maturities and sales of fixed maturity investments were $317.6 million, $268.6 million and $118.8 million for the years ended December 31, 1996, 1995 and 1994, respectively.

  The Company's investments are primarily invested in U.S. dollar denominated foreign investments. At December 31, 1996, the Company's investments in cash and cash equivalents included $25.3 million of investments in non-U.S. dollar currencies, representing approximately 3.2% of invested assets. At December 31, 1995, cash and cash equivalents included $29.5 million of investments in non-U.S. dollar currencies, representing approximately 4.4% of invested assets.

NOTE 4. CEDED REINSURANCE

  The Company utilizes reinsurance to reduce its exposure to large losses in peak zones. The Company currently has in place contracts that provide for recovery of a portion of certain claims and claim expenses from reinsurers in excess of various retentions and loss warranties. If reinsurers are unable to meet their obligations under the agreements, the Company would remain liable to the extent that any reinsurance company fails to meet its obligation. To date, there have been no losses reported to indicate that the Company's reinsurance coverage will be reached, and there are no amounts recoverable for claims and claim expenses from reinsurers.

NOTE 5. LIABILITY FOR UNPAID CLAIMS AND CLAIM ADJUSTMENT EXPENSES

  Estimates of claims and claim adjustment expenses are based in part upon the prediction of claims resulting from catastrophic events. Estimation by the Company of claims resulting from catastrophic events based upon its own historical claim experience is inherently difficult because of the Company's short operating history and the severity of property catastrophe claims. Therefore, the Company utilizes both proprietary and commercially available models, as well as historical reinsurance industry property catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs. As the Company's book of

                 RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES business matures and property catastrophe claims data improves, the Company anticipates that its process of establishing reserves may improve and may result in more refined estimates of claims and claim adjustment expenses.

  Activity in the liability for unpaid claims and claim adjustment expense is summarized as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                        -------------------------
                                                          1996     1995    1994
     (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)   -------- -------- -------
     Balance as of January 1.........................   $100,445 $ 63,268 $   982
     Incurred related to:
       Current year..................................     74,809   80,939 114,095
       Prior years...................................     11,827   29,616     --
                                                        -------- -------- -------
         Total incurred..............................     86,636  110,555 114,095
     Paid related to:
       Current year..................................     26,415   29,253  51,809
       Prior years...................................     55,554   44,125     --
                                                        -------- -------- -------
         Total paid..................................     81,969   73,378  51,809
     Effect of foreign exchange......................        309      --      --
                                                        -------- -------- -------
     BALANCE AS OF DECEMBER 31.......................   $105,421 $100,445 $63,268
                                                        ======== ======== =======

  During 1996, the Company incurred $11.8 million of claims and claim expenses for 1995 and prior periods primarily as a result of reserve increases for claims related to the Northridge, California earthquake and a retrocessional quota share contract. The additional development on both of these claims was partially offset by additional premiums received under the reinsured contracts. During 1995, the Company incurred $29.6 million of claims and claim expenses for 1994 and prior periods primarily as a result of reserve increases for claims related to the Northridge, California earthquake, reserve changes related to a retrocessional quota share contract and a large industrial catastrophe that occurred late in 1994. The additional development on these claims was partially offset by additional premiums received under the reinsured contracts. The Company's total reserve for incurred but not reported claims was $42.7 million at the end of 1996 compared to $29.1 million at the end of 1995.

NOTE 6. BANK LOAN PAYABLE

  On December 12, 1996, the Company amended and restated its Revolving Credit Facility with a syndicate of commercial banks. The amended and restated credit facility provides for the borrowing of up to $200 million on terms generally extended to prime borrowers, at an interest rate, at the Company's option, of either the base rate of the lead bank or the LIBOR rate plus a spread ranging from 25 to 50 basis points. The full amount of the Revolving Credit Facility is available until December 1, 1999 with two optional one year extensions, if requested by the Company and approved by the lenders. As of December 31, 1996, $150 million was outstanding under this agreement.

  The credit agreement limits the payment of dividends by the Company to the amount by which the Company's total shareholders' equity exceeds $300 million and requires, among other things, that various financial maintenance tests be met over the term of the agreement.

  Interest payments on the Company's credit facility totaled $6.9 million, $5.8 million and $0.1 million for the years ended December 31, 1996, 1995 and 1994 respectively.

                 RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

NOTE 7. SHAREHOLDERS' EQUITY

  The Company's 200,000,000 authorized $1.00 par value Common Shares consists of three separate series with differing voting rights as follows:

                                                                     ISSUED AND
                                                         AUTHORIZED  OUTSTANDING
                                                         ----------- -----------
     Full Voting Common Shares (the Common Shares)
      (includes all shares registered and available to
      the public)......................................  181,570,583 17,877,316
                                                         ----------- ----------
     Diluted Voting Class I Common Shares (the Diluted
      Voting I Shares).................................   16,789,776  4,199,191
                                                         ----------- ----------

     Diluted Voting Class II Common Shares (the Diluted
      Voting II Shares)................................    1,639,641  1,454,109
                                                         ----------- ----------

                                                         200,000,000 23,530,616
                                                         =========== ==========

  The Diluted Voting I Shares and the Diluted Voting II Shares (together the Diluted Voting Shares) were authorized at a special general meeting of shareholders on December 23, 1996 and subsequent to the authorization, affiliates of General Electric Investment Corporation (GEI) exchanged 5.7 million Common Shares for 4.2 million Diluted Voting I Shares and 1.5 million Diluted Voting II Shares, and as such are the sole holders of such diluted voting securities.

  The Diluted Voting Shareholders vote together with the Common Shareholders. The Diluted Voting I Shares are limited to a fixed voting interest in the Company of up to 9.9 percent. Each Diluted Voting II Share has a one-third vote on most corporate matters. The Diluted Voting Shareholders are entitled to the same rights, including receipt of dividends and the right to vote on certain significant corporate matters, and are subject to the same restrictions as the Common Shareholders. The Company currently does not intend to register or list the Diluted Voting Shares on The New York Stock Exchange.

  On December 13, 1996, the Board of Directors approved a Capital Plan which is comprised of two components. First, the Company purchased an aggregate of 2,085,361 Common Shares at $34.50 per share for an aggregate price of $71.9 million on a pro rata basis from its founding institutional investors. Second, the Company commenced a tender offer for 813,190 Common Shares at $34.50 per share for an aggregate price of $28.1 million. The two transactions that comprise the capital plan are expected to return a total of $100 million to shareholders through the repurchase and cancellation of Common Shares.

  In February 1996, the Company paid for the costs of a secondary offering of the Company's Common Shares sold by the founding institutional investors pursuant to the registration rights agreement by and among the Company, the founding institutional investors and certain officers and employees of the Company. The Company incurred costs of $0.5 million with respect to the registration of shares which is reflected as a reduction to additional paid-in capital on the balance sheet.

  On July 26, 1995, the Company issued 3,105,000 Common Shares for proceeds, net of fees, discounts and commissions, of approximately $56.3 million in an initial public offering (the IPO). Costs associated with the IPO, totaling approximately $2.0 million were deducted from the related proceeds. The net amount received in excess of Common Share par value was recorded as additional paid-in capital.

  In March 1995, the Company adopted a plan of recapitalization (the Recapitalization) and completed certain other transactions designed to produce a capital structure comprised entirely of Common Shares. In connection therewith:

                 RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

  . The Company effected a consolidation and subdivision of its authorized share capital allocated to Common Shares of U.S. $1.00 par value each and reallocated the entire $200 million authorized capital of the Company to its Common Shares. The Company issued a stock dividend of one fully-paid Common Share for each two issued and outstanding Common Shares (the "Stock Dividend"). This issuance reclassified $7.5 million to the Company's Common Shares from additional paid-in capital.

  . The Series A Preference Shares were converted into 21,037,500 Common
    Shares.

  . 673,500 Common Shares were issued to USF&G in the form of a stock dividend. 575,584 of such shares were issued to restore USF&G's economic position in the Company (i.e., ownership percentage) to the level immediately preceding the Recapitalization. 99,416 of such shares were granted in the form of a special stock dividend, in exchange for USF&G's surrender of certain rights as holder of all the then-outstanding Common Shares in connection with conversion of the Series A Preference Shares. In connection with the 99,416 shares granted, the approximately $1.2 million fair value of such shares, as determined by the Company's Board of Directors, has been reflected in the financial statements as a non-cash organizational expense for the year ended December 31, 1995.

  In May, 1994 the Company received $100 million with respect to the issuance of 1,000,000 Series B Preference Shares at a price of U.S. $100 each to the founding institutional investors. Dividends related to the Series B Preference Shares amounted to $2.5 million and $12.9 million in 1995 and 1994, respectively. In December, 1994 the Company redeemed 575,414 Series B Preference Shares, and in April 1995 all remaining Series B Preference Shares and accumulated dividends were redeemed.

NOTE 8. RELATED PARTY TRANSACTIONS AND MAJOR CUSTOMERS

  The Company has in force several treaties with USF&G, subsidiaries of USF&G and affiliates of GEI covering property catastrophe risks in several geographic zones. The terms of these treaties were determined in arms-length negotiations and the Company believes that such terms are comparable to terms the Company would expect to negotiate in similar transactions with unrelated parties. For the years ended December 31, 1996, 1995 and 1994, the Company received $27.9 million, $45.7 million and $28.1 million in reinsurance premiums and deposits related to these treaties, respectively.

  Renaissance Reinsurance has entered into Investment Advisory Agreements with each of Warburg, Pincus Investment Counsellors, Inc., ("Counsellors"), an affiliate of E.M. Warburg, Pincus & Co., LLC and GE Investment Management, an affiliate of GEI. Counsellors and GE Investment Management currently each manage approximately 40% of Renaissance Reinsurance's investment portfolio, subject to Renaissance Reinsurance's investment guidelines. The terms of the Investment Advisory Agreements were determined in arms-length negotiations. The performance of, and the fees paid to, Counsellors and GE Investment Management under the Investment Advisory Agreements are reviewed periodically by the Board. Such fees paid to Counsellors and GE Investment Management aggregated $0.5 million and $0.6 million, respectively for the year ended December 31, 1996, respectively.

  During the years ended December 31, 1996, 1995 and 1994, the Company received 58.5%, 47.9%, and 53.9%, respectively, of its premium assumed from its five largest reinsurance brokers. Subsidiaries and affiliates of Marsh & McLennan, Incorporated, E. W. Blanch Co., Inc., Greig Fester Limited, Alexander Howden Reinsurance Brokers, Ltd. and Bates, Turner Inc. (a GE Capital Services Company, an affiliate of GEI) accounted for approximately 15.2%, 14.9%, 11.5%, 10.1% and 6.8%, respectively, of the Company's net premiums written in 1996.

                 RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

NOTE 9. DIVIDENDS

  During 1996, four regular quarterly dividends of $0.20 per share were paid to shareholders of record as of February 20, May 16, August 20, and November
19. During 1995 the Company paid a dividend of $0.16 per share, payable to shareholders of record as of November 21. The total amount of dividends paid in 1996 and 1995 were $20.5 million and $4.1 million, respectively.

NOTE 10. TAXATION

  Under current Bermuda law, neither RenaissanceRe, Renaissance Reinsurance nor Glencoe are required to pay taxes in Bermuda on either income or capital gains.

NOTE 11. SEGMENT INFORMATION

  Financial information relating to gross premiums assumed from ceding companies by geographic area is as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                        --------------------------
                                                          1996     1995     1994
     (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)   -------- -------- --------
     United States..................................    $126,611 $144,077 $129,246
     Worldwide......................................      44,460   59,137   50,805
     Worldwide (excluding U.S.).....................      38,746   41,311   38,534
     Europe (including the United Kingdom)..........      31,534   25,365   26,062
     Other..........................................      18,958   11,720   19,200
     Australia and New Zealand......................       9,604   10,997    9,634
                                                        -------- -------- --------
      TOTAL GROSS PREMIUMS WRITTEN..................    $269,913 $292,607 $273,481
                                                        ======== ======== ========

  The category "Worldwide (excluding U.S.)" consists of contracts that cover more than one geographic zone (other than the U.S.). The exposure in this category for gross premiums written to date is predominantly from Europe and Japan.

NOTE 12. EMPLOYEE BENEFIT PLANS

  The Company's employees that are not subject to U.S. taxation may participate in a contributory savings and investment plan. Each employee in the non-U.S. plan may contribute to the plan. Employee contributions are matched at a rate of 100 percent of the first six percent of compensation contributed to the plan.

  The Company's employees that are subject to U.S. taxation participate in a defined contribution savings and investment plan. Employee contributions are matched at a rate of 50 percent, subject to IRS and ERISA regulations. In addition the Company provides a health benefit plan providing hospital, medical and other health benefits.

NOTE 13. STOCK INCENTIVE COMPENSATION PLANS

  The Company adopted the disclosure-only option under FAS 123, as of December 31, 1996. The pro forma impacts of the fair value accounting provisions of FAS 123 were immaterial on 1996 and 1995 net income.

  The Company has a stock option plan under which all employees of the Company and its subsidiaries may be granted stock options. A stock option award under the Company's stock option plan allows for the purchase of the Company's Common Shares at a price that is generally equal to the market price of the Common Shares on the date of grant. Options to purchase Common Shares are granted periodically by the Board of Directors and generally expire ten years from the date of grant.

  Information with respect to stock options follows:

                 RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

                                                                        WEIGHTED
                                                  OPTIONS               AVERAGE
                                                 AVAILABLE    OPTIONS   EXERCISE
                                                 FOR GRANT  OUTSTANDING  PRICE
                                                 ---------  ----------- --------
Balance, December 31, 1994......................       --      100,000   $ 1.00
  Authorized.................................... 2,900,000
  Options granted:
    Exercise price at market price..............  (877,650)    877,650   $13.43
    Exercise price below market price...........   (24,000)     24,000   $19.50
  Options exercised.............................              (100,000)  $ 1.00
                                                 ---------   ---------   ------
Balance, December 31, 1995...................... 1,998,350     901,650   $13.59
  Options granted:
    Exercise price at market price..............  (424,349)    424,349   $29.41
  Options exercised.............................               (28,738)  $14.91
                                                 ---------   ---------   ------
Balance, December 31, 1996...................... 1,574,001   1,297,261   $18.74
                                                 =========   =========   ======
  TOTAL OPTIONS EXERCISABLE AT END OF YEAR......               470,650
                                                             =========

  In 1996, the Company established a Non-Employee Director Stock Plan to issue stock options and shares of restricted stock. The maximum number of shares which may be issued under the Plan shall not exceed 100,000 Common Shares. Under this plan, 6,000 options to purchase Common Shares and 546 restricted Common Shares were issued in 1996.

  Under the Company's 1993 Stock Incentive Plan, options for 100,000 Common Shares (base options) were issued to employees. The exercise price of the base options was one U.S. dollar per share, which approximated fair value at the date of grant for 85,000 of the base options. The remaining 15,000 base options were granted when the exercise price of one U.S. dollar per share was below estimated fair value per share, and, as such, the difference of approximately $1 million between the estimated $11.83 per share fair value at the date of grant, as determined by the Company's Board of Directors and the $1.00 exercise price was reflected in the accompanying financial statements as a non-cash compensation charge. In connection with the Recapitalization, the base option plan was amended to allow for the immediate exercise of all base options into 787,500 restricted Common Shares with a vesting schedule identical to the original base option plan. In connection with the issuance of the restricted Common Shares in 1995, the $2.5 million fair value of such shares, based on fair value as determined by the Company's Board of Directors, has been reflected in the financial statements as a non-cash compensation expense.

  Compensation expense for these plans in 1995 and 1994 was $2.8 million and $0.8 million, respectively. There was no compensation expense related to employee stock option plans in 1996.

  In addition, the Company provides certain employees the ability to borrow, at current market rates, such amounts necessary to satisfy the tax obligations on certain stock awards. The loans mature no later than the date that the grants that gave rise to the tax liability expire. All such loans are reflected as a separate component of shareholders' equity.

NOTE 14. STATUTORY REQUIREMENTS

  Under the Insurance Act, 1978, amendments thereto and related regulations of Bermuda ("The Act"), Renaissance Reinsurance and Glencoe are required to prepare statutory financial statements and to file in Bermuda a statutory financial return. The Act also requires Renaissance Reinsurance and Glencoe to maintain certain measures of solvency and liquidity during the period. As at December 31, 1996 the statutory capital and

                 RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES surplus of the Company's subsidiaries was $604.9 million and the amount required to be maintained was $124.5 million.

  Under the Act, Renaissance Reinsurance is classified as a Class 4 insurer, and is therefore restricted to the payment of dividends in the amount of 25% of the prior years statutory capital and surplus, unless the directors of Renaissance Reinsurance attest that a dividend in excess of this amount would not cause Renaissance Reinsurance to fail to meet its relevant margins. During 1996, Renaissance Reinsurance paid aggregate cash dividends of $135.6 million to RenaissanceRe Holdings Ltd.

NOTE 15. COMMITMENTS AND CONTINGENCIES

 Lease commitments and fixed assets

  The Company is finalizing an operating lease with respect to its offices. Future minimum rental payments are expected to approximate $600,000 per annum and will continue through September 30, 2001. In addition, the Company is party to certain lease commitments with respect to housing on behalf of certain officers of the Company.

 Financial instruments with off-balance sheet risk

  As of December 31, 1996, the Company did not maintain any financial instruments that exposed the Company to any off-balance sheet risks.

 Concentration of credit risk

  None of the Company's investments exceeded 10% of shareholders' equity at December 31, 1996.

 Letters of credit

  Effective as of December 31, 1996 the Company's bankers have issued letters of credit of approximately $62.1 million in favor of certain ceding companies. The letters of credit are secured by cash and cash equivalents of similar amounts.

 Employment agreements

  The Board of Directors has authorized the execution of employment agreements between the Company and its executive officers for periods up to December 31, 1997. These agreements provide for compensation in the form of salary, bonus, options to purchase shares in the Company, participation in benefit plans and reimbursement of certain expenses.

                  RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

NOTE 16. QUARTERLY FINANCIAL RESULTS (UNAUDITED)

(CERTAIN AMOUNTS HAVE BEEN RECLASSIFIED)

                             QUARTER ENDED      QUARTER ENDED     QUARTER ENDED     QUARTER ENDED
(AMOUNTS EXPRESSED IN          MARCH 31,          JUNE 30,        SEPTEMBER 30,     DECEMBER 31,
THOUSANDS OF U.S.          ------------------  ----------------  ----------------  ----------------
DOLLARS, EXCEPT PER SHARE    1996      1995     1996     1995     1996     1995     1996     1995
AMOUNTS)                   --------  --------  -------  -------  -------  -------  -------  -------
Gross premiums written..   $140,548  $156,175  $39,018  $40,035  $73,591  $81,140  $16,756  $15,257
                           ========  ========  =======  =======  =======  =======  =======  =======
Net premiums written....   $138,715  $155,516  $32,682  $39,959  $65,238  $80,278  $14,929  $14,175
Decrease (increase) in
 unearned premiums......    (77,016)  (88,930)  29,333   30,364   (1,785)  (2,558)  50,732   60,082
                           --------  --------  -------  -------  -------  -------  -------  -------
Net premiums earned.....     61,699    66,586   62,015   70,323   63,453   77,720   65,661   74,257
Net investment income...     10,058     7,014   10,256    7,418   12,524    8,768   11,332    9,120
Net foreign exchange
 gains (losses).........        (94)    1,428     (558)   2,020      266     (716)   1,175      313
Net realized investment
 gains (losses).........       (617)      566   (1,514)     (40)    (660)   1,164     (147)     625
                           --------  --------  -------  -------  -------  -------  -------  -------
 TOTAL REVENUES.........     71,046    75,594   70,199   79,721   75,583   86,936   78,021   84,315
                           --------  --------  -------  -------  -------  -------  -------  -------
Claims and claim
 adjustment expenses....     19,981    20,863   19,336   25,408   26,298   31,947   21,330   32,337
Acquisition costs.......      6,322     6,709    6,090    7,066    6,606    8,259    7,144    7,252
Underwriting costs......      3,301     2,094    3,837    2,789    4,456    2,650    5,137    2,915
Corporate expenses......        687     3,875      446      739      307      149      858     (232)
Interest expenses.......      1,584     1,078    1,209    1,594    1,453    1,996    2,307    1,756
                           --------  --------  -------  -------  -------  -------  -------  -------
 TOTAL EXPENSES.........     31,875    34,619   30,918   37,596   39,120   45,001   36,776   44,028
                           --------  --------  -------  -------  -------  -------  -------  -------
Net income..............     39,171    40,975   39,281   42,125   36,463   41,935   41,245   40,287
Series B dividend.......        --      1,941      --       595      --       --       --       --
                           --------  --------  -------  -------  -------  -------  -------  -------
NET INCOME AVAILABLE TO
 COMMON SHAREHOLDERS....   $ 39,171  $ 39,034  $39,281  $41,530  $36,463  $41,935  $41,245  $40,287
                           ========  ========  =======  =======  =======  =======  =======  =======
Earning per share.......   $   1.50  $   1.72  $  1.51  $  1.83  $  1.40  $  1.68  $  1.60  $  1.55
Weighted average
 shares.................     26,088    22,750   26,076   22,750   26,084   24,980   25,732   26,054
Claims and claim
 adjustment expense
 ratio..................       32.4%     31.4%    31.2%    36.2%    41.5%    41.1%    32.5%    43.5%
Underwriting expense
 ratio..................       15.6%     13.2%    16.0%    14.1%    17.4%    13.9%    18.7%    13.7%
                           --------  --------  -------  -------  -------  -------  -------  -------
COMBINED RATIO..........       48.0%     44.6%    47.2%    50.3%    58.9%    55.0%    51.2%    57.2%
                           ========  ========  =======  =======  =======  =======  =======  =======

                  RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            (UNITED STATES DOLLARS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                AS AT
                                                      --------------------------
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
                                                       (UNAUDITED)
ASSETS
Fixed maturities available for sale, as fair value
 (Amortized cost $674,496 and $601,907, at September
 30, 1997 and December 31, 1996, respectively)......   $  678,408     $603,484
Equity securities at market (cost $49,169)..........       55,544          --
                                                       ----------     --------
  Total investments.................................      733,952      603,484
Cash and cash equivalents...........................      123,828      198,982
Reinsurance premiums receivable.....................       88,603       56,685
Ceded reinsurance balances..........................       22,512       19,783
Accrued investment income...........................       16,686       13,913
Deferred acquisition costs..........................       10,656        6,819
Other assets........................................       10,571        5,098
                                                       ----------     --------
  Total assets......................................   $1,006,808     $904,764
                                                       ==========     ========

LIABILITIES, CAPITAL SECURITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY

LIABILITIES
Reserve for claims and claim adjustment expenses....   $  113,748      105,421
Reserve for unearned premiums.......................      103,407       65,617
Bank loan...........................................       50,000      150,000
Reinsurance balances payable........................       27,762       18,072
Other...............................................        5,547        4,215
                                                       ----------     --------
  Total liabilities.................................      300,464      343,325
                                                       ----------     --------
Company obligated mandatorily redeemable capital
 securities of a subsidiary trust holding solely
 junior subordinated debentures of the Company (Note
 5).................................................      100,000          --
Minority Interest in Consolidated Subsidiary........       10,672       15,236
SHAREHOLDERS' EQUITY
Common shares.......................................       22,447       25,531
Additional paid-in capital..........................       53,423      102,902
Loans to officers and employees.....................       (3,364)      (3,868)
Net unrealized appreciation (depreciation) on
 investments........................................       10,287        1,577
Retained earnings...................................      512,879      422,061
                                                       ----------     --------
  Total shareholders' equity........................      595,672      546,203
                                                       ----------     --------
  Total liabilities, capital securities, minority
   interest and shareholders' equity................   $1,006,808     $904,764
                                                       ==========     ========
BOOK VALUE PER COMMON SHARE.........................   $    26.54     $  23.21
                                                       ==========     ========
COMMON SHARES OUTSTANDING...........................       22,447       23,531
                                                       ==========     ========

   The accompanying notes are an integral part of these financial statements.

                  RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                            (UNITED STATES DOLLARS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                         NINE MONTHS ENDED
                                                    ---------------------------
                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1997          1996
                                                    ------------- -------------
GROSS PREMIUMS WRITTEN.............................   $215,574      $253,157
                                                      ========      ========
REVENUES
  Net premiums written.............................   $184,964      $236,635
  Increased in unearned premiums...................    (24,605)      (49,468)
                                                      --------      --------
  Net premiums earned..............................    160,359       187,167
  Net investment income............................     36,994        32,945
  Net foreign exchange losses......................     (1,520)         (386)
  Net realized gains (losses) on investments.......        917        (2,791)
                                                      --------      --------
    Total revenues.................................    196,750       216,935
                                                      --------      --------
EXPENSES
  Claims and claim expenses incurred...............     40,017        65,615
  Acquisition costs................................     18,978        19,018
  Operating expenses...............................     18,133        11,594
  Corporate expenses...............................      2,857         1,440
  Interest expense.................................      3,488         4,246
                                                      --------      --------
    Total expenses.................................     83,473       101,913
                                                      --------      --------
Income before minority interests and taxes.........    113,277       115,022
Minority Interest--Company obligated mandatorily
 redeemable capital securities of a subsidiary
 trust holding solely junior subordinated
 debentures of the Company (Note 5)................     (4,816)          --
Minority interest--Glencoe.........................       (611)         (107)
                                                      --------      --------
Income before taxes................................    107,850       114,915
Income tax expense.................................        --            --
                                                      --------      --------
    Net income.....................................   $107,850      $114,915
                                                      ========      ========
NET INCOME PER COMMON SHARE........................   $   4.66      $   4.41
                                                      ========      ========
Weighted average Common Shares and common
 equivalent shares outstanding.....................     23,137        26,082
                                                      ========      ========
Claims and claim expense ratio.....................       25.0%         35.1%
Expense ratio......................................       23.1%         16.3%
                                                      --------      --------
Combined ratio.....................................       48.1%         51.4%
                                                      ========      ========

   The accompanying notes are an integral part of these financial statements.

                  RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (UNITED STATES DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                         NINE MONTHS ENDED
                                                    ---------------------------
                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1997          1996
                                                    ------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.......................................   $107,850      $114,915
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH
 PROVIDED BY OPERATING ACTIVITIES
Amortization and depreciation......................        797           398
Realized investment (gains) losses.................       (917)        2,791
Minority share of income...........................        611           107
Change in:
  Reinsurance balances, net........................    (22,228)      (22,568)
  Ceded reinsurance balances receivable............     (2,729)      (21,347)
  Deferred acquisition costs.......................     (3,837)       (5,390)
  Reserve for claims and claim adjustment
   expenses........................................      8,327         5,729
  Reserve for unearned premiums....................     37,790        49,467
  Other............................................       (337)        6,862
                                                      --------      --------
    CASH PROVIDED BY OPERATING ACTIVITIES..........    125,327       130,964
                                                      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of investments................    359,530       271,343
  Purchase of investments available for sale.......   (483,438)     (344,480)
  Proceeds from sale of (purchase of) minority
   interest in Glencoe.............................     (5,185)       15,126
                                                      --------      --------
    CASH APPLIED TO INVESTING ACTIVITIES...........   (129,093)      (58,011)
                                                      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of company obligated
   mandatorily redeemable capital securities of a
   subsidiary trust holding solely junior
   subordinated debentures of the company (Note
   5)..............................................     98,500           --
  Repayment of bank loan...........................   (100,000)       50,000
  Dividends paid...................................    (17,031)      (15,366)
  Proceeds from repayment of officer loan..........        601           --
  Purchase of Common Shares........................    (53,458)         (787)
                                                      --------      --------
    CASH APPLIED TO FINANCING ACTIVITIES...........    (71,388)       33,847
                                                      --------      --------
NET DECREASE IN CASH AND CASH EQUIVALENTS..........    (75,154)      106,800
CASH AND CASH EQUIVALENTS, BALANCE AT BEGINNING OF
 PERIOD............................................    198,982       139,163
                                                      --------      --------
CASH AND CASH EQUIVALENTS, BALANCE AT END OF
 PERIOD............................................   $123,828      $245,963
                                                      ========      ========

   The accompanying notes are an integral part of these financial statements.

                 RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)
                                  (UNAUDITED)

  1. The consolidated financial statements have been prepared on the basis of United States generally accepted accounting principles ("GAAP") and include the accounts of RenaissanceRe Holdings Ltd. (the "Company") and its subsidiaries, including Renaissance Reinsurance Ltd. ("Renaissance Reinsurance") and Glencoe Insurance Ltd. ("Glencoe"). In the opinion of management, these financial statements reflect all the normal recurring adjustments necessary for a fair presentation of the Company's financial position at September 30, 1997, its results of operations and cash flows for the nine month periods ended September 30, 1997 and 1996. These consolidated financial statements should be read in conjunction with the 1996 audited consolidated financial statements and related notes thereto. Certain comparative information has been reclassified to conform to current presentation. Because of the seasonality of the Company's business the results of operations for any interim period will not necessarily be indicative of results of operations for the full fiscal year.

  2. Earnings Per Share is calculated by dividing net income by the weighted average number of common shares and common share equivalents outstanding.

  For the nine months ended September 30, 1997, the Company had 23,137,000 weighted average common shares outstanding, consisting of 22,704,000 weighted average common shares and 433,000 weighted average common share equivalents issuable pursuant to the Company's stock option plans. For the nine months ended September 30, 1996, the Company had 26,082,000 weighted average common shares outstanding, consisting of 25,609,000 weighted average common shares and 473,000 weighted average common share equivalents issuable pursuant to the Company's stock option plans. Total Common Shares outstanding as at September 30, 1997 and 1996 were 22,447,110 and 25,615,977, respectively.

  3. The Board of Directors of the Company declared, and the Company paid, dividends of $.25 per share to shareholders of record on each of August 20, May 22, and February 19, 1997. On October 22, 1997, the Board of Directors of the Company declared a dividend of $.25 per share payable on December 5, 1997 to shareholders of record on November 20, 1997.

  4. During the third quarter of 1997, the Company executed the First Amendment to the Third Amended and Restated Credit Agreement dated as of December 12, 1996 (the "Credit Facility"). The amendments became effective on September 8, 1997, except for the amendments relating to invested assets, which were effective on June 30, 1997. The Credit Facility was amended to a) extend the termination date from December 1, 1999 to December 1, 2001, b) specifically define the Capital Securities as a component of Net Worth, c) amend the definition of invested assets and the covenants related to invested assets, d) amend certain restrictions regarding acquisitions and e) amend certain fee schedules.

  5. During the third quarter of 1997 the Company increased its ownership of Glencoe through the purchase of an additional 9.9 percent interest in Glencoe. The Company paid $5.2 million for the additional shares in Glencoe and increased its ownership from 70.1 percent to 80 percent.

  6. On June 23, 1997 the Company completed a secondary offering of 3.4 million common shares at $38.00 per share. All shares sold were owned by the Company's founding institutional shareholders or their successors, and the Company did not receive any of the proceeds of the offering. Concurrent with the secondary offering on June 23, 1997, the Company also purchased, for cancellation, an aggregate of 700,000 common shares at $36.29 per share or an aggregate purchase price of $25.4 million from the Company's founding institutional shareholders or their successors (the "Company Purchase"). Expenses of $700,000 related to the offerings were charged to additional paid in capital during the second quarter of 1997.

  7. On March 7, 1997 the Company completed the sale of $100 million of "Company Obligated, Mandatorily Redeemable Capital Securities of a Subsidiary Trust holding solely $103,092,783.51 of the Company's 8.54% Junior Subordinated Debentures due March 1, 2027" ("Capital Securities") issued by RenaissanceRe Capital Trust (the "Trust"), a newly created subsidiary business trust of the Company. The Capital Securities pay cumulative cash distributions at an annual rate of 8.54 percent, payable semi-annually commencing September 1, 1997. Proceeds from the offering were used to repay a portion of the Company's outstanding indebtedness. Effective September 11, 1997 the Trust exchanged the Capital Securities for substantially the same securities registered under the Securities Act of 1933.

  The Trust is a wholly owned subsidiary of the Company. The financial statements of the Trust are consolidated into the Company's consolidated financial statements, and the Capital Securities and the related accrued dividends are reflected in the financial statements as minority interest.

  8. In January 1997, the Company completed a fixed price tender offer and repurchased and cancelled 813,190 Common Shares from its public shareholders at $34.50 per share, or an aggregate purchase price of $28.1 million (the "Tender Offer").

  9. Interest paid was $3.1 million for the nine months ended September 30, 1997 and $4.2 million for the same period in the previous year. On September 1, 1997 the Company paid $4.1 million of dividends on the Capital Securities.

  10. During 1997 the Company renegotiated and extended employment agreements with certain key employees.

  11. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 128, Earnings per Share. SFAS No. 128 simplifies the standards for computing earnings per share ("EPS") previously found in APB Opinion No. 15, Earnings per Share. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. Management does not believe this new pronouncement will materially affect the Company's current disclosures as the Company's capital structure is not considered complex nor is there significant dilution from other securities or other contracts to issue common stock.

  SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods and requires restatement of all prior-period EPS data presented. Earlier application is not permitted.

  If SFAS No. 128 had been effective for the current reporting period, the pro-forma affects would be as follows:


                                                 NINE MONTHS          YEAR ENDED
                                             ENDED SEPTEMBER 30,      DECEMBER 31,
                                            --------------------- -------------------
                                               1997       1996      1996      1995
                                            ---------- ---------- -------- ----------
      Basic EPS............................    $4.75      $4.49     $6.12     $6.84
      Diluted EPS..........................    $4.66      $4.41     $6.01     $6.75

  In June 1997 the Financial Accounting Standards Board issued SFAS 130 and SFAS 131.

  SFAS 130 establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

  SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company is presently considering its disclosure alternatives.

  SFAS 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

  SFAS 131 is effective for financial periods beginning after December 15, 1997. The Company is presently considering its disclosure alternatives.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. NEITHER THE DE-LIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUM-STANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OF-FER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SO-LICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SO-LICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   2
Enforceability of Civil Liabilities under United States Federal
 Securities Laws.........................................................   3
Incorporation of Certain Documents
 by Reference............................................................   3
Summary..................................................................   5
Risk Factors.............................................................  12
Use of Proceeds..........................................................  20
Price Range of Common Shares and Dividends...............................  20
Capitalization...........................................................  21
Dividend Policy..........................................................  21
Selected Financial Data..................................................  23
Business.................................................................  25
Management...............................................................  40
Principal and Selling Shareholders.......................................  43
Certain Tax Considerations...............................................  45
Certain Bermuda Law Considerations.......................................  51
Underwriting.............................................................  53
Legal Matters............................................................  56
Experts..................................................................  56
Glossary of Selected Insurance Terms.....................................  57
Consolidated Financial Statements........................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                     LOGO

                               4,000,000 SHARES

                          RENAISSANCERE HOLDINGS LTD.

                                 COMMON SHARES

                                ---------------
                                  PROSPECTUS
                                ---------------

                              MERRILL LYNCH & CO.

                                BT ALEX. BROWN

                                LEHMAN BROTHERS

                             SALOMON BROTHERS INC

                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED OCTOBER 22, 1997

PROSPECTUS
                                4,000,000 SHARES

                          RENAISSANCERE HOLDINGS LTD.

                                 COMMON SHARES

                                  -----------

  Of the 4,000,000 Common Shares of the Company (the "Common Shares") offered hereby, 800,000 shares are being offered outside the United States and Canada by the International Underwriters (the "International Offering") and 3,200,000 shares are being offered concurrently in the United States and Canada by the U.S. Underwriters (the "U.S. Offering"). Such offerings are collectively referred to as the "Offering." The 4,000,000 Common Shares to be sold in the Offering are collectively referred to as the "Shares." The public offering price and underwriting discount per share in the International Offering and the U.S. Offering are identical. See "Underwriting."

  All of the Shares offered hereby are being sold by Warburg, Pincus Investors, L.P. ("Warburg"), GE Investment Private Placement Partners I--Insurance, Limited Partnership ("GE Insurance"), and PT Investments, Inc. ("PT Investments") and United States Fidelity and Guaranty Company ("USF&G") (collectively, the "Selling Shareholders"). See "Principal and Selling Shareholders" and "Underwriting." The Company will not receive any of the net proceeds from the sale of the Shares by the Selling Shareholders in the Offering.

  Following the consummation of the Offering, Warburg, PT Investments, GE Insurance, USF&G and Management (as defined herein) will own approximately 15.0%, 9.7%, 1.0%, 10.6% and 5.2%, respectively, of the outstanding Common Shares, representing approximately 15.4%, 8.2%, 0.4%, 10.9% and 5.3%, respectively, of the Company's voting power. The Selling Shareholders are parties to an agreement among themselves and the Company providing them with the ability, if they act in concert, to nominate five of the eleven members of the Board of Directors. See "Risk Factors--Control by Selling Shareholders" and "Principal and Selling Shareholders."

  The full voting Common Shares are listed for quotation on The New York Stock Exchange, Inc. (the "NYSE") under the symbol "RNR." On October 21, 1997, the last sale price per share as reported on the NYSE was $47 5/8. See "Price Range of Common Shares and Dividends."

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 12.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION,  NOR  HAS  THE
 SECURITIES AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                   PROCEEDS TO
                                           PRICE TO UNDERWRITING     SELLING
                                            PUBLIC  DISCOUNT(1)  SHAREHOLDERS(2)
--------------------------------------------------------------------------------
Per Common Share.........................    $          $              $
--------------------------------------------------------------------------------
Total(3).................................  $          $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) The Company will pay all fees and expenses related to the Offering estimated at $600,000.
(3) The Selling Shareholders have granted the International Underwriters and the U.S. Underwriters 30-day options to purchase up to 120,000 and 480,000 additional Common Shares, respectively, solely for the purpose of covering over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Selling Shareholders
    will be $     , $      and $     , respectively. See "Underwriting."

                                  -----------

  The Shares are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the delivery of the
Shares will be made in New York, New York on or about       , 1997.
                                  -----------

MERRILL LYNCH INTERNATIONAL

          BT ALEX. BROWN INTERNATIONAL

                                 LEHMAN BROTHERS

                                          SALOMON BROTHERS INTERNATIONAL LIMITED

                                  -----------

                  The date of this Prospectus is       , 1997.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                                 UNDERWRITING

  Subject to the terms and conditions set forth in the international purchase agreement (the "International Purchase Agreement") among the Company, the Selling Shareholders, and each of the underwriters named below (the "International Underwriters"), and concurrently with the sale of 3,200,000 Shares to the U.S. Underwriters, the Selling Shareholders have agreed to sell to each of the International Underwriters, and each of the International Underwriters has severally agreed to purchase, the aggregate number of Shares set forth opposite its name below.

                                                                       NUMBER OF
        UNDERWRITERS                                                     SHARES
        ------------                                                   ---------
   Merrill Lynch International .......................................
   BT Alex. Brown International.......................................
   Lehman Brothers International (Europe).............................
   Salomon Brothers International Limited.............................
                                                                        -------
        Total.........................................................  800,000
                                                                        =======

  The Shares to be sold in the Offering consist of full voting Common Shares, DVI Shares and DVII Shares. The Company, the Selling Shareholders and the Underwriters have agreed that immediately upon the consummation of the Offering, the DVI Shares and the DVII Shares to be sold in the Offering by certain of the Selling Shareholders will be converted into an equal number of full voting Common Shares on a one-for-one basis. Purchasers of Shares in the Offering will receive only full voting Common Shares. See "Principal and Selling Shareholders."

  Merrill Lynch International, BT Alex. Brown International, division of Bankers Trust International PLC, Lehman Brothers International (Europe) and Salomon Brothers International Limited are acting as representatives (the "International Representatives") of the several U.S. Underwriters.

  The Company and the Selling Shareholders have also entered into a U.S. purchase agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States and Canada (the "U.S. Underwriters" and, together with the International Underwriters, the "Underwriters") for whom Merrill Lynch, BT Alex. Brown Incorporated, Lehman Brothers Inc. and Salomon Brothers Inc are acting as representatives (the "U.S. Representatives" and, together with the International Representatives, the "Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 800,000 Shares to the International Underwriters, the Selling Shareholders have agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase, an aggregate of 3,200,000 Shares. The public offering price per Share and the underwriting discount per Share are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

  In the International Purchase Agreement, the several International Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Shares being sold pursuant to such Agreement if any of the Shares being sold pursuant to such Agreement are purchased. In the U.S. Purchase Agreement, the several U.S. Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Shares being sold pursuant to such Agreement if any of the Shares being sold pursuant to such Agreement are purchased. Each such Agreement provides that in the event of a default by an Underwriter, the purchase commitments of non-defaulting Underwriters may in certain circumstances be increased. The closings with respect to the sale of the Shares to be purchased by the International Underwriters and the U.S. Underwriters are conditioned upon one another.

  The International Underwriters propose initially to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers (who may include International Underwriters)
at such price less a concession not in excess of $    per share. The
International Underwriters may allow, and such dealers may re-allow, a
discount not in excess of $    per share to certain other dealers. After the
Offering, the public offering price, concession and discount may be changed.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  The Selling Shareholders have granted to the International Underwriters an option to purchase up to an aggregate of 120,000 additional Shares, and to the U.S. Underwriters an option to purchase up to an aggregate of 480,000 additional Shares, in each case exercisable for 30 days after the date hereof, to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. To the extent that the International Underwriters exercise this option, each of the International Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such Shares that the number of Shares to be purchased by it shown in the foregoing table bears to the total number of Shares initially offered to the International Underwriters hereby.

  The International Underwriters and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, sales may be made between the International Underwriters and the U.S. Underwriters of such number of Shares as may be mutually agreed. The price of any Shares so sold shall be the public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the International Underwriters and any dealer to whom they sell Shares will agree to offer to sell or sell Shares to persons who are not United States or Canadian persons (as defined in the Intersyndicate Agreement) or to persons they believe intend to resell to persons who are not United States or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell Shares will not offer to sell or sell Shares to United States or Canadian persons or to persons they believe intend to resell to United States or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement.

  The Company, the Selling Shareholders and certain officers and directors of the Company have agreed not to sell or otherwise dispose of any Common Shares or securities convertible into or exchangeable or exercisable for Common Shares for a period of 90 days after the date of this Prospectus without the prior written consent of Merrill Lynch; provided, that the members of Management subject to the aforementioned agreement will be permitted to sell up to 150,000 shares after the sixtieth day from the date of this Prospectus. Upon the consummation of the Offering, it is expected that such lock-up agreements will cover an aggregate of approximately 9,333,956 Common Shares. There are no known formal or informal plans, arrangements, agreements or understandings regarding any intention to seek the consent of Merrill Lynch to release any of the foregoing restrictions at this time. It is generally the policy of Merrill Lynch to review any such requested consent on a case by case basis in light of the applicable circumstances.

  The Company has agreed to indemnify the International Underwriters and the U.S. Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the International Underwriters and the U.S. Underwriters may be required to make in respect thereof.

  The Underwriters do not intend to confirm sales of the Common Shares offered hereby to any accounts over which they exercise discretionary authority.

  Until the distribution of the Shares to be sold in the Offering is completed, rules of the Commission may limit the ability of the Underwriters to bid for and purchase the Common Shares. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares.

  If the Underwriters create a short position in the Common Shares in connection with the initial resale of the Shares to be sold in the Offering, i.e., if they sell more Common Shares than are set forth on the cover page of this Prospectus, the Underwriters may reduce such short position by purchasing Common Shares in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchases Common Shares in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Shares, they may reclaim the amount of the selling concession from the Underwriters and selling group members who initially resold such shares.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that any transaction described above may have on the price of the Common Shares. In addition, neither the Company nor any Underwriter makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Merrill Lynch has acted as the Company's financial advisor with respect to certain prior transactions and received commercially customary compensation in connection therewith. Any or all of the Representatives may serve as a financial advisor to the Company from time to time in the future.

  Each International Underwriter has agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the Closing Date, will not offer or sell any Common Shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Common Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

  No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the Shares, or the possession, circulation or distribution of this Prospectus or any other material relating to the Company, the Selling Shareholders or the Shares in any jurisdiction where action for that purpose is required. Accordingly, the Shares may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

  Purchasers of the Shares may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price set forth on the cover page hereof.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. NEITHER THE DE-LIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUM-STANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OF-FER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SO-LICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SO-LICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

 THERE ARE RESTRICTIONS ON THE OFFER AND SALE OF THE COMMON SHARES OFFERED HEREBY IN THE UNITED KINGDOM. ALL APPLICABLE PROVISIONS OF THE FINANCIAL SERVICES ACT 1986 AND THE PUBLIC OFFERS OF SECURITIES REGULATION 1995 WITH RESPECT TO ANYTHING DONE BY ANY PERSON IN RELATION TO THE COMMON SHARES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM MUST BE COMPLIED WITH. SEE "UNDERWRITING."

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   2
Enforceability of Civil Liabilities under United States Federal
 Securities Laws.........................................................   3
Incorporation of Certain Documents
 by Reference............................................................   3
Summary..................................................................   5
Risk Factors.............................................................  12
Use of Proceeds..........................................................  20
Price Range of Common Shares and Dividends...............................  20
Capitalization...........................................................  21
Dividend Policy..........................................................  21
Selected Financial Data..................................................  23
Business.................................................................  25
Management...............................................................  40
Principal and Selling Shareholders.......................................  43
Certain Tax Considerations...............................................  45
Certain Bermuda Law Considerations.......................................  51
Underwriting.............................................................  53
Legal Matters............................................................  56
Experts..................................................................  56
Glossary of Selected Insurance Terms.....................................  57
Consolidated Financial Statements........................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                     LOGO

                               4,000,000 SHARES

                          RENAISSANCERE HOLDINGS LTD.

                                 COMMON SHARES

                                ---------------
                                  PROSPECTUS
                                ---------------

                          MERRILL LYNCH INTERNATIONAL

                         BT ALEX. BROWN INTERNATIONAL

                                LEHMAN BROTHERS

                    SALOMON BROTHERS INTERNATIONAL LIMITED

                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the various expenses in connection with the sale and distribution of the Shares being registered pursuant to the Offering which will be paid solely by the Company. All the amounts shown are estimates, except the Commission registration fee and the filing fee of the National Association of Securities Dealers, Inc. ("NASD"):

     SEC Registration Fee............................................. $ 66,430
     NASD Fees........................................................   22,422
     Transfer Agent and Registrar Fees and Expenses...................    2,000
     Printing and Engraving Expenses..................................  200,000
     Legal Fees and Expenses..........................................  200,000
     Accounting Fees and Expenses.....................................   60,000
     Blue Sky Fees and Expenses.......................................    7,500
     Miscellaneous Expenses...........................................   41,648
                                                                       --------
         Total........................................................ $600,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 98 of the Companies Act of 1981 of Bermuda (the "Act") provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from the fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermudian company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

  The Company has adopted provisions in its Bye-Laws that provide that the Company shall indemnify its officers and directors to the maximum extent permitted under the Act, except in cases where such liability arises from the wilful negligence, wilful default, fraud or dishonesty of such director or officer.

  In addition, the Underwriting Agreements filed as Exhibits 1.1 and 1.2 to the Registration Statement provide for indemnification of the Company, its officers and its directors by the Underwriters under certain circumstances.

  The Company has entered into employment agreements with all of its executive officers each contain provisions pursuant to which the Company has agreed to indemnify the executive as required by the Bye-Laws and maintain customary insurance policies providing for indemnification.

ITEM 16. EXHIBITS.

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
  1.1        Form of U.S. Underwriting Agreement.+
  1.2        Form of International Underwriting Agreement.+
  3.1        Amended and Restated Bye-Laws.#
  4.1        Specimen Common Share certificate.*
  4.2        Amended and Restated Shareholders Agreement, dated as of December
             27, 1996, by and among Warburg, Pincus Investors, L.P., Trustees of General Electric Pension Trust, GE Private Placement Partners
             I, Limited Partnership and United States Fidelity and Guaranty
             Company.**
  4.3        Amended and Restated Registration Rights Agreement, dated as of
             December 27, 1996, by and among Warburg, Pincus Investors, L.P.,
             PT Investments Inc., GE Private Placement Partners I-Insurance,
             Limited Partnership and United States Fidelity and Guaranty
             Company.**
  5.1        Opinion of Conyers, Dill & Pearman as to the legality of the
             Common Shares.+
  8.1        Opinion of Willkie Farr & Gallagher as to certain tax matters.+
  8.2        Opinion of Conyers, Dill & Pearman as to certain tax matters
             (included in Exhibit 5.1).+
 23.1        Consent of Ernst & Young.+
 23.2        Consent of Conyers Dill & Pearman (included in Exhibit 5.1).+
 23.3        Consent of Willkie Farr & Gallagher (included in Exhibit 8.1).+
 24.1        Power of Attorney (included in signature pages).+
 99.1        Consent to be named as a Director of Dan L. Hale.+

--------
+  Filed herewith.
# Incorporated by reference to the Registration Statement on Form S-3 (Registration No. 333-27775), which was declared effective by the Commission on June 23, 1997.
* Incorporated by reference to the Registration Statement on Form S-1 of the Company (Registration No. 33-7008) which was declared effective by the Commission on July 26, 1995.
** Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

ITEM 17. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (4) That, for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, RENAISSANCERE HOLDINGS LTD. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, ON THE 22ND DAY OF OCTOBER, 1997.

                                              RenaissanceRe Holdings Ltd.

                                                 /s/ James N. Stanard
                                              By: _____________________________
                                                      JAMES N. STANARD
                                                 President, Chief Executive
                                                 Officer and Chairman of the
                                                     Board of Directors

                               POWER OF ATTORNEY
                               -----------------

  WE, THE UNDERSIGNED DIRECTORS AND OFFICERS OF RENAISSANCERE HOLDINGS LTD., DO HEREBY SEVERALLY CONSTITUTE AND APPOINT JOHN M. LUMMIS, JOHN D. NICHOLS, JR. AND KEWSONG LEE, AND EACH OF THEM, OUR TRUE AND LAWFUL ATTORNEYS AND AGENTS, TO DO ANY AND ALL ACTS AND THINGS IN OUR NAME AND BEHALF IN OUR CAPACITIES AS DIRECTORS AND OFFICERS AND TO EXECUTE ANY AND ALL INSTRUMENTS FOR US AND IN OUR NAMES IN THE CAPACITIES INDICATED BELOW, WHICH SAID ATTORNEYS AND AGENTS, OR ANY OF THEM, MAY DEEM NECESSARY OR ADVISABLE TO ENABLE SAID COMPANY TO COMPLY WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY RULES, REGULATIONS AND REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION, IN CONNECTION WITH THIS REGISTRATION STATEMENT ON FORM S-3, INCLUDING SPECIFICALLY, BUT WITHOUT LIMITATION, POWER AND AUTHORITY TO SIGN FOR US OR ANY OF US, IN OUR NAMES IN THE CAPACITIES INDICATED BELOW, ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS AND INCLUDING ANY SUBSEQUENT REGISTRATION STATEMENT FOR THE SAME OFFERING WHICH MAY BE FILED UNDER RULE 462(B) PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED) HERETO; AND WE DO EACH HEREBY RATIFY AND CONFIRM ALL THAT SAID ATTORNEYS AND AGENTS, OR ANY ONE OF THEM, SHALL DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT IN THE CAPACITIES AND ON THE DATES INDICATED.

           SIGNATURE                           TITLE                 DATE
           ---------                           -----                 ----

     /s/ James N. Stanard              President and Chief       October 22,
-------------------------------         Executive Officer            1997
       JAMES N. STANARD                 and Chairman of the
                                        Board of Directors

      /s/ John M. Lummis               Senior Vice               October 22,
-------------------------------         President and Chief          1997
        JOHN M. LUMMIS                  Financial Officer
                                        (Principal
                                        Accounting Officer)
                                        and Director

           SIGNATURE                            TITLE                DATE
           ---------                            -----                ----

      /s/ Arthur S. Bahr                Director                 October 22,
-------------------------------                                      1997
        ARTHUR S. BAHR

                                        Director               October  , 1997
-------------------------------
       THOMAS A. COOPER

     /s/ Edmund B. Greene               Director                 October 22,
-------------------------------                                      1997
       EDMUND B. GREENE

      /s/ Gerald L. Igou                Director                 October 22,
-------------------------------                                      1997
        GERALD L. IGOU

        /s/ Kewsong Lee                 Director                 October 22,
-------------------------------                                      1997
          KEWSONG LEE

     /s/ Howard H. Newman               Director                 October 22,
-------------------------------                                      1997
       HOWARD H. NEWMAN

      /s/ Scott E. Pardee               Director                 October 22,
-------------------------------                                      1997
        SCOTT E. PARDEE

      /s/ John C. Sweeney               Director                 October 22,
-------------------------------                                      1997
        JOHN C. SWEENEY

      /s/ David A. Tanner               Director                 October 22,
-------------------------------                                      1997
        DAVID A. TANNER




CT Corporation System



        /s/ Duane Coots                 Authorized               October 22,
By:____________________________         Representative in            1997
   NAME: DUANE COOTS TITLE:             the United States
      ASSISTANT SECRETARY

                                 EXHIBIT INDEX

 EXHIBIT NO.                       DESCRIPTION                         PAGE NO.
 -----------                       -----------                         --------
  1.1        Form of U.S. Underwriting Agreement.+
  1.2        Form of International Underwriting Agreement.+
  3.1        Amended and Restated Bye-Laws.#
  4.1        Specimen Common Share certificate.*
  4.2        Amended and Restated Shareholders Agreement, dated as
             of December 27, 1996, by and among Warburg, Pincus
             Investors, L.P., Trustees of General Electric Pension
             Trust, GE Private Placement Partners I, Limited
             Partnership and United States Fidelity and Guaranty
             Company.**
  4.3        Amended and Restated Registration Rights Agreement,
             dated as of December 27, 1996, by and among Warburg,
             Pincus Investors, L.P., PT Investments Inc., GE Private
             Placement Partners I-Insurance, Limited Partnership and
             United States Fidelity and Guaranty Company.**
  5.1        Opinion of Conyers, Dill & Pearman as to the legality
             of the Common Shares.+
  8.1        Opinion of Willkie Farr & Gallagher as to certain tax
             matters.+
  8.2        Opinion of Conyers, Dill & Pearman as to certain tax
             matters (included in Exhibit 5.1).+
 23.1        Consent of Ernst & Young.+
 23.2        Consent of Conyers Dill & Pearman (included in Exhibit
             5.1).+
 23.3        Consent of Willkie Farr & Gallagher (included in
             Exhibit 8.1).+
 24.1        Power of Attorney (included in signature pages).+
 99.1        Consent to be named as a Director of Dan L. Hale.+

--------
+  Filed herewith.
# Incorporated by reference to the Registration Statement on Form S-3 (Registration No. 333-27775), which was declared effective by the Commission on June 23, 1997.
* Incorporated by reference to the Registration Statement on Form S-1 of the Company (Registration No. 33-7008) which was declared effective by the Commission on July 26, 1995.
** Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.